Exhibit 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

dated as of APRIL 24, 2020

by and among

ELDORADO SHREVEPORT #1, LLC,

ELDORADO SHREVEPORT #2, LLC,

NEW TROPICANA OPCO, INC.,

Eldorado Casino Shreveport Joint Venture,

Columbia Properties Tahoe, LLC

Twin River MANAGEMENT GROUP, Inc.,

and

SOLELY FOR PURPOSES OF SECTIONS 4.17, 4.21, 4.22, 4.24 AND 8.19,

ELDORADO RESORTS, INC.,

and

SOLELY FOR PURPOSES OF SECTIONS 4.27 AND 8.20,

TWIN RIVER WORLDWIDE HOLDINGS, INC.

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Table of Contents

(continued)

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Table of Contents

(continued)

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SCHEDULES

Schedule I	Purchased Interests

EXHIBITS

Exhibit A	Form of Lien Affidavit

Exhibit B	Form of Non-Imputation Affidavit

Exhibit C	Title Pro Forma

Exhibit D	Adjusted Working Capital Calculation

Exhibit E	Form of Trademark License Agreement

Exhibit F	Form of Transition Services Agreement

Exhibit G	Player List Information

Exhibit H	Form of IP Assignment Agreement

Exhibit I	FTC Order

Exhibit J	Form of Shreveport Estoppel Certification

Exhibit K	Form of A&R Lease Estoppel Certification

Exhibit L	A&R Lease

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EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 24, 2020, by and among Eldorado Shreveport #1, LLC, a Nevada limited liability company (“Shreveport Seller 1”), Eldorado Shreveport #2, LLC, a Nevada limited liability company (“Shreveport Seller 2”), New Tropicana OpCo, Inc., a Delaware corporation (“MontBleu Seller”) (each of Shreveport Seller 1, Shreveport Seller 2 and MontBleu Seller, a “Seller” and collectively the “Sellers”), Eldorado Casino Shreveport Joint Venture, a Louisiana partnership (“Shreveport JV”), Columbia Properties Tahoe, LLC, a Nevada limited liability company (“Columbia Properties” and each of Shreveport JV and Columbia Properties a “Company” and collectively such entities are referred to herein as the “Companies”), Twin River Management Group, Inc., a Delaware corporation (“TRMG”) (each of TRMG and one or more newly formed Delaware corporations, limited liability companies or limited partnerships that are direct or indirect Subsidiaries of TRWH and designated by TRMG or TRWH for this purpose pursuant to Section 8.20 hereof, a “Buyer” and collectively the “Buyers”), and, solely for purposes of Section 4.17, Section 4.21, Section 4.22, Section 4.24 and Section 8.19, Eldorado Resorts, Inc., a Nevada corporation (“Parent”), and solely for purposes of Section 4.27 and Section 8.20, Twin River Worldwide Holdings, Inc., a Delaware corporation (“TRWH”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 8.1.

WHEREAS, the Sellers are, directly or indirectly, wholly owned subsidiaries of Parent;

WHEREAS, Shreveport Seller 1 and Shreveport Seller 2 are, collectively, the record and beneficial owners of 100% of the outstanding equity interests of Shreveport JV (the “Shreveport Purchased Interests”);

WHEREAS, MontBleu Seller is the record and beneficial owner of 100% of the outstanding equity interests of Columbia Properties (the “MontBleu Purchased Interests”, and together with the Shreveport Purchased Interests, the “Purchased Interests”);

WHEREAS, Columbia Properties, as tenant, and Edgewood Companies, as landlord, have entered into that certain Second Amended and Restated Net Lease Agreement (the “A&R Lease”) in the form annexed attached hereto as Exhibit L, which shall be effective upon the satisfaction of the conditions set forth in Article XXXII thereof; and

WHEREAS, the Buyers desire to purchase from the Sellers, and the Sellers desire to sell to the Buyers, all of the Purchased Interests, on the terms and subject to the conditions contained herein.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

Article I

PURCHASE AND SALE OF PURCHASED INTERESTS

Section 1.1            Purchase and Sale of Purchased Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer and deliver to the Buyers free and clear of all Liens (other than restrictions under applicable securities Laws and Gaming Laws), and the Buyers shall purchase from each of the Sellers, the Purchased Interests set forth opposite each such Buyer’s or Seller’s name on Schedule I attached hereto, for consideration in an amount equal to the Purchase Price. As used herein, (a) the “Purchase Price” shall be an amount equal to (i) One-Hundred and Fifty-Five Million Dollars ($155,000,000) (the “Base Purchase Price”), which Base Purchase Price shall be allocated among the Purchased Interests in accordance with Schedule I, plus (ii) the amount (if any) by which the Closing Working Capital exceeds the Target Working Capital or minus (iii) the amount (if any) by which the Target Working Capital exceeds the Closing Working Capital, minus (iv) the amount of the Closing Indebtedness, minus (v) the Remaining Required CapEx Amount, if any, (b) the “Closing Payment” shall be an amount equal to (1) the Base Purchase Price, plus (2) the amount (if any) by which the Estimated Working Capital exceeds the Target Working Capital, minus (3) the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital, minus (4) the amount of the Estimated Closing Indebtedness, minus (5) the Remaining Required CapEx Amount, if any, minus (6) the Installment Payment, and (c) the “Installment Payment” shall be an amount equal to Fifteen Million Dollars ($15,000,000).

Section 1.2            Time and Place of Closing; Payments.

(a)               Unless this Agreement is earlier terminated pursuant to Article VI, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Interests (the “Closing”), shall take place at 10:00 a.m. Pacific Time on the fifth (5th) Business Day following satisfaction or, to the extent permitted by applicable Law, waiver of all the conditions set forth in Article V (other than those conditions intended to be satisfied or waived at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), remotely by procedures agreed to by counsel for each of TRWH and Parent or, if they are unable to agree, at the offices of Milbank LLP, 2029 Century Park East, 33rd Floor, Los Angeles, California 90067 unless another time or place shall be agreed to by the parties (the “Closing Date”). The Closing shall be effective as of a time mutually agreed upon by the parties but no later than 11:59 p.m. Eastern Time on the Closing Date (subject to any requirements of applicable Gaming Authorities) (the “Effective Time”).

(b)               The Buyer shall make the following payments to Sellers by wire transfer of immediately available funds to the account(s) designated in writing by the Sellers at least two (2) Business Days prior to the Closing Date (or, in the case of the Installment Payment, such other account(s) as shall be designated in writing by the Sellers following the Closing Date):

(i)                 The Buyers shall pay the Closing Payment to the Sellers at the Closing; and

(ii)              The Buyers shall pay the Installment Payment to the Sellers no later than the date that is the first anniversary of the Closing Date.

Section 1.3            Closing Transactions. At or prior to the Closing:

(a)               The Buyers shall pay the Closing Payment to the Sellers by wire transfer of immediately available funds to the account(s) designated in writing by the Sellers at least two (2) Business Days prior to the Closing Date.

(b)               The Buyers shall deliver to the Sellers:

(i)                 a counterpart to the Transition Services Agreement, duly executed by TRMG;

(ii)              the certificates required by Sections 5.3(a) and (b);

(iii)            evidence reasonably satisfactory to the Title Company regarding due organization and the due authorization of the transactions contemplated by the Buyers, to the extent required by the Title Company; and

(iv)             evidence reasonably satisfactory to the Sellers that the Buyers have obtained all Required Gaming Approvals.

(c)               Each Seller shall deliver, or cause to be delivered, to the Buyers:

(i)                 counterparts to the Transition Services Agreement, duly executed by Parent, Shreveport JV and Columbia Properties;

(ii)              the Trademark License Agreement, duly executed by Parent and its applicable Affiliates as licensors and the Companies as licensees;

(iii)            the IP Assignment Agreement, duly executed by Parent and its applicable Affiliates as assignors for the benefit of the Companies as assignees;

(iv)             to the extent certificated, the original limited liability company interest or partnership interest certificates representing the Purchased Interests, duly endorsed in favor of the applicable Buyer or its designee and, if not certificated, such assignment agreements, in form and substance reasonably satisfactory to the Buyers, assigning such Seller’s interest in the Purchased Interests to the applicable Buyer free and clear of all Liens;

(v)               the certificates required by Sections 5.2(a) and (b);

(vi)             a duly executed non-foreign person certification for each Seller (or if a Seller is a disregarded entity for U.S. federal Income Tax purposes, its regarded owner for such purposes) that complies with the requirements of Section 1445 of the Code and Section 1.1445-2(b)(2) of the Treasury Regulations and, with respect to the sale of the Shreveport Purchased Interests, Section 1446(f) of the Code, in form and substance reasonably satisfactory to the Buyers;

(vii)          a properly completed and duly executed IRS Form W-9 from each Seller (or if Seller is a disregarded entity for U.S. federal Income Tax purposes, its regarded owner for such purposes);

(viii)        a lien affidavit in the form of Exhibit A attached hereto;

(ix)             a non-imputation affidavit and indemnity in the form of Exhibit B attached hereto;

(x)               the estoppel certificates required by Section 5.2(d);

(xi)             evidence of the resignation or removal, effective as of the Closing Date, of each of the managers, members and officers of the Companies, unless otherwise designated by the Buyers in advance in writing no less than five (5) Business Days prior to the Closing Date;

(xii)          written evidence reasonably satisfactory to the Buyers that all Liens and Encumbrances (other than Permitted Encumbrances, including state and federal securities law restrictions) on the Purchased Interests and the assets of the Companies, including the Real Property and the Vessels, and guarantees by each Company, in each case set forth on Schedule 1.3(c)(xii), have been or shall be released as of the Closing Date;

(xiii)        a copy of the Player List in an electronic format together with a certificate of an officer of each Company certifying on behalf of each Company that, to such Company’s knowledge, the Player List, as it relates to such Company, is complete and accurate in all material respects; and

(xiv)         a USB drive containing a copy of the virtual data room for each of the Companies maintained by Merrill DataSite for each of the Companies.

Section 1.4            Purchase Price Adjustments.

(a)               Not more than seven (7) Business Days nor less than three (3) Business Days prior to the Closing Date, the Sellers shall deliver to the Buyers a statement (the “Estimated Closing Statement”) showing the Sellers’ good faith calculation of Estimated Working Capital and Estimated Closing Indebtedness including the calculation thereof in reasonable detail and with reasonable backup documentation regarding the calculation of such amounts, calculated in accordance with GAAP and using the same methodology as the calculation set forth on Schedule 1.4, together with a calculation of the Closing Payment. The Buyers and their Representatives shall be entitled to reasonable access during normal business hours to the relevant records, personnel and working papers of the Sellers and the Companies to aid in their review of the Estimated Closing Statement and the calculation of Estimated Working Capital and Estimated Closing Indebtedness. The Sellers and the Buyers shall work together in good faith to agree on the Closing Payment prior to the Closing; provided, however, that the failure to agree on such amount shall not delay or otherwise prevent the Closing and, to the extent of any remaining dispute, the Sellers’ calculation of the Closing Payment shall prevail.

(b)               Prior to the Closing on the Closing Date (at such time as mutually agreed by the Buyers and the Sellers or as otherwise directed by applicable Gaming Authorities) the Sellers shall conduct a cash count and the drop of each Company’s gaming device “hoppers” as well as a count of each Company’s liability for all outstanding chips, tokens, tickets and similar cash equivalents (“Seller’s Chips”). A Representative of the Buyers shall be provided a reasonable opportunity to be present to observe such cash count, hopper drop count and Seller’s Chips liability count if the Buyers so elect. Such cash count, hopper drop and Seller’s Chips count shall be conclusive and binding upon the Sellers and the Buyers, absent manifest error, and shall be used in the preparation of Closing Working Capital that is contained in the Post-Closing Statement (it being understood that the aggregate value of all outstanding Seller’s Chips shall constitute a current liability of such Company in connection with the calculation of the Closing Working Capital as of the Effective Time). Within three (3) Business Days after the Closing Date, the Sellers shall provide the Buyers a list of all outstanding Seller’s Chips in sufficient detail for the Buyers to determine the type, number and denomination of each of Seller’s Chips.

(c)               As soon as reasonably practicable but in any event within sixty (60) days after the Closing Date, the Buyers shall prepare (or cause to be prepared) and deliver to the Sellers a statement (the “Post-Closing Statement”) showing the Buyers’ calculation of Closing Working Capital (including, for the avoidance of doubt but subject to the last sentence of this Section 1.4(c), the Buyers’ calculation of the reserves related to incurred but not reported claims and other reserves related to insurance accruals set forth on Schedule 1.4), and the amount of Closing Indebtedness, including the calculation thereof in reasonable detail calculated pursuant to the terms of this Agreement using the same methodology as the calculation set forth on Schedule 1.4 and, based on such calculations, the Buyers’ calculation of the Purchase Price. The Buyers shall promptly provide to the Sellers such backup or supporting data relating to the preparation of the Post-Closing Statement and the calculation of Closing Working Capital, the amount of Closing Indebtedness and the Purchase Price reflected thereon as the Sellers may reasonably request. The Buyers shall also provide the Sellers and their Representatives with such reasonable access to the books, records and personnel of each Company, at reasonable times and upon reasonable notice, as the Sellers may reasonably request for the purposes of evaluating the Post-Closing Statement and the Buyers’ calculation of Closing Working Capital, the amount of Closing Indebtedness and the Purchase Price. The amount of any reserves related to incurred but not reported claims and other reserves related to insurance accruals set forth on Schedule 1.4 shall be determined as of the Effective Time applying methods (including estimation methodologies), practices and policies consistent with those used in determining the reserves or valuation accounts included in Parent’s audited financial statements for the year ended December 31, 2019, except to the extent inconsistent with GAAP.

(d)               The Sellers shall, within the forty-five (45)-day period (the “Acceptance Period”) following receipt of such Post-Closing Statement, notify the Buyers of their acceptance or non-acceptance (as the case may be) of the Post-Closing Statement and the calculation of Closing Working Capital, the amount of Closing Indebtedness and the Purchase Price reflected thereon. If no such notice is delivered to the Buyers by the Sellers within the Acceptance Period, the Post-Closing Statement and the calculation of Closing Working Capital, the amount of Closing Indebtedness and the Purchase Price reflected thereon shall be deemed to have been accepted by the Sellers and shall be binding thereon for all purposes of this Agreement. If the Post-Closing Statement and the calculation of Closing Working Capital, the amount of Closing Indebtedness and the Purchase Price reflected thereon are accepted or deemed to have been accepted by the Sellers, then payment of any related amounts, as contemplated by this Section 1.4(d), shall be made pursuant to Section 1.4(g). If the Sellers give notice (a “Dispute Notice”) to the Buyers within the Acceptance Period that the Sellers do not agree with or otherwise do not accept the calculation of Closing Working Capital, the amount of Closing Indebtedness or the Purchase Price reflected on the Post-Closing Statement, the Sellers shall describe in reasonable detail in such Dispute Notice the nature of any disagreement so asserted including an estimate, to the extent then reasonably ascertainable, of the amount in dispute of any items then being disputed. The Buyers and the Sellers shall endeavor in good faith to resolve all such disagreements within the thirty (30)-day period (the “Negotiating Period”) following the delivery by the Sellers of such Dispute Notice.

(e)               If the parties are able to resolve all disputed amounts or other disputes identified in the Dispute Notice, the Post-Closing Statement, as modified to reflect such resolution, shall be the final Post-Closing Statement and shall be binding on all parties for all purposes of this Agreement. If the Buyers and the Sellers are unable to resolve any disagreements regarding the Post-Closing Statement and the calculations reflected thereon within the Negotiating Period, then within fifteen (15) days after the end of the Negotiating Period all such disputes shall be promptly referred to a nationally recognized independent accounting firm other than a “Big 4” firm as is mutually acceptable to the Buyers and the Sellers (the “Neutral Accounting Firm”). The Neutral Accounting Firm shall be instructed only to resolve all outstanding disagreements relating to the Post-Closing Statement and the calculation of Closing Working Capital, the amount of Closing Indebtedness and the Purchase Price reflected thereon, and shall be instructed not to otherwise investigate such matters independently or introduce different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies in connection therewith (it being understood that the amount of any reserves related to incurred but not reported claims and other reserves related to insurance accruals set forth on Schedule 1.4 shall be determined as of the Effective Time applying methods (including estimation methodologies), practices and policies consistent with those used in determining the reserves or valuation accounts included in Parent’s audited financial statements for the year ended December 31, 2019), except to the extent inconsistent with GAAP. If the Sellers and the Buyers are unable to agree upon an accounting firm to serve as the Neutral Accounting Firm within such fifteen (15)-day period, then the Neutral Accounting Firm shall be an accountant employed by an accounting firm of national standing, other than a “Big 4” firm, designated by the American Arbitration Association in New York, New York (which shall not be the independent auditor of either the Buyers or the Sellers, Caesars or their respective Affiliates). The Neutral Accounting Firm shall investigate only those items that the Sellers and the Buyers have been unable to resolve and shall not assign a value to any item that is (A) greater than the greatest value for such item claimed by either of the Buyers or the Sellers or (B) lower than the lowest value for such item claimed by either of the Buyers or the Sellers. Each of the Sellers and the Buyers shall execute and deliver a customary engagement letter as may be reasonably requested by the Neutral Accounting Firm. The Sellers and the Buyers shall instruct the Neutral Accounting Firm that, within five (5) Business Days following its acceptance of its appointment as the Neutral Accounting Firm, it shall deliver to the Sellers and the Buyers a written notice (the “Accountant Notice”) setting forth (i) the deadline for the Sellers’ and the Buyers’ submission of the written presentations setting forth their respective positions with respect to the disputed amounts (which deadline shall in all events be (A) the same for the Sellers and the Buyers and (B) no sooner than thirty (30) days following the date of delivery of the Accountant Notice (unless otherwise mutually agreed in writing among the Neutral Accounting Firm, the Sellers and the Buyers) and no later than forty-five (45) days following the date of delivery of the Accountant Notice) and (ii) the format in which the Sellers and the Buyers are to submit their written presentations (which format shall be reasonably acceptable to the Sellers and the Buyers). A copy of all materials submitted to the Neutral Accounting Firm pursuant to the immediately preceding sentence shall be provided to the Neutral Accounting Firm by the Sellers and the Buyers, as applicable, no later than the deadline set forth in the Accountant Notice (as the same may be amended by the mutual written consent of the Neutral Accounting Firm, the Sellers and the Buyers), and a copy of such materials shall be provided to the other party hereto concurrently with the submission thereof to the Neutral Accounting Firm. The Sellers and the Buyers shall instruct the Neutral Accounting Firm to promptly, but in no event later than sixty (60) days after its appointment, determine (based solely on the written presentations of the Sellers and the Buyers timely delivered to the Neutral Accounting Firm in accordance with this Section 1.4(e) and in accordance with the guidelines and procedures set forth in this Agreement and not by independent review) only those matters in dispute and to render a written report as to the calculations of the disputed amounts, which report, absent manifest error, shall thereupon be conclusive and binding upon the parties hereto for all purposes hereunder. Upon the decision of the Neutral Accounting Firm, the Post-Closing Statement, as adjusted to the extent necessary to reflect the Neutral Accounting Firm’s decision, shall be the final Post-Closing Statement. The fees, costs and expenses of the Neutral Accounting Firm shall be borne by the Sellers and the Buyers based on the inverse of the percentage that the Neutral Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Neutral Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Neutral Accounting Firm award $600 in favor of the Sellers’ position, 60% of the costs of its review would be borne by the Buyers and 40% of the costs would be borne by the Sellers. The fees and expenses of the Sellers and their respective Representatives incurred in connection with the Post-Closing Statement and any Dispute Notice shall be borne by the Sellers, and the fees and expenses of the Buyers and their Representatives in connection with the Post-Closing Statement and any Dispute Notice shall be borne by the Buyers.

(f)                Any dispute with respect to the Remaining Required CapEx Amount, if any, will be resolved using the procedures set forth above in this Section 1.4.

(g)               No more than five (5) Business Days following the Post-Closing Statement becoming final in accordance with this Section 1.4, (A) if the finally determined Purchase Price exceeds the Closing Payment (such amount, the “Actual Surplus”), then the Buyers shall pay to the Sellers, by wire transfer of immediately available funds to such account or accounts as may be designated by the Sellers to the Buyers in writing, an amount equal to such Actual Surplus, or (B) if the finally determined Purchase Price is less than the Closing Payment (such amount, the “Actual Deficiency”), then the Sellers shall pay to the Buyers an amount equal to such Actual Deficiency by wire transfer of immediately available funds to such account or accounts as may be designated by the Buyers to the Sellers in writing.

Section 1.5            Allocation of Purchase Price. Within sixty (60) days following the final determination of Closing Working Capital and the final Purchase Price, the Buyers shall deliver to the Sellers a schedule (the “Allocation Schedule”) allocating the Purchase Price (including any Liabilities and any other amounts required to be taken into account as part of the Purchase Price for U.S. federal Income Tax purposes) first, between the Purchased Interests of the Companies in accordance with the allocation of the Base Purchase Price set forth on Schedule I, and second, with respect to each Company, among the assets of each Company. The Allocation Schedule shall be prepared in accordance with Sections 1060 and 743 of the Code, as applicable, and the Treasury Regulations thereunder (and any corresponding provisions of state and local Income Tax Laws). If the Sellers do not notify the Buyers in writing within twenty (20) days following the Sellers’ receipt of the Allocation Schedule that the Sellers object to the Allocation Schedule, the Allocation Schedule shall be final and binding upon the parties to this Agreement. If within such twenty (20)-day period the Sellers so notify the Buyers, the Sellers and the Buyers shall negotiate in good faith to resolve the disputed matters. If the Sellers and the Buyers fail to reach agreement despite their good faith efforts within thirty (30) days following the Buyers’ receipt of the Sellers’ notice of objection, then the Neutral Accounting Firm shall settle any disputed matters and the provisions of Section 1.4(e) shall apply, mutatis mutandis. The Buyers and the Sellers agree to (a) be bound by the final and binding Allocation Schedule established in accordance with this Section 1.5 (the “Final Allocation Schedule”), (b) act in accordance with the Final Allocation Schedule in the filing of all Tax Returns and in the course of any Tax audit, Tax examination or Tax litigation relating thereto, and (c) take no position and cause their Affiliates to take no position inconsistent with the Final Allocation Schedule for Tax purposes, unless otherwise required by a change in Law or pursuant to the good faith resolution of a Tax contest.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SELLERS

Each of the Companies and the Sellers, jointly and severally, hereby represent and warrant to the Buyers that the following representations and warranties are true and correct as of the time of execution of this Agreement and as of the Closing, except as specifically set forth herein and in the Disclosure Schedules delivered to the Buyers on the date of this Agreement (the “Disclosure Schedules”) (which Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections of this Agreement and the disclosure in any section shall qualify other sections of this Agreement to the extent it is reasonably apparent from the face of the statement that it is applicable thereto), as follows:

Section 2.1            Organization. Each Seller Party is duly organized or formed, validly existing and in good standing under the Laws of its state of formation and has the requisite corporate, limited partnership or limited liability company, as applicable, power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. Each Company is duly qualified or licensed to do business and is in good standing in the jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not materially impair or delay the Closing.

Section 2.2            Authority; No Conflict; Required Filings and Consents.

(a)               Each Seller Party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and the agreements contemplated hereby. The execution and delivery of this Agreement and the agreements contemplated hereby by each Seller Party and the consummation by each Seller Party of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of such Seller Party. This Agreement has been duly executed and delivered by each Seller Party and, assuming this Agreement constitutes the valid and binding obligation of the Buyers and TRWH, constitutes the valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)               The execution and delivery of this Agreement by each Seller Party does not, and the consummation of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of such Seller Party, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Material Contract, Lease Document or Labor Agreement, or (iii) subject to the governmental filings and other matters referred to in Section 2.2(c) hereof, conflict with or violate any Law applicable to the Seller Party, except in the case of clauses (ii) and (iii) for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver that (x) are not, individually or in the aggregate, reasonably likely to be material to the Companies taken as a whole or (y) would not materially delay or materially impair the Closing.

(c)               No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any court or administrative, regulatory or governmental agency, commission, board, body, authority or instrumentality, including, but not limited to, any Gaming Authority (each, a “Governmental Entity”) is required on the part of any Seller Party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the approval by the FTC described in Section 5.1(b), (ii) those required under the Gaming Laws (including all Required Gaming Approvals), (iii) such consents, approvals, notices, orders, authorizations, registrations, declarations, filings or permits related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco products, (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or permits as may be required under the Laws of any jurisdiction in which any of the Seller Parties conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to be material to the Companies taken as a whole, and (v) any petitions, consents, approvals, orders, authorizations, registrations, declarations, filings or permits required by the Buyers or any of their Subsidiaries, Affiliates or key employees (including under the Gaming Laws).

Section 2.3            Capitalization.

(a)               The issued and outstanding equity interests of each Company and the legal and beneficial ownership thereof are listed on Schedule 2.3. Each Seller owns of record and beneficially all of the Purchased Interests set forth opposite such Seller’s name on Schedule 2.3, free and clear of all Liens other than restrictions on transfer imposed by the governing documents of the applicable Company, state and federal securities Laws and Gaming Laws and those Encumbrances identified on Schedule 2.3. Assuming a Buyer has the requisite power and authority to be the lawful owner of the Purchased Interests, upon consummation of the transactions provided for in this Agreement in accordance with the terms hereof, such Seller shall deliver to such Buyer good and valid title to the Purchased Interests, free and clear of all Liens, except for Liens created by or on behalf of or claiming through or under such Buyer and restrictions imposed under applicable securities Laws or Gaming Laws. Other than Columbia Properties’ ownership of MB Development, LLC (the “MontBleu Subsidiary”), no Company directly or indirectly owns any capital stock or other equity interests in any corporation, partnership or other entity.

(b)               All of the issued and outstanding equity interests of the Companies have been duly authorized, and are validly issued, fully-paid, non-assessable and free of preemptive rights. The Purchased Interests constitute all of the issued and outstanding equity and voting interests of, the Companies. There are no outstanding (i) securities convertible into or exchangeable for equity interests of any of the Companies, (ii) options, warrants, calls, puts, contracts, pledges or other rights to purchase or subscribe for equity or voting interests of or securities convertible into or exchangeable or exercisable for equity or voting interests in, any such Companies, or (iii) obligations of any kind of either Company to issue (A) any equity interests of or voting interests in and of such Company, (B) any convertible or exchangeable security of the type referred to in clause (i), or (C) any options, warrants, calls, puts, contracts, pledges or rights of the type referred to in clause (ii).

Section 2.4            Financial Statements; Undisclosed Liabilities.

(a)               Schedule 2.4 contains a true and complete copy of each Company’s unaudited consolidated balance sheet as of December 31, 2019 and consolidated income statements for the twelve months then ended (collectively, the “Annual Financial Statements”). The Annual Financial Statements were prepared in accordance with GAAP in effect at the time of such preparation (except as disclosed in the notes thereto), applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position and results of operations of each applicable Company as of such date and for the respective periods covered thereby. The Annual Financial Statements were prepared from, and in accordance with, books and records of the applicable Company that have been maintained in material compliance with applicable legal and accounting requirements and reasonable business practices. Since January 1, 2017, no Company has been required to report any significant deficiency or material weakness in such Company’s accounting system with respect to the reporting of gaming revenues to Gaming Authorities.

(b)               No Company has any Liabilities, whether or not accrued or unaccrued or contingent, required to be reflected, or reserved against, on a balance sheet prepared in accordance with GAAP other than Liabilities (i) reflected, or reserved against, on the balance sheet included in the Annual Financial Statements, (ii) incurred in the Ordinary Course of Business after the date of the most recent Annual Financial Statements, (iii) incurred in connection with the transactions contemplated hereby or (iv) that, individually or in the aggregate, would not be material to the Companies taken as a whole.

Section 2.5            Taxes.

(a)               Each Company has timely filed (taking into account any applicable extension of time within which to file) with the appropriate Governmental Entities all material Tax Returns required to be filed by it, all such material Tax Returns are complete and correct in all material respects and were prepared in substantial compliance with all applicable Laws and all material amounts of Taxes owed by each Company (whether or not reflected on any Tax Return) have been timely paid to the applicable Governmental Entities. All material amounts of Taxes that each Company has been required by applicable Law to withhold or collect have been withheld or collected, and, to the extent required, have been properly remitted on a timely basis to the appropriate Governmental Entity.

(b)               There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of any Company.

(c)               As of the date of this Agreement, (i) there is no action, suit, proceeding, investigation, audit or written claim now pending against any Company in respect of any Tax and (ii) no written notice of any such threatened action, suit, proceeding, investigation, audit or claim has been received by any Company from any Tax authority. No Company has commenced a voluntary disclosure proceeding with respect to Taxes in any state, local or non-U.S. jurisdiction that has not been fully resolved or settled.

(d)               No Company has executed or filed with any Governmental Entity any agreement or other document (other than in the Ordinary Course of Business) extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any material Tax which extension remains in effect.

(e)               No Company has any liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) other than as a result of being in an affiliated group in which such Company is currently a member or (ii) as a transferee or successor.

(f)                Neither of the Companies has participated in, or otherwise has been required to report to any Governmental Entity with respect to, any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(g)               Columbia Properties is currently treated for federal Income Tax purposes as an entity “disregarded as an entity separate from its owner” within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii). Shreveport JV is currently treated as a partnership for federal Income Tax purposes.

(h)               Each of the Companies has properly collected and remitted all material amounts of sales, use, value added and similar Taxes with respect to any sales or provision of services to its customers and any leases.

(i)                 Neither of the Companies has, or has ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States.

(j)                 The Companies have complied in all material respects with applicable Laws regarding escheatment and the reporting of unclaimed property to the appropriate Governmental Entities.

(k)               No Company shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (1) “closing agreement” as described in Section 7121 of the Code (or any similar provision of any applicable Law) or other similar agreement with a Governmental Entity executed prior to the Closing; or (2) installment sale or open transaction disposition made prior to the Closing.

(l)                 No Company has made any written requests for rulings or determinations, with respect to any Tax of any of the Companies that are currently pending before a Governmental Entity.

Section 2.6            Real Property and Vessels.

(a)               No Company owns any real property. Schedule 2.6(a)(1) and (5) identifies all real property leased by any Company as ground lessee (the “Ground Leased Real Property”). Schedule 2.6(a)(2)-(4) identifies the other real property leased by any Company as a lessee (the “Other Leased Real Property,” and together with Ground Leased Real Property, and together with all of each Company’s rights, title and interest in and to all land, buildings, structures, easements, appurtenances and improvements thereon, collectively, the “Real Property”). The Sellers have made available to the Buyers complete copies of all mortgages, title policies and surveys in the possession or control of Parent or Seller Parties, if any, as of the date of this Agreement with respect to the Real Properties.

(b)               Each Company has a good and valid title in its Ground Leased Real Property, free and clear of any and all Liens and Encumbrances, except for the Permitted Encumbrances.

(c)               Each Company has good and valid title to its Vessels, as applicable, free and clear of all Liens and Encumbrances (other than Permitted Encumbrances). Prior to the date hereof, the Companies have made available to the Buyers correct and complete copies of the Vessel Title Reports. The Vessels are free from any use or occupancy restrictions that would impair in any material respect their current use, except those imposed by applicable zoning laws, ordinances and regulations, and any document referenced in the Vessel Title Reports, and from all special Taxes or assessments, except as otherwise disclosed by the Vessel Title Reports. No options have been granted by the Seller Parties or their Affiliates to others to purchase, lease, license or otherwise acquire any interest in a Vessel.

(d)               Schedule 2.6(d) identifies the documents and agreements pursuant to which each Company (i) leases the Real Property (together with all amendments and modifications thereof, the “Tenant Lease Documents”) or (ii) leases or licenses a portion of the Real Property to another Person (together with all amendments and modifications thereof, “Third-Person Lease Documents” and together with the Tenant Lease Documents, collectively, the “Lease Documents”). True and correct copies of the Lease Documents have been made available to the Buyers. The Lease Documents are in full force and effect, and, to the knowledge of the Seller Parties, no material off-sets or defenses are available to any party under the Lease Documents. No Company nor, to the knowledge of the Seller Parties, any landlord, tenant or other party, is in material default under the Lease Documents, except as otherwise disclosed in written materials made available to the Buyers.

(e)               Except as otherwise disclosed in written materials made available to the Buyers, to the knowledge of the Seller Parties, the Real Property and the Vessels are not in material violation of any applicable Laws.

(f)                There are no options to purchase, rights of first refusal, options to lease, Contracts, commitments, letters of intent or other obligations outstanding for the sale, exchange, material encumbrance (other than Permitted Encumbrances), lease, sublease or transfer of the Real Property or Vessels, or any portion thereof or interest therein, except as set forth in the Lease Documents, as disclosed on Schedule 2.6(f) or as a result of the transactions contemplated by this Agreement.

(g)               No Company has made or entered into any Contracts to sell, mortgage, pledge or hypothecate, lease, sublease, convey, alienate, transfer or otherwise dispose of or encumber the Real Property or Vessels, or any portion thereof, other than as a result of the transactions contemplated by this Agreement.

(h)               None of the Seller Parties has executed or caused to be executed any unrecorded restriction, covenant or other agreement restricting the development, use or occupancy of any portion of the Properties that has not specifically been disclosed to the Buyers in writing.

(i)                 None of the Seller Parties has received from any Governmental Entity any written notice of any condemnation, eminent domain, zoning change or special assessment or special Taxes, in each case affecting any Real Property or Vessels.

(j)                 None of the Seller Parties has received any written notice of any material default under any covenant, easement or restriction affecting or encumbering any Real Property or Vessel or any portion thereof that remains outstanding and uncured as of the date hereof.

(k)               None of the Seller Parties has received any written notice from any Governmental Entity that any repairs, alterations or corrections are required to be made to the Properties.

(l)                 No tenant or licensee under the Third-Person Lease Documents is entitled to any allowance for decoration, redecoration or other improvements under any of the Third-Person Lease Documents; there are no material unperformed obligations on the part of the landlord for decoration, redecoration or other improvements under any of the Third-Person Lease Documents and there are no leasing brokerage agreements, leasing commission agreements or other agreements providing for the payment of any amounts, and no commissions due, for leasing activities with respect to the Properties.

(m)             Schedule 2.6(m) contains a list of oil, gas and mineral leases (the “Oil and Gas Leases”) that appear in the records related to the Real Property related to the Eldorado Resort Casino Shreveport. Seller has provided to or made available to Buyer all information in its possession with respect to such Oil and Gas Leases. To Seller’s knowledge, there is no ongoing oil and gas production or other activity with respect to such Oil and Gas Leases. Seller makes no other representation or warranties with respect to such Oil and Gas Leases.

Section 2.7            Intellectual Property.

(a)               As of the date hereof, the Companies own all right, title and interest in or have valid and, to the knowledge of the Seller Parties, enforceable rights to use all Intellectual Property used in the conduct of the business of such Company as presently conducted (“Company Intellectual Property”) free and clear of all Encumbrances (other than Permitted Encumbrances). All Company Intellectual Property owned by a Company and registered or applied for before a Governmental Entity (“Registered Company Intellectual Property”) is set forth on Schedule 2.7(a). The Registered Company Intellectual Property and each Company’s rights therein are valid and subsisting and, to the knowledge of the Seller Parties, enforceable. The Companies have taken commercially reasonable measures to protect, preserve and maintain the confidentiality of all confidential information and trade secrets of any of the Companies. To the knowledge of the Seller Parties, there has not been any breach by any third party of any confidentiality obligation to the Companies.

(b)               The Companies and the operation of the business thereof are not currently infringing, misappropriating or otherwise violating the Intellectual Property of any Person in any material respect. To the knowledge of the Seller Parties, no third party is infringing, violating or misappropriating any of the Company Intellectual Property. No Seller Party has received any written communication, or to the knowledge of the Seller Parties, threat that any Company is infringing, misappropriating or otherwise violating the Intellectual Property of any Person. No action by any Person contesting the validity, enforceability, use, registration or ownership of any material Company Intellectual Property owned by any Company is pending or, to the knowledge of the Seller Parties, is threatened in writing.

(c)               The IT Systems used to operate the business of the Companies (i) operate as reasonably necessary for the business of the Companies in all material respects, (ii) have security, backups, disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, data loss or security breach occurring and if such event does occur to protect against causing a material disruption to the business of the Companies, (iii) to the knowledge of the Seller Parties, do not contain Trojan horses, spyware, adware, malware or other malicious code, and (iv) have not suffered any material error, breakdown, failure or security breach in the last twenty-four (24) months that has caused material disruption or damage to the business of either Company or was reportable to any Governmental Entity.

(d)               Each Company is complying in all material respects and, since January 1, 2017, has been in compliance in all material respects with all applicable Privacy Laws and its own privacy policies and internal procedures, if any, relating to privacy, data protection and the collection, storage, processing, security, disclosure, transfer and use of Personal Data (collectively, the “Privacy Standards”). The Company has not sold, leased or otherwise made available Personal Data in violation of the Privacy Standards. Each Company has utilized commercially reasonable tools and procedures designed to prevent loss, damage and unauthorized access, use, disclosure, modification or other misuse of Personal Data. Since January 1, 2017, there has been no unauthorized access, use or disclosure of any Personal Data. Since January 1, 2017, no claims have been asserted in writing or threatened in writing against any Company with respect to any Personal Data. The execution of this Agreement and the consummation of the transactions contemplated hereby do not violate any applicable Privacy Standards relating to the use, dissemination or transfer of any Personal Data.

Section 2.8            Agreements, Contracts and Commitments. Schedule 2.8 sets forth, as of the date of this Agreement, a true and complete list of, and the Seller Parties have made available to the Buyers true and complete copies of, the following Contracts (other than any Lease Documents, Labor Agreements or Company Benefit Plans) (collectively, the “Material Contracts”):

(a)               each Contract of any Company involving payments by or to the applicable Company (i) of more than $100,000 in 2019 and (ii) reasonably expected to involve more than $100,000 in 2020 or any year thereafter;

(b)               each Contract of any Company that contains “requirements” provisions or other similar provisions, in each case, obligating the Company to purchase or obtain a minimum or specified amount of any product or service from any Person;

(c)               (i) all Contracts pursuant to which any Indebtedness for borrowed money of any Company is outstanding or may be incurred and (ii) all Contracts of or by any Company guaranteeing any Indebtedness or other material financial obligations of any other Person (other than the applicable Company);

(d)               all Contracts pursuant to which any Company has agreed not to, or which, following the consummation of the transactions contemplated by this Agreement, would restrict the ability of such Company or any of its post-Closing Affiliates, to (i) compete with any Person in any business or in any geographic area, (ii) acquire the equity securities or assets of any Person, or (iii) engage in any business or other activity, including any restrictions relating to “exclusivity” or any similar requirement in favor of any Person other than the applicable Company pursuant to which any material benefit is required to be given or lost as a result of so competing or engaging;

(e)               all Contracts to which any Company is party granting any license to, or franchise in respect of, any material right, property or other asset;

(f)                all Contracts pursuant to which material Intellectual Property is licensed to or from any Company (excluding for the use of commercially available, off-the-shelf software);

(g)               all joint venture, limited liability company, partnership or other similar Contracts (including all amendments thereto) to which any Company is a party;

(h)               any Contract of a Company that indemnifies or holds harmless any Person who is now, or was during the past two years prior to the date hereof, a director, manager or executive officer of such Company (other than pursuant to the organizational documents of such Company or applicable Law);

(i)                 any Contract of a Company that creates or grants a material Encumbrance on material properties (including the Real Property and any Vessel) or other material assets of any Company (other than Permitted Encumbrances);

(j)                 any Contract in connection with which or pursuant to which any Company shall spend or receive (or is expected to spend or receive), in the aggregate, more than $500,000 during the remaining term of such Contract (other than Lease Documents) or that is a Contract with a Governmental Entity;

(k)               any Contract requiring or evidencing a capital commitment or capital expenditure (or series of capital expenditures) by any Company in excess of $500,000 in the aggregate (other than Lease Documents);

(l)                 any Contract (A) relating to the disposition or acquisition by any Company after the date of this Agreement of a material amount of assets or (B) pursuant to which any Company shall acquire after the date of this Agreement any ownership interest in any other Person or other business enterprise;

(m)             any Contract (other than a Company Benefit Plan) providing for (i) any change in control or similar payment to be paid by a Company for which a Company would reasonably be expected to have any liability following the Closing or (ii) any material severance obligation with respect to current or former employees of a Company for which a Company would reasonably be expected to have any liability following the Closing;

(n)               any Contract with respect to any acquisition pursuant to which any Company has (A) any continuing indemnification obligations or (B) any potential “earn-out” or other contingent payment obligations; and

(o)               any Contract that relates to any settlement (A) entered into with a Governmental Entity within the twelve (12) months preceding the date of this Agreement or (B) pursuant to which any Company is obligated to pay consideration in excess of $100,000 or that contains any restrictions on the business activities of such Company.

Each Material Contract is a legal, valid and binding obligation of the Company party thereto and, to the knowledge of the Seller Parties, the other parties thereto, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity. No Company is in material violation of or in material default under (nor, to the knowledge of the Seller Parties, does there exist any condition that upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which any Company or any of its properties or other assets is bound.

Section 2.9            Litigation. There is no action, suit, proceeding, claim, arbitration, audit or investigation against a Seller Party pending or as to which a Seller Party has received any written notice of assertion or, to the knowledge of the Seller Parties, threatened against a Seller Party, except for any such matters that are not reasonably likely to be determined adversely to a Seller Party and, if so determined, would not, individually or in the aggregate, be reasonably likely to be material to the Companies taken as a whole. There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of the Seller Parties, threatened against a Seller Party or Parent which questions the legality or propriety of the transactions contemplated by this Agreement before any court, arbitrator, governmental or regulatory authority or body, domestic or foreign. No Seller Party is subject to any material judgment, order, award, decree or citation by or of any United States federal, state or local, or any supra-national or non-U.S. court or tribunal or other Governmental Entity, or any award in any arbitration proceeding.

Section 2.10        Environmental Matters. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect:

(a)               each Company has obtained all material Company Permits required pursuant to Environmental Law for its operations and as applicable, the operation of the Vessels and all operations conducted at any Real Property;

(b)               the Real Property, the Vessels and each Company’s operations are, and at all times since January 1, 2017 have been, in compliance in all material respects with all applicable Environmental Laws;

(c)               no Company is, or since January 1, 2017 has been, subject to any pending, prior or, to the knowledge of the Seller Parties, threatened investigation by any Governmental Entity, written request for information, action, suit, proceeding or claim by any Governmental Entity or other Person pursuant to or alleging Liability under or material violation of any Environmental Law, or alleging responsibility for, or seeking recovery or contribution for the costs of, the removal, cleanup or remediation of any Hazardous Substances;

(d)               (i) there are no Hazardous Substances in the environment at any Ground Leased Real Property or comprising any part of any building at any Ground Leased Real Property or any Vessel and (ii) no Hazardous Substances have been Released by a Company, or to the knowledge of the Seller Parties, any other Person at, to, from or on any Real Property, in either case, that would result in the Liability of, or require removal, cleanup or remediation by, a Company pursuant to any Environmental Law;

(e)               all environmental site assessment reports (including any Phase I or Phase II reports), and all written compliance, investigation or remediation studies, audits, assessments or similar material documents in the possession or control of any Company with respect to environmental matters or environmental conditions at any Real Property have been made available to the Buyers; and

(f)                no Company makes any representation or warranty regarding Environmental Law, except as expressly set forth in this Section 2.10.

Section 2.11        Absence of Certain Changes or Events. Since December 31, 2019 through the date of this Agreement, each Company has conducted its business in all material respects in the Ordinary Course of Business and:

(a)               there has not been any event, circumstance, condition, change, occurrence or effect that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(b)               no Company has entered into any transaction with any Affiliate outside the Ordinary Course of Business;

(c)               no Company has acquired or agreed to acquire by merging or consolidating with, or by purchasing an equity interest in or a material amount of assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than in the Ordinary Course of Business;

(d)               with respect to employees or consultants of a Company, no Company has provided any increase in compensation, bonus or other benefits, other than increases in the Ordinary Course of Business which do not in the aggregate exceed 3% of all compensation expenses paid to all employees of such Company in respect of 2019;

(e)               except as required by GAAP or applicable Law, no Company has made any material changes in financial or Tax accounting methods;

(f)                no Company has adopted, or entered into or become bound by a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

(g)               there has been no material physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting a Property or any other real or personal property or equipment of a Company other than wear and tear in the Ordinary Course of Business;

(h)               no Company has entered into, amended, modified, terminated (partially or completely) or granted a waiver under any Material Contract or released or assigned any material rights, claims or benefits of such Company pursuant to a Material Contract, in each case other than in the Ordinary Course of Business; provided, that the parties acknowledge and agree that renewal of Contracts or licenses on substantially the same terms shall be deemed to be in the Ordinary Course of Business;

(i)                 there has not been any material adverse change in any rights that a Company has under or to any Intellectual Property that is owned by such Company or, to the knowledge of a Seller Party, no such change in such rights under or to Intellectual Property owned by third parties that a Company has the right to use, other than the expiration of any such rights in accordance with the terms thereof;

(j)                 no Company has sold or otherwise transferred any material asset other than in the Ordinary Course of Business;

(k)               no Company has made any material election with respect to Taxes (other than elections made in the Ordinary Course of Business), changed or revoked any material election with respect to Taxes, entered into any closing agreement or other binding written agreement with any Governmental Entity relating to Taxes or any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), filed any amended material Tax Return, surrendered any claim for a refund of material Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to an automatic extension of time to file any Tax Return obtained in the Ordinary Course of Business), filed any material Tax Return prepared in a manner materially inconsistent with past practice, or entered into any settlement, compromise or agreement to settle of any material Tax liability or refund; provided, that, for the avoidance of doubt, this clause (k) shall not apply to the Income Tax matters of any consolidated, combined, unitary or similar Tax group that includes Parent or a Seller;

(l)                 no Company has made any material change in the lines of business in which it participates or is engaged; and

(m)             no Company has entered into any Contract to do or engage in any of the foregoing after the date hereof.

Section 2.12        Permits; Compliance with Laws.

(a)               Each Company is and since January 1, 2017 has been in compliance in all respects with all Laws applicable to it except for such failure to comply as would not, individually or in the aggregate, be reasonably likely to be material to the Companies taken as a whole.

(b)               Each Company and, to the knowledge of the Seller Parties, each of its directors, managers, officers, principals, Affiliates and Persons performing management functions similar to officers (any such Persons, including the Companies, the “Seller Licensing Affiliates”), holds all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including under the Gaming Laws), necessary to conduct the business and operations conducted by such Company (the “Company Permits”), each of which is valid and in full force and effect in all material respects. With respect to the Company Permits held by the Seller Parties, no event has occurred or condition or state of facts exists that permits, or upon the giving of notice or passage of time or both, would reasonably be expected to permit, revocation, non-renewal, modification, suspension, limitation or termination of any of such Company Permits that currently are in effect, and with respect to the Company Permits held by the directors, managers, officers and Persons performing management functions similar to officers of the Seller Parties, to the knowledge of the Seller Parties, no event has occurred or condition or state of facts exists that permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any of such Company Permits that currently are in effect, except in each case as would not, individually or in the aggregate, be reasonably expected to materially and adversely affect the Companies taken as a whole or materially delay or impede the ability of the parties hereto to consummate the transactions contemplated by this Agreement. Each Company and, to the knowledge of the Seller Parties, its directors, officers and Persons performing management functions similar to officers, are in compliance in all material respects with the terms of the applicable Company Permits except for such failures to comply that would not, individually or in the aggregate, be reasonably likely to be material to the Companies taken as a whole.

(c)               Since January 1, 2017, neither Parent, the Sellers nor any Company has received any written notice or other written communication from any Governmental Entity or other Person (i) asserting any material violation of, or failure to comply in any material respect with, any requirement of any Law applicable to a Company or Company Permit that is material to the operation of the business of a Company, (ii) advising that a Company is being investigated with respect to any allegation that it has violated in any material respect, or failed to comply in any material respect with, any Law applicable to such Company or Company Permit that is material to the operation of the business of such Company, or (iii) notifying a Company of the suspension, denial, non-renewal, revocation or withdrawal of any permit that is material to the operation of the business of such Company.

(d)               To the knowledge of the Seller Parties, and with respect to the Seller Parties only and not with respect to the Buyers, there is no fact, which if known to the Gaming Authorities, will or would reasonably be expected to result in (i) the failure to obtain any Governmental Approval or (ii) the failure to maintain in good standing any Company Permit (including any finding of suitability, registration or approval) of any of the Seller Parties.

(e)               No Company nor any Representative of any Company has, directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment, bribe, rebate, kickback, payoff or similar payment, whether in money, property or services, to any supplier, customer or governmental official, candidate for public office, employee or other Person, private or public, in each case, in violation of any applicable Law. No Company has accepted or received any illegal gift, contribution, payment, bribe, rebate, kickback, expenditure or other item of value.

Section 2.13        Personnel; Labor Matters.

(a)               No Company is a party to or bound by any collective bargaining, works council or similar labor agreement between any Company or any of its Affiliates and a labor union or similar organization covering or relating to employees of any Company (collectively “Labor Agreements”). No union organizational campaign is pending or, to the knowledge of the Seller Parties, threatened with respect to any employee of a Company, and to the knowledge of the Seller Parties, since January 1, 2017, there have not been any activities or proceedings by any labor union, works council, labor organization, employee representative or other representative body to organize any employees of a Company. Since January 1, 2017, there has not been, nor, to the knowledge of the Seller Parties, has there been threatened against the Seller Parties, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute against a Company.

(b)               Each Company is, and has been during the past three (3) years, in compliance in all material respects with all applicable Laws relating to employees or employment, including Laws relating to E-verify, wages and hours of work, discrimination and harassment, occupational health and safety and classification of employees and independent contractors. No unfair practice charge, complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Seller Parties, threatened against any Company. No Company is party to, or otherwise bound by, any consent decree with or citation by any Governmental Entity relating to employees or employment practices and there are no pending, or to the knowledge of the Seller Parties, threatened audits, investigations or similar proceedings alleging a material violation of any labor or employment law.

(c)               Except as set forth on Schedule 2.13(c), there is no pending or, to the knowledge of the Seller Parties, threatened charge, complaint, investigation, audit, action or claim filed with or by any federal or state agency, including the U.S. Equal Employment Opportunity Commission, Occupational Safety and Health Administration, the National Labor Relations Board or United States Department of Labor, in each case involving or against a Company.

(d)               No Company has implemented any plant closing or mass layoff for which notice was required, or incurred any material liability or obligation under, the WARN Act or any similar state or local Law within the six (6) months prior to the date of this Agreement.

(e)               Each Company is in compliance in all material respects with applicable employee licensing requirements. To the knowledge of the Seller Parties, each employee of any Company who is required to have a gaming or other license or approval under any Gaming Law or other applicable Law maintains such license or approval in current and valid form in all material respects.

(f)                The Sellers have provided to the Buyers a list which sets forth as of a recent date, with respect to (i) each individual employed by each Company and (ii) each individual who works exclusively at a Property and does not provide services to Parent or a Subsidiary of Parent other than a Company but is employed by Parent or a Subsidiary of Parent other than a Company, in each case, as of the date of this Agreement (any such individual pursuant to subsection (ii), a “Parent Employee”), (A) base salary or wage rate, (B) work position, (C) status as hourly or salaried, (D) date of hire, (E) active work status, (F) union status, and (G) work location (the “Employee List”).

Section 2.14        Employee Benefits.

(a)               Schedule 2.14(a) contains a correct and complete list of all Company Benefit Plans. With respect to each Company Benefit Plan, the Seller Parties have provided to the Buyers or their counsel a copy, to the extent applicable, of: (i) each material writing constituting a part of such Company Benefit Plan and all material amendments thereto, (ii) the current plan documents, summary plan description and any material modifications thereto, (iii) the three (3) most recent annual financial and actuarial reports, (iv) the three (3) most recent Forms 5500, (v) results of nondiscrimination testing for the last three (3) years, (vi) the three (3) most recent Forms 1094-C and 1095-C, if applicable, (vii) all written correspondence with the Internal Revenue Service, Department of Labor or other governmental agency regarding any Company Benefit Plan, and (viii) the most recent determination letter received by the Companies from the IRS regarding the tax-qualified status of such applicable Company Benefit Plan.

(b)               No Company Benefit Plan (i) is subject to Title IV of ERISA, Section 302 or 303 of ERISA or Sections 412 or 436 of the Code, (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), is a multiple employer plan as defined in Section 413(c) of the Code, or is a “multiple employer welfare arrangement” under Section 3(40) of the Code, or (iii) provides post-termination or retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA, any other applicable Law and at the sole expense of the participant or the participant’s beneficiary. No Seller Party nor any ERISA Affiliate sponsors, maintains or contributes to, or has any liability or obligation under, any arrangement subject to Title IV of ERISA, Section 302 or 303 of ERISA or Sections 412 or 436 of the Code, any Multiemployer Plan or any “multiple employer welfare arrangement” under Section 3(40) of the Code, in each case, that could reasonably be expected to result in liability to the Companies following the Closing.

(c)               With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan has received a determination letter (or opinion letters in the case of any prototype plans upon which the Seller Parties are entitled to rely) from the IRS that it is so qualified and, to the knowledge of the Seller Parties, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan.

(d)               Each Company Benefit Plan has been administered and operated in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act of 2010 and other applicable Laws. As of the date of this Agreement, there are no pending or, to the knowledge of the Seller Parties, threatened actions, claims or lawsuits against any applicable Company Benefit Plan (other than routine benefits claims). No examination, voluntary correction proceeding or audit of any Company Benefit Plan by any Governmental Entity is currently in progress or, to the knowledge of the Seller Parties, threatened. No Seller Party nor any ERISA Affiliate is a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor that would reasonably be likely to result in liability to a Company that individually or in the aggregate would be material to the Companies taken as a whole.

(e)               The Seller Parties have timely paid all contributions, premiums and expenses payable to or in respect of each Company Benefit Plan under the terms thereof and in accordance with applicable legal requirements. No Seller Party, nor any ERISA Affiliate, has engaged in any transaction with respect to any Company Benefit Plan that would be reasonably likely to subject either the Company or the Buyers to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable legal requirements, including any assessment under 4980H of the Code.

(f)                Except as set forth on Schedule 2.14(f), no Company uses the services of workers provided by third-party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code) or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Company Benefit Plans or the imposition of penalties or excise taxes with respect to any of the Company Benefit Plans by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

(g)               Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, from any Company to any employee of a Company, (ii) increase any benefits otherwise payable by a Company or the Seller Parties under a Company Benefit Plan to any employee of a Company, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or (iv) result in the payment of any amount by a Company or the Seller Parties to any employee of a Company that would be an “excess parachute payment” within the meaning of Section 280G of the Code. None of the Seller Parties has announced any type of plan or binding commitment to (1) create any additional Company Benefit Plan or (2) amend or modify any existing Company Benefit Plan with any current or former employee, independent contractor or director.

(h)               Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code and the Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and to the knowledge of the Seller Parties no additional tax under Section 409A(a)(1)(B) of the Code has been incurred by a participant in any such Company Benefit Plan. No employee of any Company is entitled to any gross-up or otherwise entitled to indemnification by any Seller Party for any violation of Section 409A of the Code.

Section 2.15        Insurance.

(a)               All of the insurance policies of each Company are in full force and effect (collectively, the “Insurance Policies”) and no Company is in material default with respect to its obligations under any of such Insurance Policies, except for such failure to be in full force and effect and for such defaults that would not, individually or in the aggregate, be reasonably likely to be material to the Companies taken as a whole.

(b)               All premiums due on the Insurance Policies have been paid. No written notice of cancellation or termination or revocation or other written notice that any such Insurance Policy is no longer in full force or effect as of the date of this Agreement has been received by the Seller or any Company.

(c)               There are no open material claims that have been denied by any of the Sellers’ or the Companies’ insurance providers or for which any such insurance provider has issued a reservation of rights letter.

Section 2.16        Affiliate Transactions. There are no Contracts between any Company, on the one hand, and any Seller, or any officer, manager, member or Affiliate of any Seller or any Company, on the other. Except as set forth on Schedule 2.16, no Seller nor any officer, manager, member or Affiliate of any Seller provides or causes to be provided any assets, services or facilities to any Company, and no Company provides or cause to be provided any assets, services or facilities to any Seller or any officer, manager, member or Affiliate of any Seller.

Section 2.17        Player List. To the knowledge of the Sellers, the Player List is complete and accurate in all material respects. No Seller Party or its respective Affiliates has, and to the knowledge of each Seller Party, no Representative of a Seller Party has: (i) delivered the information constituting the Player List that is included within the Customer Database to a third party other than another Affiliate of such Seller Party or (ii) knowingly authorized a third party other than another Affiliate of such Seller Party to access the information constituting the Player List that is included within the Customer Database (other than, in the case of clauses (i) and (ii) above, mailing houses to use or process such information solely on such Seller Party’s or its Affiliate’s behalf, Governmental Entities as required by Law or vendors and consultants in the Ordinary Course of Business and subject to obligations of confidentiality). The information constituting the Player List that is included in the Customer Database has been updated, maintained and secured in the Ordinary Course of Business.

Section 2.18        Tangible Personal Property. Each Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all material tangible personal property necessary for the operation of its business. Such tangible personal property is in reasonably serviceable condition (subject to normal wear and tear) and is free and clear of all Encumbrances, other than Permitted Encumbrances and its use complies with all applicable Laws, including Gaming Laws, except for such uses that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 2.19        Brokers. Except for Macquarie Capital (USA) Inc., no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller Parties.

Section 2.20        No Implied Representations. The Sellers acknowledge and agree that, (a) except as expressly set forth in Article III and Section 8.20(b) of this Agreement, none of the Buyers, TRWH, any of their respective subsidiaries, Affiliates, Representatives or purported Representatives has made representations or warranties pertaining to the Buyers or TRWH, or any part thereof and (b) all other representations and warranties of any kind or nature are specifically disclaimed and the Sellers did not rely on any representation or warranty not contained in Article III or Section 8.20(b) of this Agreement, any ancillary document entered into in connection with this Agreement or any certificate delivered in connection with this Agreement when making its decision to enter into this Agreement and shall not rely on any such representation or warranty in deciding to consummate the transactions contemplated by this Agreement. The Buyers hereby acknowledge and agree that nothing in this Section 2.20 shall affect or limit in any way the representations and warranties of the Buyers or TRWH made in Article III or Section 8.20(b) of this Agreement, any ancillary document entered into in connection with this Agreement or any certificate delivered in connection with this Agreement or the Sellers’ right to rely upon and seek indemnification or other remedies in the case of fraud or with respect to a breach of or inaccuracy in the representations and warranties set forth in Article III or Section 8.20(b), any ancillary document entered into in connection with this Agreement or any certificate delivered in connection with this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each of the Buyers jointly and severally represents and warrants to each of the Sellers that the following representations and warranties are true and correct as of the time of execution of this Agreement and as of Closing, except as set forth herein and in the disclosure schedules delivered by the Buyers to the Sellers on the date of this Agreement (the “Buyer Disclosure Schedules”) (which Buyer Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections of this Agreement and the disclosure in any section shall qualify other sections of this Agreement to the extent it is reasonably apparent from the face of the statement that it is applicable thereto), as follows:

Section 3.1            Organization. Each of the Buyers is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, limited liability company or limited partnership (as applicable) power and authority to carry on its business as now being conducted. Each of the Buyers is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not materially impair or materially delay the Closing.

Section 3.2            Authority; No Conflict; Required Filings and Consents.

(a)               Each of the Buyers has the requisite corporate, limited liability company or limited partnership (as applicable) power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the agreements contemplated hereby and the consummation by the Buyers of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Buyers. This Agreement has been duly executed and delivered by the Buyers and constitutes the valid and binding obligation of the Buyers, enforceable against the Buyers in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)               The execution and delivery of this Agreement by each of the Buyers does not, and the consummation by each of the Buyers of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate or articles of incorporation or formation, bylaws or other organizational document of such Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, Contract or obligation to which such Buyer is a party or by which it or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.2(c), conflict with or violate any permit, concession, franchise, license, judgment or Law applicable to a Buyer or any of its properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations that would not reasonably be expected to materially impair or materially delay the Closing.

(c)               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Buyers in connection with the execution and delivery of this Agreement by the Buyers or the consummation by the Buyers of the transactions contemplated hereby, except for (i) those required under the Gaming Laws (including all Required Gaming Approvals), (ii) such petitions, consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco or the renaming or rebranding of the operations at the Properties, (iii) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which a Buyer conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to materially impair or materially delay the Closing, and (iv) any petitions, consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by the Sellers or their respective Affiliates or key employees (including under the Gaming Laws).

Section 3.3            Brokers. Neither any Buyer nor any of its Representatives has employed any broker or financial advisor in connection with the transactions contemplated by this Agreement.

Section 3.4            Licensability. None of the Buyers, nor any of their directors, managers, officers, principals, controlled Affiliates and Persons performing management functions similar to officers (any such Persons, “Buyer Licensing Affiliates”) has ever abandoned or withdrawn (in each case, in response to a communication from a Gaming Authority regarding a likely or impending denial, nonrenewal, suspension or revocation) or been denied or had suspended or not renewed or revoked a Gaming Approval, or an application for a Gaming Approval by a Gaming Authority. Each Buyer and, to such Buyer’s knowledge, each of its Buyer Licensing Affiliates that are licensed or hold any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Licensed Parties”) are in good standing in each of the jurisdictions in which the Licensed Parties or the Buyer Licensing Affiliates own or operate gaming facilities. Except as set forth on Schedule 3.4 of the Buyer Disclosure Schedules, to the Buyers’ knowledge, there are no facts, that if known to a Gaming Authority would, under the Gaming Laws, (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Licensed Parties or (b) result in a negative outcome to any finding of suitability proceedings of any Licensed Parties pending as of the date hereof, or under the suitability proceedings necessary for the consummation of the transactions contemplated by this Agreement.

Section 3.5            Compliance with Gaming Laws.

(a)               Each of the Buyers and, to the knowledge of the Buyers, each of the Licensed Parties holds all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities, including under the Gaming Laws, necessary to conduct the business and operations of the Buyers (the “Buyer Permits”), each of which is in full force and effect in all material respects, except for such Buyer Permits, the failure of which to hold would not, individually or in the aggregate, be reasonably likely to materially impair or materially delay the Closing. To the knowledge of the Buyers, as of the date hereof, no event has occurred or condition or state of facts exists that permits, or upon the giving of notice or passage of time or both, would reasonably be expected to permit, revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permit that currently is in effect, other than such Buyer Permits the revocation, non-renewal, modification, suspension, limitation or termination of which, either individually or in the aggregate, would not be reasonably likely to materially impair or materially delay the Closing. Each of the Buyers and, to the knowledge of the Buyers, each of the Licensed Parties is in compliance with the terms of the Buyer Permits, except for such failures to comply, that, individually or in the aggregate, would not be reasonably likely to materially impair or materially delay the Closing. As of the date hereof, no Buyer has received notice of any investigation or review by any Governmental Entity under any Gaming Law with respect to such Buyer or any of the Buyer Licensing Affiliates that is pending, and, to the knowledge of the Buyers, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not be reasonably like to materially impair or materially delay the Closing.

(b)               Since January 1, 2017, no Buyer or, to the Buyers’ knowledge, any Licensed Party has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity under, or relating to any violation or possible violation of any Gaming Laws other than as would not be reasonably likely, individually or in the aggregate, to materially impair or materially delay the Closing. To the knowledge of the Buyers, as of the date hereof, there are no facts that if known to the Gaming Authorities could, under the Gaming Laws, reasonably be expected to result in the denial, termination, suspension, limitation or revocation of any Buyer Permit or any other material license, finding of suitability, registration, permit or approval of the Licensed Parties, other than those the outcome of which would not be reasonably likely to impair or materially delay the Closing.

Section 3.6            Litigation. As of the date hereof, there are no actions, claims, suits or legal, administrative or arbitratorial proceedings pending or, to the knowledge of the Buyers, threatened against the Buyers before any Governmental Entity, nor are the Buyers subject to any judgment, order or decree of any court or Governmental Entity that would, if determined adversely, be reasonably likely to (a) materially and adversely affect the Buyers’ performance under this Agreement or the consummation of the transactions contemplated by this Agreement or (b) seek to prevent or materially delay or materially burden any of the transactions contemplated by this Agreement.

Section 3.7            No Implied Representations. The Buyers acknowledge and agree that, (a) except as expressly set forth in Article II and Section 8.19(b) of this Agreement, neither the Sellers, the Companies, nor any of their respective subsidiaries, Affiliates, Representatives or purported Representatives has made, representations or warranties pertaining to the businesses or properties of the Companies or the Sellers, or any part thereof and (b) all other representations and warranties of any kind or nature are specifically disclaimed and the Buyers did not rely on any representation or warranty not contained in Article II or Section 8.19(b) of this Agreement, any ancillary document entered into in connection with this Agreement or any certificate delivered in connection with this Agreement when making its decision to enter into this Agreement and shall not rely on any such representation or warranty in deciding to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, each Buyer acknowledges and agrees that, except as expressly set forth in this Agreement, no Seller or Company (i) has made any representations or warranties with respect to financial projections, financial models or forecasts regarding the Companies or (ii) is making any implied warranty or representation as to condition, merchantability or suitability as to any of the assets or properties of the Companies. The Sellers and the Companies hereby acknowledge and agree that nothing in this Section 3.7 shall affect or limit in any way the representations and warranties of the Sellers, the Companies or Parent made in Article II or Section 8.19(b) of this Agreement, any ancillary document entered into in connection with this Agreement or any certificate delivered in connection with this Agreement or the Buyers’ right to rely upon and seek indemnification or other remedies in the case of fraud or with respect to a breach of or inaccuracy in the representations and warranties set forth in Article II or Section 8.19(b), any ancillary document entered into in connection with this Agreement or any certificate delivered in connection with this Agreement.

Section 3.8            No Distribution. The Purchased Interests being acquired by the Buyers hereunder are being acquired for the Buyers’ own account, for investment only and not with a view to any public distribution thereof, and the Buyers shall not offer to sell or otherwise dispose of the Purchased Interests so acquired by it in violation of any of the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder. The Buyers acknowledge that the Sellers have informed them that the Purchased Interests have not been registered under the Securities Act and may not be sold until they have been registered or an exemption from such registration is available.

Section 3.9            Accredited Investor. Each Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment as contemplated by this Agreement and the related documents to which it is a party, and is able to bear the economic risk of such investment for an indefinite period of time. Each Buyer has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from Representatives of the Seller Parties concerning the terms and conditions of this Agreement and the related documents to which it is a party and the purchase of the Purchased Interests contemplated hereby. Each Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

Article IV

COVENANTS

Section 4.1            Conduct of Business of each Company.

(a)               During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, subject to the qualifications set forth below, each Company shall, and the Sellers shall (in each case except as otherwise contemplated by this Agreement or to the extent that the Buyers shall otherwise consent in writing, such consent not to be unreasonably withheld, conditioned or delayed) cause each Company to, operate in the Ordinary Course of Business in all material respects, and use commercially reasonable efforts consistent with past practices and policies to (i) maintain the effectiveness of the Company Permits, (ii) preserve relationships with customers, suppliers, distributors and others having business dealings with the Company, including Governmental Entities, and (iii) keep available the services of (and preserve its relationships with) its officers and employees; provided, however, that no action by any Company with respect to matters specifically addressed by any of clauses (i) through (xxii) of this Section 4.1(a) shall be deemed a breach of this sentence unless such constitute a breach of such clauses (i) through (xxii) of this Section 4.1(a); provided further, however, that, other than with respect to the Required CapEx Projects in amounts up to the Required CapEx Amount, no Company shall be required to make any capital expenditures other than such capital expenditures necessary in order to maintain such Company’s Properties in substantially the same condition as of the date of this Agreement (ordinary wear and tear excepted and except for damage due to any casualty (which shall be addressed in accordance with Section 4.20)). Without limiting the generality of the foregoing, except as contemplated by this Agreement or as disclosed on Schedule 4.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, without the written consent of the Buyers (which consent shall not be unreasonably withheld, conditioned or delayed, except as to the matters in subparagraphs (i), (vi), (vii), (xiii), (xvi), (xxi) or, to extent related to any of the foregoing, (xxii)), no Company shall:

(i)                 sell, pledge, lease, license, dispose of, grant, encumber or otherwise authorize the sale, pledge, lease, license, disposition, grant or Encumbrance of any property or assets of such Company, except for (A) sales or other dispositions of inventory and equipment in the Ordinary Course of Business, (B) leases of Real Property to another person permitted pursuant to Section 4.1(a)(xv), or (C) Permitted Encumbrances;

(ii)              declare, set aside or pay any dividend or distribution in respect of the equity interests of such Company, other than Cash dividends or distributions;

(iii)            (A) modify, amend, accelerate or terminate in any material respect any of the Material Contracts or waive, release or assign any material rights, claims or benefits of such Company thereunder, except in the Ordinary Course of Business or as required by applicable Law or (B) other than in the Ordinary Course of Business, enter into any Contract that, if it had been in effect as of the date hereof, would have been required to be set forth on Schedule 2.8; provided, however, that no Seller Party shall enter into any employment, consulting, change in control or deferred compensation agreement with any director, officer, employee, partner, member or manager of a Company or any consulting agreement with a natural Person that provides for payments to be made by a Company in excess of $150,000.

(iv)             shut down a Property, except for shutdowns that are (A) required by action, order, writ, injunction, judgment or decree or otherwise required by Law and, in such case, only for so long as is required by such action, order, writ, injunction, judgment or decree or such Law or (B) due to acts of God or other force majeure events, in which case the Companies shall use their commercially reasonable efforts to reopen such Property as quickly as possible and in connection with any material repairs or rebuilding projects with respect to such Property, the applicable Company shall consult with the Buyers, to the extent reasonably practicable, in advance of performing such work;

(v)               issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any equity or voting interests or any securities convertible into, or exchangeable for, or any warrants, options or other rights to acquire or receive, any such shares, interests or securities or any “phantom” stock, “phantom” stock rights or awards, stock appreciation rights, or stock-based performance units of such Company;

(vi)             make any loans (other than any loan permitted and made in accordance with a tax-qualified plan maintained by Parent or any Seller Party), advances or capital contributions to, or investments in, any other Person (other than to an Affiliate in the Ordinary Course of Business) or create, incur or assume any Indebtedness for money borrowed or obligations in respect of capital leases (other than (A) Indebtedness that shall be repaid, discharged or otherwise satisfied at or prior to Closing and (B) leases for gaming equipment entered into in the Ordinary Course of Business on substantially similar terms as existing leases for similar gaming equipment in effect on the date hereof and consistent with the Capital Budget);

(vii)          enter into any transaction outside the Ordinary Course of Business with any Affiliate;

(viii)        except to the extent required by any Gaming Authorities, amend or propose to amend the organizational documents of such Company;

(ix)             acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a material amount of assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than in the Ordinary Course of Business;

(x)               with respect to employees or consultants of such Company, provide any increase in (A) compensation, bonus or other benefits, other than increases in the Ordinary Course of Business which do not in the aggregate exceed 3% of all compensation expenses paid to all employees of such Company in respect of 2019, or (B) severance or termination pay, other than any such amounts paid (I) in the Ordinary Course of Business and (II) in full by such Company prior to Closing, in each case, except as required by Law or any Company Benefit Plan or Contract as in effect on the date of this Agreement and set forth on the list the Seller Parties provided to the Buyers pursuant to Section 2.14(a);

(xi)             (A) enter into, adopt, amend or terminate any Labor Agreement or Company Benefit Plan (other than renewals in the Ordinary Course of Business that do not materially increase the cost to such Company) or (B) accelerate, fund or secure the vesting or payment of compensation or benefits under any Company Benefit Plan or any plan or arrangement that would be a Company Benefit Plan if in effect as of the date of this Agreement, in each case, except as required by Law;

(xii)          except as required by GAAP or applicable Law, make a change to its fiscal year or make material changes in financial or Tax accounting methods;

(xiii)        (A) compromise, settle or agree to settle any claim or action, or consent to the same, other than compromises, settlements or agreements that involve only the payment of money damages by the Company not in excess of $100,000, or (B) waive or release any material rights or claims of such Company in excess of $100,000;

(xiv)         make any material election with respect to Taxes (other than elections made in the Ordinary Course of Business), change or revoke any material election with respect to Taxes, enter into any closing agreement or other binding written agreement with any Governmental Entity relating to Taxes or any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), file any amended material Tax Return, surrender any claim for a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to an automatic extension of time to file any Tax Return obtained in the Ordinary Course of Business), file any material Tax Return prepared in a manner materially inconsistent with past practice, or enter into any settlement, compromise or agreement to settle of any material Tax liability or refund, in each case, if such action or inaction would reasonably be expected to have a material adverse impact on the Taxes of such Company or any Buyer or any of its Affiliates in any taxable period (or portion thereof) beginning after the Closing Date;

(xv)           other than in the Ordinary Course of Business, (A) amend, modify, extend or terminate any of the Lease Documents, or (B) enter into any Contract or other agreement for the use and occupancy of the Real Property or any interests therein, except for Permitted Encumbrances;

(xvi)         authorize, or enter into any commitments that would obligate such Company to make, any capital expenditures or commitments for capital additions to a Property, including property, plant or equipment constituting capital assets, after the Closing in excess of the amount contemplated by the Capital Budget;

(xvii)      adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

(xviii)    fail to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it or Parent at present;

(xix)         effectuate or permit a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of such Company;

(xx)           make any material change in the lines of business in which it participates or is engaged;

(xxi)         except as required by GAAP, write off or write down any of its assets and properties in a material amount outside the Ordinary Course of Business; or

(xxii)      agree, whether or not in writing, to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

(b)               Notwithstanding anything to the contrary contained in this Agreement:

(i)                 from time to time prior to the Closing, the Sellers may, in the Ordinary Course of Business, sweep Cash from the accounts of each Company, including causing each Company to make any distributions or dividends in furtherance thereof;

(ii)              all Excluded Software and Excluded Trademarks are specifically excluded from the transactions contemplated by this Agreement and shall be retained by the Seller Parties as of and following the Closing, in each case subject to the terms and conditions of the Transition Services Agreement and Trademark License Agreement;

(iii)            the Customer Database is excluded from the transactions contemplated by this Agreement and shall be retained solely by Parent, subject to the Sellers’ obligations to deliver a copy of the Player List at the Closing pursuant to Section 1.3(c)(xiii) and Parent’s obligations pursuant to Section 4.24;

(iv)             the Sellers may pay or otherwise settle (including by means of a contribution to capital), or cause each Company to pay or otherwise settle, any intercompany balances among such Company, on the one hand, and the Sellers or their Affiliates, on the other hand, up until the completion of the Closing;

(v)               the Sellers may amend or terminate each Company’s rights with respect to any enterprise level Contracts, intercompany Contracts or transactions, and management agreements with a Company; provided, however, (A) the Buyers and their Affiliates (including, following the Closing, the Companies) shall have no liability or obligations pursuant to such Contracts, transactions or agreements with respect to any liabilities or obligations arising following the Closing and (B) the Sellers shall, prior to the Closing, provide the Buyers with reasonable advance notice of which Contracts, transactions or agreements have been amended or for which the Companies’ rights have terminated;

(vi)             the Sellers may take any action reasonably required to prepare the Real Property and Vessels to transition to the Buyers in connection with the Closing (including executing any assignment instrument or other document by each Company in favor of the Sellers with respect to the Excluded Software or Excluded Trademarks), in each case subject to the terms and conditions of the Transition Services Agreement and Trademark License Agreement; and

(vii)          the Sellers shall be permitted to take COVID Actions. The Sellers shall keep the Buyers reasonably informed on a current basis in respect of the restart of operations at Eldorado Resort Casino Shreveport and MontBleu Resort Casino & Spa, and, after the first date that neither the Centers for Disease Control and Prevention nor any other governmental or quasi-governmental authority having jurisdiction over the Properties recommends or requires that gaming operations at the Properties be closed, use their respective commercially reasonable efforts to take the actions related thereto set forth on Schedule 4.1(b).

Section 4.2            Employee Matters.

(a)               No later than ten (10) days prior to the Closing Date, the Seller Parties shall provide the Buyers and the Buyers’ legal counsel with an update to the Employee List, setting forth changes since the date thereof, with respect to any of the information contained therein (the “Updated Employee List”).  On the Closing Date, the Sellers shall also provide the Buyers with a list of all employees set forth on the Employee List who have been furloughed, laid off, subject to a reduced work schedule or terminated in the six months immediately prior to Closing, regardless of whether such action triggered notice under WARN, specifying in reasonable detail for each such employee, work location, action taken, reason for the action and the length of any temporary actions and samples of written communications provided to such employees regarding such actions.

(b)               For a period of not less than one year following the Closing, the Buyers shall, or shall cause one of their Affiliates or Subsidiaries (including the Companies) to, provide (i) each employee of a Company who remains employed by the Companies as of immediately after the Closing and (ii) each Parent Employee who accepts an offer of employment from, and commences employment with, the Buyer or one of its Affiliates (including the Companies) as of the Closing (each of the individuals in subclauses (i) and (ii), a “Continuing Employee”), to the extent such Continuing Employee remains an employee of the Company, with (A) base salary or wages and a target annual cash bonus opportunity (if any) that are no less favorable than the base salary or wages and target annual cash bonus opportunity such Continuing Employee was receiving immediately prior to the Closing (if any) and (B) other employee benefit opportunities that are substantially similar in the aggregate to those provided to similarly situated employees of the Buyers (excluding from items (A) and (B) any equity-based, retention or defined benefit pension plan benefits) when applying the same eligibility criteria that apply in the normal course to the Buyers’ employees. For purposes of this Agreement, Continuing Employees shall include any employee of a Company who is on furlough or other leave of absence as of immediately prior to the Closing, which leave status (including dates and reasons) shall be indicated on the Updated Employee List. Notwithstanding anything to the contrary set forth herein, but subject to any applicable local or state law(s), (1) nothing herein shall preclude or limit the right of the Buyers or their applicable Affiliate(s) from terminating the employment of any Continuing Employee (x) at any time and for any reason following the ninetieth (90th) day following Closing (the “Continuation Period”) or (y) for cause or due to any misconduct, gross negligence or performance reasons during the Continuation Period and (2) nothing herein requires the provision of any particular compensation element or benefit for any particular length of time. Further, nothing herein is intended to alter the at-will employment status of any Continuing Employee. With respect to offers of employment made by the Buyer to any Parent Employee, such offer of employment shall not obligate Parent or any Seller Party to pay any severance or similar benefits to such Parent Employee in connection with such Parent Employee’s decision to accept such offer of employment from the Buyer or one of its Affiliates (including the Companies). Notwithstanding the foregoing, at Buyer’s request, the Seller Parties agree to cause the employment of the employees identified by Buyer on Schedule 4.2(b) to be transferred to Parent or a Subsidiary of Parent other than any Company prior to the Closing, and such employees shall not be considered “Continuing Employees” or “Parent Employees” for purposes of this Agreement.

(c)               The Buyers and their Subsidiaries shall provide credit for each Continuing Employee’s length of service with the Seller Parties and their respective Affiliates for purposes of eligibility and vesting (but not for purposes of benefit accrual) under each plan, program, policy or arrangement of the Buyers and their Subsidiaries applicable to the Continuing Employees to the same extent such service was recognized under a substantially similar plan, program, policy or arrangement of the Seller Parties or any of their respective Affiliates, except that such prior service credit shall not be required to the extent that it results in a duplication of benefits. The Buyers and their Subsidiaries shall assume all vacation and other paid time-off of each Continuing Employee accrued as a current liability by a Company as of the Closing.

(d)               To the extent permitted by applicable Law and, only to the extent required, the consent of any applicable insurer, the Buyers shall use their commercially reasonable efforts to cause each benefit plan of a Buyer and its Affiliates or Subsidiaries in which any Continuing Employee is otherwise eligible to participate that is a health or welfare benefit plan (each, a “Buyer Welfare Plan”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations that were in effect with respect to such Continuing Employees as of the Closing Date under the corresponding plans of the Seller Parties or any of their respective Affiliates, (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding plans of the Seller Parties or any of their respective Affiliates in satisfying any applicable deductibles, out-of-pocket maximums or co-payments (only to the extent that co-payments apply to deductibles and/or out-of-pocket maximums) under a corresponding Buyer Welfare Plan during the same plan year in which such payments, charges and expenses were made, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee to the extent such employee had satisfied any similar limitation under the corresponding plan of the Seller Parties or any of their respective Affiliates.

(e)               The Buyers or their Affiliates or Subsidiaries shall cover each Continuing Employee who has elected to participate in a flexible spending account plan maintained by the Seller Parties or one of their respective Affiliates for the plan year during which the Closing occurs (“Seller’s FSA”) under a flexible spending account plan maintained by a Buyer or one of its Affiliates or Subsidiaries (“Buyer’s FSA”) at the same level of coverage elected under Seller’s FSA. Each Continuing Employee shall be treated as if his or her participation in Buyer’s FSA had been continuous from the beginning of the plan year under Seller’s FSA in which the Closing occurs and each existing salary reduction election shall be taken into account for the remainder of the plan year under Buyer’s FSA in which the Closing occurs, as if made under Buyer’s FSA. Buyer’s FSA shall provide reimbursement for medical care expenses and dependent care expenses incurred by Continuing Employees at any time during the plan year under Seller’s FSA in which the Closing occurs (including claims incurred before the Closing), up to the amount of such Continuing Employees’ elections and reduced by amounts previously reimbursed by Seller’s FSA. Within 30 days following the Closing Date, the Sellers shall (i) provide to the Buyers an accounting of the amounts elected, deducted and paid in respect of claims under Seller’s FSA in respect of the Continuing Employees during the plan year in which the Closing occurs and before the Closing and (ii) pay to the Buyers the net amount, if any, of the excess of the aggregate amount deducted over the aggregate amount paid in respect of claims under Seller’s FSA in respect of each Continuing Employee during the plan year in which the Closing occurs (or, if amounts paid in respect of claims under Seller’s FSA exceeded amounts deducted in respect of each Continuing Employee during the plan year in which the Closing occurs, then the Buyers shall instead pay to the Sellers such net excess).

(f)                Effective as of and following the Closing, Buyer and its Subsidiaries shall be responsible for all Liabilities with respect to Continuing Employees and their respective eligible dependents in respect of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Seller or one of its Affiliates shall be responsible for providing or causing to be provided continuation coverage under COBRA to employees of Seller (and their covered dependents) who do not become Continuing Employees (other than as a result of Buyer’s failure to make an offer of employment consistent with Section 4.2(a), in which case Buyer shall be responsible for all Liabilities arising under COBRA with respect to such individuals).

(g)               If the Closing Date occurs prior to payment of any annual bonus amount earned by a Continuing Employee with respect to a period completed prior to the Closing Date, then a Buyer or its Affiliates or Subsidiaries shall pay to the applicable Continuing Employee such earned bonus amount in accordance with the time and form of payment provisions of the applicable arrangement so long as such amount was accrued as a current liability of a Company as of the Closing and specifically reflected in the final calculation of Closing Working Capital.

(h)               The provisions of this Section 4.2 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to create any third-party beneficiary rights in any person, including any Continuing Employee or other current or former service provider of the Seller Parties, a Buyer or any of their respective Affiliates, any beneficiary or dependent of any of the foregoing, or any collective bargaining representative thereof, including with respect to the compensation, terms and conditions of employment and/or benefits that may be provided. In addition, nothing in this Agreement shall be deemed to constitute an amendment or other modification of any Company Benefit Plan or any other benefit plan, program, policy or arrangement of the Seller Parties, a Buyer or any of their respective Affiliates, or shall otherwise limit the right of the Seller Parties, the Buyers and their respective Affiliates to amend, terminate or otherwise modify any benefit plan, program, policy or arrangement. Subject to Section 4.2(b), nothing herein shall require the Seller Parties, the Buyers or any of their respective Affiliates to retain the services of any particular individual, including any Continuing Employee, for any particular length of time, and any person’s services may be terminated at any time for any reason or no reason.

(i)                 Notwithstanding any other provision hereof, any action taken or omitted to be taken by the Buyers in good faith that is substantively consistent with TRWH’s policies in respect of responses to the COVID-19 pandemic, legal or other requirements applicable to a TRWH gaming property or similar policies of Parent generally will be deemed without further action to comply with the Buyers’ covenants under this Section 4.2.

Section 4.3            Access to Information and the Properties; Bring Down.

(a)               Upon reasonable notice, subject to the rights of landlords or tenants, as applicable, under Lease Documents and applicable Law, including antitrust Laws and Gaming Laws, the Sellers shall (and shall cause each Company’s and the Sellers’ respective Representatives, to) provide the Buyers’ Representatives with reasonable access, during normal business hours during the period from the date hereof to the Closing, to the Properties, to all the Companies’ personnel, properties, books, Contracts and records (financial or otherwise) as the Buyers may reasonably request (collectively, the “Inspection”). In connection with the Buyers’ Inspection, and for the purpose of aiding the Buyers and TRWH in preparation for the Closing, upon reasonable notice, subject to the rights of landlords or tenants, as applicable, under Lease Documents and applicable Law, including antitrust Laws and Gaming Laws, the Sellers shall (and shall cause each of the Companies and the Sellers’ Affiliates and the Sellers’, the Companies’ and their Affiliates’ respective Representatives, to) provide the Buyers and their Affiliates and the Buyers’ and their Affiliates’ Representatives (i) with reasonable access, during normal business hours during the period from the date hereof to the Closing, to the Properties and to all the Companies’ and their Affiliates’ personnel, books, Contracts and records (financial or otherwise) that are related to the Companies and their business, including the services and systems provided to the Companies by Parent and its Affiliates) and third-party advisors and vendors as the Buyers may reasonably request, (ii) such information, data, reports or records as the Buyers’ may reasonably request in connection with their efforts to plan for the transition of the Companies’ businesses at the Closing (which shall include, for the avoidance of doubt, information with respect to Continuing Employees reasonably necessary in connection with the Buyers’ preparation of their employee benefits and payroll systems), and (iii) reasonable assistance (at the Buyers’ cost) in connection with the Buyers’ and their Affiliates’ development of the systems, services and processes reasonably necessary to operate the Companies’ business following the Closing, including, in the case of the employee benefit plans in which the Companies’ employees participate, providing such information as the Buyers may reasonably request regarding the enrollment and participation of the Companies’ employees in such plans. Notwithstanding the foregoing, (A) the Buyers shall provide the Sellers with at least forty eight (48) hours’ prior written notice of any Inspection, (B) if the Sellers so request, the Buyers’ Representatives shall be accompanied by a Representative of the Sellers, (C) the Buyers shall not initiate contact with employees or other Representatives of any Seller Party other than Representatives of the Sellers set forth on Schedule 4.3 without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed (and, at the Sellers’ option, one Representative of the Sellers or other agent of the Sellers shall be present at all such Inspections), (D) the Buyers’ Representatives shall not be entitled to perform any invasive physical testing of any nature with respect to any portion of the Properties without the Sellers’ prior written consent (though non-invasive Phase I environmental investigations of the Real Property may be conducted by the Buyers and their Representatives), which consent may be withheld in their sole and absolute discretion, (E) the Buyers shall not unreasonably interfere with the operation of the business conducted at the Properties or disturb the tenants or guests at the Properties, (F) no Seller Party shall be required to permit any inspection, or to disclose any information, that in the reasonable judgment of the Sellers may result in the disclosure of any trade secrets of third parties or violate any of their obligations with respect to confidentiality of any Seller Party, (G) no Seller Party shall be required to disclose any privileged information of the applicable Seller Party; provided, however, that the parties shall reasonably cooperate in seeking to find a way to allow disclosure of such information (including by providing summaries of such information or redacting the privileged portions of such information) to the extent doing so would not be reasonably likely to result in such privilege being undermined with respect to such information, (H) no Seller Party shall be required to make the Customer Database or the Player List (or any portions thereof) available to the Buyers or their Representatives other than, in the case of the Player List, pursuant to Section 1.3(c), and (I) the Buyers shall, at their sole cost and expense, promptly repair any damage to the Properties or any other property owned by a Person other than the Buyers caused by the Buyers or their Representatives during the Inspection. No investigation or provision of information pursuant to this Section 4.3 shall affect or be deemed to operate as a waiver or otherwise affect or modify any representation or warranty made by the Companies or the Sellers herein.

(b)               The Buyers shall hold and cause their Representatives to hold any information that is furnished to them by the Seller Parties or the Companies pursuant to this Agreement in accordance with the confidentiality agreement dated June 12, 2017, as amended on January 23, 2019 and as further amended as of the date hereof, between Parent and TRWH (the “Confidentiality Agreement”); provided, however, that subsequent to the Closing Date, the terms of the Confidentiality Agreement shall survive only with respect to Information (as defined in the Confidentiality Agreement) provided with respect to Parent or the Sellers or their respective Affiliates, other than the Companies, and that after the Closing Date, the Confidentiality Agreement shall no longer apply to any Information provided in respect of any other matters, including the Properties. The Confidentiality Agreement, as modified by the immediately preceding sentence, shall survive the Closing and continue in full force and effect thereafter in accordance with its terms.

(c)               For twelve (12) months following the Closing, the Seller Parties shall, and shall cause their Affiliates and Representatives to, keep any information that is furnished to a Seller Party by the Buyers or their Representatives or to an Affiliate or Representative of a Seller Party by such Seller Party or by the Buyers or their Representatives (“Buyer Confidential Information”) confidential and not disclose such Buyer Confidential Information to any Person other than an Affiliate of such Seller Party or such Seller Party’s or its Affiliates’ Representatives who need to know such information in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Seller Parties may disclose any Buyer Confidential Information that is required by Law or any judgment or order of any Governmental Entity (in which event the Seller Parties shall, to the extent practicable, inform the Buyers in advance of any such required disclosure, shall cooperate with the Buyers in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure (at the sole cost of the Buyers) and shall limit such disclosure to the extent reasonably possible while still complying with such requirements). “Buyer Confidential Information” does not include information that (i) is, or becomes, publicly available other than as a result of disclosure by a Seller Party or its Affiliate or a Representative of such Seller Party or Affiliate in breach of this Section 4.3(c), (ii) is, or becomes, available to a Seller Party or its Affiliate or a Representative of such Seller Party or Affiliate on a non-confidential basis from a source other than a Buyer or an Affiliate or Representative of a Buyer, provided that such source is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or under a duty of confidentiality to a Buyer or an Affiliate of a Buyer, (iii) is independently developed by a Seller Party or an Affiliate of a Seller Party or their respective Representatives without any violation of this Section 4.3(c) and without reference to or use of any Buyer Confidential Information, or (iv) the Buyers agree in writing that may be disclosed.

(d)               As promptly as practicable, but subject to compliance with applicable Gaming Laws, the Sellers shall deliver to the Buyers copies of all license applications and other filings made by either Company after the date hereof and before the Closing Date with any Governmental Entity or Gaming Authority with such redactions as are reasonably necessary to protect nonpublic information related to the Sellers (other than applications or other filings made by individuals (though the Sellers shall provide notice to the Buyers of such applications or filings being submitted) and routine, recurring applications and filings made in the Ordinary Course of Business).

(e)               The Buyers shall make available, and shall cause each Company after the Closing to make available, to the Sellers and their respective Affiliates and Representatives, its personnel and any and all books and records and other documents and information in its and each Company’s possession or control relating to the applicable Company reasonably requested by the Sellers relating to Taxes for a period of seven (7) years from the Closing Date.

Section 4.4            Governmental Approvals.

(a)               Each party hereto shall, and shall use reasonable best efforts to cause its Affiliates (including the Buyer Licensing Affiliates and the Seller Licensing Affiliates, as applicable) to, cooperate with each other and use their reasonable best efforts to, (i) take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, waivers, approvals, findings of suitability, orders, authorizations, registrations, declarations, resolutions, filings or permits required (including any Required Gaming Approvals) (A) to be obtained or made by each party to this Agreement or any of its Affiliates or any of its Representatives and (B) to avoid any action or proceeding by any Governmental Entity (including those in connection with the antitrust Laws of any applicable jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, as required under (x) the Gaming Laws to obtain Required Gaming Approvals, (y) any applicable competition Law, and (z) other applicable Laws (collectively, “Governmental Approvals”), and comply with the terms and conditions of all such Governmental Approvals.

(b)               Without limiting Section 4.4(a), each of the Sellers and the Buyers shall, and shall use its reasonable best efforts to cause its Representatives and Affiliates (including the Buyer Licensing Affiliates and the Seller Licensing Affiliates, as applicable) to, file, or cause to be filed, (i) within forty-five (45) days after the date hereof, all required initial applications and documents in connection with obtaining all Required Gaming Approvals, and (ii) as soon as reasonably practicable after the date hereof, all Governmental Approvals other than those set forth in subclause (i) and shall act diligently and promptly to pursue the Governmental Approvals.  Each party hereto shall use its reasonable best efforts to respond as promptly as practicable to the request of any Governmental Entity for additional information and material, including in respect of Required Gaming Approvals and the antitrust laws of any applicable jurisdiction, and shall cooperate with the other parties hereto in connection with the making of all filings referenced in the preceding sentence, including, subject to applicable Laws relating to the exchange of information (including the antitrust laws of any applicable jurisdiction and any Gaming Laws). Without limiting the foregoing, unless a Governmental Entity requires otherwise, each of the Buyers and the Sellers shall notify the other parties promptly of the receipt of written comments or requests from Governmental Entities relating to any Governmental Approvals, and shall supply the other parties (or their outside counsel, as appropriate) with copies of all substantive and non-confidential correspondence between the notifying party or any of its Representatives and Governmental Entities with respect to such Governmental Approvals. Following the execution of this Agreement, each of the Sellers, the Companies and the Buyers shall use reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities as promptly as possible. From the date of this Agreement until the Closing, unless a Governmental Entity requires otherwise, each party hereto shall keep the other parties hereto reasonably informed with respect to such party’s pursuit of Governmental Approvals and, upon written request of any party, the other parties shall provide to such party, as soon as reasonably practicable, a report concerning the status and progress of the application and licensing process with respect to its pursuit of such Governmental Approvals.  Each party agrees to notify the other parties promptly upon receipt of any written correspondence from a Gaming Authority with respect to (A) the prospects for the timely consummation of the transactions contemplated in this Agreement by the Outside Date or (B) raising concerns regarding the suitability of the Buyer Licensing Affiliates or Seller Licensing Affiliates, as applicable.

(c)               Buyer, as promptly as practicable after the date hereof, shall (i) prepare and furnish all necessary information and documents reasonably requested by the FTC or any other Governmental Entity, (ii) use reasonable best efforts to demonstrate to the FTC or any other Governmental Entity that Buyer is an acceptable purchaser of the Purchased Interests and that, following the acquisition of the Purchased Interests, Buyer shall be able to compete effectively, and (iii) reasonably cooperate with Parent and the Sellers in obtaining all FTC Approvals and Required Gaming Approvals.

(d)               Without limiting Section 4.4(a), (b) or (c) if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Buyers and the Sellers shall (i) use their reasonable best efforts to cooperate with each of the other parties hereto to defend, have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is sought or in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, and (ii) use their respective reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the applicable Outside Date), including pursuant to Section 4.4(c), provided, that nothing in this Section 4.4 or any other provision of this Agreement shall require the Buyers to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by, the Buyers or any of their respective Affiliates of any portion of the business, properties or assets of the Buyers, including the Companies or any assets thereof, or any of their respective Affiliates; and in all events the Buyers shall not be required pursuant to this Section 4.4(d) to propose, commit to or effect any action that is not conditioned upon the consummation of the transactions contemplated by this Agreement (the foregoing proviso, the “TRWH Regulatory Limitation”).  For the avoidance of doubt, nothing in this Section 4.4 shall be deemed to limit any obligations any party may have to pay the applicable Termination Fee pursuant to Section 6.2, if such amount is owned pursuant thereto.

(e)               From the date of this Agreement until the Closing, each party shall promptly notify all other parties hereto in writing of any pending or, to the knowledge of the Buyers or the Seller Parties, as appropriate, threatened action, suit, arbitration, audit or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Closing of any transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing.

Section 4.5            Publicity. The Seller Parties and the Buyers shall agree on the form and content of the initial press release regarding the transactions contemplated by this Agreement and thereafter shall consult with each other before their, or their Affiliates’ issuing, provide each other the opportunity to review and comment upon and use commercially reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated by this Agreement and shall not, and shall cause their Affiliates not to, issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except to the extent such consultation or consideration is not possible as a result of applicable Law (including applicable securities laws and any Gaming Laws) or by obligations pursuant to any listing agreement with any national securities exchange, it being understood and agreed that each of Parent and TRWH may elect to file one or more Current Reports on Form 8-K with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement; provided that the disclosures in any such Current Reports on Form 8-K shall not be, unless expressly agreed to by TRWH or Parent (as the case may be), inconsistent in any material respect with previous public disclosures or public statements made by Parent, TRWH, any Seller or a Buyer. Notwithstanding anything to the contrary herein, the Sellers and the Buyers and each of or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the Sellers and the Buyers and do not reveal non-public information relating to any other party or the transactions contemplated hereby. This Section 4.5 will not limit public or other filings or statements made in connection with any dispute.

Section 4.6            Further Assurances and Actions.

(a)               Subject to the terms and conditions of this Agreement (including Section 4.4(d)), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement and (ii) fulfill all conditions precedent applicable to such party pursuant to this Agreement.

(b)               In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the proper officers and/or directors of the Buyers and the Sellers, and their Affiliates, as applicable, shall take all action reasonably necessary (including executing and delivering further affidavits, instruments, notices, assumptions, releases and acquisitions).

Section 4.7            Transfer Taxes; Required Gaming Approvals.

(a)               All transfer, recording, documentary, sales, use, registration and similar Taxes (including all applicable real estate transfer or stock transfer Taxes, but specifically excluding any Income Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne 50% by the Buyers, on the one hand, and 50% by the Sellers, on the other hand. The parties shall cooperate in preparing and filing all Tax Returns related to such Taxes.

(b)               All fees related to the Buyers receiving Required Gaming Approvals shall be borne by the Buyers.

(c)               Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (i)by the Sellers or the Companies (but, in the case of the Companies, only up to the time of the Closing and disregarding all such unpaid costs, fees and expenses incurred at the direction of the Buyers at the time of, or at, the Closing) shall be paid by the Sellers or the Companies prior to the Closing (as the case may be) and (ii) by the Buyers shall be paid by the Buyers, in each case whether or not the Closing is consummated.

Section 4.8            Insurance. Provided that no Casualty Event shall have occurred prior to the Closing, the Companies’ fire and casualty insurance and other insurance policies may be cancelled by the Sellers with respect to periods from and after the Closing as of no earlier than immediately prior to the Closing, and any refunded premiums shall be retained by the Sellers. The Buyers shall be responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for periods from and after the Closing and, if required, shall post any collateral required by an insurer in respect of any insurance policies held by each Company in respect of the Properties, its operations or its employees immediately prior to the Closing. The Sellers shall reasonably cooperate with the Companies after the Closing to submit and pursue (at the Companies’ cost) claims for insured losses occurring prior to the Closing.

Section 4.9            Certain Transactions. Prior to the Closing, Buyer shall not, and shall not permit any of its Affiliates to acquire or enter into an agreement to acquire the equity interests or assets of any Person engaged in the business of owning or operating slot machines, table games, sports wagering or pari-mutuel wagering in the States of Nevada or Louisiana if such transaction would or is reasonably likely to (a) materially delay the receipt of, or materially impact the ability of a party to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement or (b) cause any Governmental Entity having jurisdiction over federal antitrust or competition Laws of the United States to commence or re-open a proceeding or investigation that could reasonably be expected to challenge or prevent the transactions contemplated by this Agreement or delay the Closing thereof beyond the Outside Date (without giving effect to any extension thereof pursuant to Section 6.1(b)).

Section 4.10        No Control. Except as permitted by the terms of this Agreement, prior to the Closing, the Buyers shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the operations of the Companies. Until the Closing, the operations and affairs of the Companies are the sole responsibility of and under the complete control of the Sellers, except as expressly provided for in this Agreement.

Section 4.11        Chips; Front Money.

(a)               From the Effective Time until a date that is no later than the expiration date of the Transition Services Agreement, the Companies may continue to use the Seller’s Chips that were in use prior to the Effective Time. The Buyers shall, if required by the applicable Gaming Laws, submit a plan to the relevant Gaming Authorities at least thirty (30) days prior to the expiration date of the Transition Services Agreement, or such earlier date required by the Gaming Authorities, for the redemption and destruction of all Seller’s Chips used by the Companies. After such plan is approved by the relevant Gaming Authorities (or not later than the expiration date of the Transition Services Agreement, if no such approval is necessary), the Buyers shall redeem for Cash all of the Seller’s Chips issued by the Companies at the Properties for a period of not less than one hundred twenty (120) days. Following the expiration date of the Transition Services Agreement, except in connection with the redemption and destruction of the Seller’s Chips described in such plan, the Buyers shall cease to issue or use (and the Buyers shall not reissue or reuse) any Seller’s Chips. After the Closing, the Buyers shall be solely responsible and liable for compliance with applicable Gaming Laws and regulations of Gaming Authorities with respect to operation and support of the business of the Companies subsequent to Closing, including any obligation to redeem and destroy Seller’s Chips.

(b)               Effective as of the Effective Time, Representatives of each of the Buyers and the Sellers shall take inventory of all Front Money and identify what Persons are entitled to what portions of such Front Money. All such Front Money shall be retained in the cages of the Properties and listed in an inventory prepared and signed jointly by Representatives of the Buyers and the Sellers no later than the Effective Time. From and after the Effective Time, the Buyers shall distribute Front Money only to the Persons and only in the amounts as determined pursuant to this Section 4.11(b).

Section 4.12        Termination of Affiliate Contracts. The Sellers shall, and shall cause their respective Affiliates (other than the Companies), on the one hand, and one or more of the Companies, on the other hand, to, terminate the Contracts listed on Schedule 4.12 (the “Affiliate Contracts”) effective as of the Effective Time, and from and after the Effective Time, no further rights or other obligations or other liabilities on the part of any party thereto shall continue; provided that, for the avoidance of doubt, with respect to any Affiliate Contracts that are enterprise-level Contracts maintained by the Sellers or their respective Affiliates (other than the Companies), the Sellers shall terminate only the Companies’ rights, obligations and other liabilities with respect to such Affiliate Contracts.

Section 4.13        Supplement to Disclosure Schedules. From time to time prior to the Closing, the Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof in order to add or amend information as a result of events or circumstances occurring subsequent to the date hereof. No such supplement, amendment or addition shall be evidence, in and of itself that the representations and warranties in the corresponding Section are no longer true and correct in all material respects. It is specifically agreed that the Disclosure Schedule may be supplemented, amended and/or added to, to add immaterial, as well as material, items thereto. No such supplement, amendment or addition shall be deemed to cure any breach for purposes of Section 5.3(a) or impact or limit a Buyer Indemnified Person’s rights to indemnification pursuant to Article VII or relieve a Seller Party from any liability hereunder in respect of such supplement, amendment or addition. Any such supplement, amendment or addition shall not cure or correct any breach of, or inaccuracy in, any representation or warranty that would have existed if such supplement, amendment or addition had not been made.

Section 4.14        Notice of Certain Events. The Seller Parties, on the one hand, and the Buyers on the other hand, shall promptly notify each other of any (a) administrative or judicial actions or proceedings in connection with the transactions contemplated by this Agreement commenced or threatened in writing against such Person or (b) any change, occurrence or event which would reasonably be expected to cause any of the conditions to Closing set forth in Article V not to be satisfied; provided that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants, or the conditions to the obligations of, any party to this Agreement or such Person’s liability therefor. The Seller Parties, on the one hand, and the Buyers, on the other hand, hereby acknowledge that the other party does not waive any right it may have hereunder as a result of such notifications.

Section 4.15        Title Polices.

(a)               The Seller Parties shall use commercially reasonable efforts to cause Fidelity National Title Insurance Company (the “Title Company”) to issue ALTA 2006 owner’s policies of title insurance, insuring the applicable Company’s leasehold title to the Ground Leased Real Property in amounts reasonably determined by the Buyers, in each case in the form of the applicable pro forma title policy attached hereto as Exhibit C (collectively, the “Title Pro Forma”), including non-imputation and fairway endorsements, and insuring that title to the Ground Leased Real Property is free from all Liens and Encumbrances other than the exclusions from coverage contained in such policies and the Permitted Title Exceptions (collectively, the “Title Policies”). In addition, the Buyers may, at their sole cost and expense, obtain ALTA surveys of the Ground Leased Real Properties (each a “Survey” and collectively, the “Surveys”) and zoning compliance reports for Properties (each a “Zoning Report” and collectively, the “Zoning Reports”), and in connection therewith the Seller Parties shall, and shall cause the Companies to, provide the Buyers’ surveyors and consultants with reasonable access to the Ground Leased Real Properties for such purposes; provided, that obtaining such Surveys and Zoning Reports shall not be a condition to Closing or, assuming the Seller Parties are in compliance with their obligations under this Section 4.15, otherwise delay Closing hereunder.

(b)               The Sellers shall pay the premium for standard-coverage Title Policies and the costs of any non-imputation and fairway endorsements, but the Buyers shall pay the premium for any ALTA extended-coverage to the Title Policies, any other endorsements to the Title Policies (other than any non-imputation and/or fairway endorsements), the cost of the Surveys, the cost of the Zoning Reports and all other costs and expenses (if any) with respect to any Real Property shall be allocated between the Buyers and the Sellers in accordance with the customary practice of the county in which any such Real Property is located.

Section 4.16        Tax Matters.

(a)               Following the Closing, the Sellers shall prepare or cause to be prepared (at the Sellers’ expense) and each Company shall file or cause to be filed all Tax Returns (other than Pass-through Tax Forms, which are governed by Section 4.16(i) below) that are required to be filed by such Company for any Pre-Closing Tax Period. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. With respect to any such Tax Return, the Sellers shall furnish a completed copy of such Tax Return to the Buyers for the Buyers’ review and approval not later than twenty (20) days before the due date for filing such Tax Return (including extensions thereof). The parties shall attempt in good faith to resolve any disagreement regarding such Tax Returns prior to filing. In the event the parties are unable to resolve any dispute within ten (10) days prior to the due date for filing such Tax Return, such dispute shall be resolved pursuant to Section 4.16(c), which resolution shall be binding on the parties. For the avoidance of doubt, this Section 4.16(a) shall not apply to any consolidated, combined, unitary or similar Tax Return that includes any Company, which shall be subject to the sole control of the Sellers and their respective Affiliates and as to which the Buyers shall have no review or approval rights.

(b)               Following the Closing, the Buyers shall prepare or cause to be prepared (at the applicable Company’s expense) and each Company shall file or cause to be filed all Tax Returns (other than Pass-through Tax Forms, which are governed by Section 4.16(i) below) that are required to be filed by such Company for any Straddle Period. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. With respect to any such Tax Return, the Buyers shall furnish a completed copy of such Tax Return to the Sellers for the Sellers’ review and approval not later than twenty (20) days before the due date for filing such Tax Return (including extensions thereof), together with a statement setting forth the amount of Tax for which the Sellers are responsible pursuant to Section 7.2(a). The parties shall attempt in good faith to resolve any disagreement regarding such Tax Returns prior to filing. In the event the parties are unable to resolve any dispute within ten (10) days prior to the due date for filing such Tax Return, such dispute shall be resolved pursuant to Section 4.16(c), which resolution shall be binding on the parties. For the avoidance of doubt, this Section 4.16(b) shall not apply to any consolidated, combined, unitary or similar Tax Return that includes any Company and Parent or its Affiliates, which shall be subject to the sole control of Parent and its Affiliates and as to which the Buyers shall have no review or approval rights.

(c)               Any dispute as to any matter covered by Section 4.16(a) or (b) shall be resolved by the Neutral Accounting Firm. The fees and expenses of the Neutral Accounting Firm shall be borne one-half by the Buyers and one-half by the Sellers. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the party responsible for preparing such Tax Return (which, for the avoidance of doubt, is the Sellers for any Tax Return described in Section 4.16(a) deems correct without prejudice to the other party’s rights hereunder.

(d)               The amount of any Taxes attributable to a Straddle Period shall be apportioned between the pre-Closing portion of such period and the post-Closing portion of such period (i) in the case of property and ad valorem Taxes, by apportioning such Taxes on a per diem basis without taking into account any increase in the assessed value of any property resulting from or attributable to the transactions contemplated by this Agreement and (ii) in the case of all other Taxes, on a closing of the books basis; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned on a per diem basis; provided, further, that for Income Taxes, the pre-Closing portion of any Straddle Period shall end on the Closing Date and that for Non-Income Taxes (including property, gross receipts, sales and employment Taxes), the pre-Closing portion of any Straddle Period shall end on the day prior to the Closing Date.

(e)               If a written notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim with respect to Taxes of any Company (other than Pass-through Tax Contests, which are governed by Section 4.16(i) below) is received by a Buyer, such Company or any of their Affiliates (a “Notified Party”) for which the Sellers would be expected to be liable pursuant to Section 7.2(a)(iii) (a “Tax Claim”), the Notified Party shall give the Sellers prompt notice of such Tax Claim. After the Closing, the Sellers shall have the right (at their option) to represent the interests of such Company in any Tax Claim relating solely to a Pre-Closing Tax Period (and such Company shall provide the Sellers with any necessary powers of attorney in connection therewith), and the Buyers shall have the right to represent the interests of such Company in any other Tax Claim; provided, however, that (i) the controlling party shall keep the non-controlling party reasonably informed and consult in good faith with the non-controlling party with respect to any issue relating to such Tax Claim, (ii) the controlling party shall provide the non-controlling party with copies of all correspondence, notices and other written material received from any Governmental Entity with respect to such Tax Claim and shall otherwise keep the non-controlling party apprised of substantive developments with respect to such Tax Claim, (iii) the controlling party shall provide the non-controlling party with a copy of, and an opportunity to review and comment on, all submissions made to a Governmental Entity in connection with such Tax Claim, and (iv) the controlling party may not agree to a settlement or compromise thereof without the prior written consent of the non-controlling party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of a conflict between the provisions of this Section 4.16(e), on the one hand, and the provisions of Section 7.4, on the other, the provisions of this Section 4.16(e) shall control. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 4.16(e) shall not apply to any Tax Claim relating to any consolidated, combined, unitary or similar Tax group that includes any Company, which Tax Claim shall be subject to the sole control of the Sellers and their respective Affiliates and as to which the Buyers shall have no rights set forth in this Section 4.16(e) or Section 7.4.

(f)                After the Closing Date, the Sellers and the Buyers shall (and shall cause their respective Affiliates to) (i) reasonably assist the other party or parties, as the case may be, in preparing any Tax Returns that such other party or parties, as the case may be, is responsible for preparing and filing in accordance with Section 4.16(a) or (b), (ii) reasonably cooperate in responding to any inquiries from or preparing for any audits of, or disputes with Governmental Entities regarding, any Taxes or Tax Returns of any Company, and (iii) make available to the other party or parties, as the case may be, as reasonably requested, information in its possession relating to each Company that may be relevant to any Tax Return, audit or examination, proceeding or determination and to any Governmental Entity, as reasonably requested by the Sellers or the Buyers, information, records and documents relating to Taxes of such Company.

(g)               The Sellers shall be entitled to any Tax refunds or overpayments in respect of Pre-Closing Tax Periods and the pre-Closing portion of Straddle Periods that are received by a Buyer or any Company, or that reduce Taxes otherwise payable by a Buyer or any Company in respect of a Post-Closing Tax Period or the post-Closing portion of a Straddle Period, net of any out-of-pocket costs or Taxes attributable to such refunds; provided, however, that the Sellers shall not be entitled to any Tax refunds or overpayments that are taken into account in the calculation of Closing Working Capital. The Buyers shall cause each Company to make all filings and take all actions necessary to secure such refunds or overpayments as promptly as possible and to pay to the Sellers any such amount within fifteen (15) days after the actual receipt of or entitlement to such refund or overpayment. For the avoidance of doubt, to the extent not taken into account in the calculation of Closing Working Capital, the Buyers shall promptly pay to the Sellers the amount of any Tax (including estimated Tax) prepaid by any Company on or prior to the Closing Date with respect to a Post-Closing Tax Period or the post-Closing portion of a Straddle Period.

(h)               Without obtaining the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), the Buyers shall not, and shall not cause or permit any Company to, (i) take any action on the Closing Date other than in the Ordinary Course of Business that could reasonably be expected to give rise to any material Tax Liability of Parent or the Sellers or any indemnification obligation of the Sellers under Section 7.2(a), (ii) amend any Tax Return of any Company for a Pre-Closing Tax Period or a Straddle Period, (iii) file any Tax Return of any Company for a Pre-Closing Tax Period or a Straddle Period other than one filed in accordance with Section 4.16(a) and (b), or (iv) carry back any loss, credit or other Tax attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period or Straddle Period.

(i)                 The Sellers shall control the preparation and any amendment of any Pass-through Tax Form for any Pre-Closing Tax Period or Straddle Period, and the Buyers shall cooperate, and cause the applicable Company to cooperate, in filing any such Pass-through Tax Form. If the Buyers or a Company becomes aware of any Pass-through Tax Contest for a Pre-Closing Tax Period or Straddle Period, the Buyers shall promptly notify the Sellers in writing. The Sellers shall be entitled to control any Pass-through Tax Contest relating to a Pre-Closing Tax Period or Straddle Period, and the Buyers shall cooperate, and cause the applicable Company to cooperate, with the Sellers in connection with such Pass-through Tax Contest. Any such Pass-through Tax Form or Pass-through Tax Contest relating to a Pre-Closing Tax Period shall be subject to the sole control of the Sellers, and the Buyers shall have no review or approval rights with respect to any such Pass-through Tax Form or Pass-through Tax Contest, unless such Pass-through Tax Form or Pass-through Tax Contest shall have an adverse effect on the applicable Company or the Buyers, in which case the Sellers shall reasonably cooperate with such Company and the Buyers to minimize any such adverse effect. In the event any Pass-through Tax Form or Pass-through Tax Contest relating to a Straddle Period may have an effect on a Company or the Buyers (or their direct or indirect owners) for any period ending after the Closing Date, the Sellers shall obtain the consent of the Buyers (such consent not to be unreasonably withheld, conditioned or delayed) prior to the filing of such Pass-through Tax Form or on all matters relating to such Pass-through Tax Contest, as applicable.

(j)                 The Sellers and the Buyers shall treat the purchase of the MontBleu Purchased Interests as a sale of assets for U.S. Federal (and applicable state and local) Income Tax purposes. Shreveport JV shall make an election under Section 754 of the Code with respect to the taxable year that includes the Closing Date, if such election is not already in effect for such taxable year.

Section 4.17        Termination of Tax Sharing Agreements. Any and all Tax Sharing Agreements (other than any Ordinary Course Tax Sharing Agreement) between any Company and any other Person entered into before the Closing Date shall be terminated before or as of the Closing Date and, from and after the Closing Date, such Company shall not be obligated to make any payment pursuant to any such agreement for any past or future period.

Section 4.18        Director and Officer Liability and Indemnification. Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by each Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, an officer or director of such Company, as provided in the certificate or articles of incorporation or formation, by-laws, partnership agreement or limited liability company agreement of such Company, in each case as in effect on the date of this Agreement, shall not be terminated or modified in a manner as to adversely affect any director or officer to whom such provisions apply, and shall survive the Closing Date and continue in full force and effect in accordance with their respective terms for a period of not less than three (3) years. For a period of three (3) years following the Closing Date, Parent, or any successor thereto, shall at all times maintain, and timely pay all premiums and deductibles with respect to, directors’ and officers’ insurance policies providing substantially similar coverage to that in effect as of the date hereof for the benefit of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, an officer or director of such Company, and Parent shall use its reasonable best efforts to cause such insurance coverage to be available to such officers and directors and for payments to be made pursuant to such policies for the benefit of such officers and directors, in each case, for such three (3)-year period and any period thereafter during which a claim against such an officer and director remains unresolved.

Section 4.19        Use of Player List. Neither Buyer nor any of its Affiliates (including after the Closing, any Company) or Representatives shall use the Player List in any manner contrary to Gaming Laws or other Laws.

Section 4.20        Casualty and Condemnation Proceeds.

(a)               In the event that, during the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, (i) there is any damage, destruction or other casualty affecting one of the Properties (a “Casualty Event”), or any condemnation or eminent domain proceeding is completed with respect to such Property, and (ii) the Sellers or the applicable Company or any of the Sellers’ or the applicable Company’s Affiliates (including Parent) receive any insurance proceeds from such casualty, business interruption or governmental award in such condemnation or eminent domain proceeding (in either case, “Casualty and Condemnation Proceeds”), then such Person receiving such proceeds may not distribute such Casualty and Condemnation Proceeds to the Sellers or any Affiliate of a Seller (other than a Company). For the avoidance of doubt, the foregoing restriction on distributions shall not apply to any insurance proceeds received in respect of business interruption resulting from the shutdown of the Properties due to the pandemic or public health emergency caused by COVID-19.

(b)               In the event that, during the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, (i) there is a Casualty Event, or any condemnation or eminent domain proceeding is completed with respect to such Property, and (ii) the Sellers or the applicable Company or any of the Sellers’ or the applicable Company’s Affiliates receive any Casualty and Condemnation Proceeds, then, (A) if the Sellers or any Affiliate of a Seller (other than the applicable Company) receives the Casualty and Condemnation Proceeds during the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Sellers or such other Affiliate shall contribute such proceeds (net of legal expenses reasonably incurred in connection with pursuing the proceeds or award) to the applicable Company immediately prior to the Closing, and (B) if the Sellers or any Affiliate of a Seller (other than the applicable Company) receives the Casualty and Condemnation Proceeds after the Closing, the Sellers or such other Affiliate shall promptly deliver such proceeds (net of legal expenses reasonably incurred in connection with pursuing the proceeds or award) to the applicable Company.

(c)               With respect to any insurance claims for events described in this Section 4.20 that would reasonably be expected to result in the payment of money damages in excess of $250,000, the Buyers shall have the right to participate in any settlements and related discussions with the applicable insurance company, and the Sellers shall take into consideration the Buyers’ requests with respect thereto as part of its negotiations with the applicable insurance company. In addition, without the prior written consent of the Buyers, which consent shall not be unreasonably withheld, conditioned or delayed, the Sellers shall not agree to any settlement or other resolution of any open insurance claim that would reasonably be expected to result in Casualty and Condemnation Proceeds exceeding $250,000 individually.

Section 4.21        No Shop. From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, Parent and the Seller Parties agree that they shall not, and shall not permit or cause any of their respective Affiliates or their or their Affiliates’ officers, managers, members, directors, employees, investment bankers, consultants, advisors, other agents and Representatives (collectively, “Seller Representatives”), to directly or indirectly, (a) take any action to solicit, initiate, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer to acquire all or any significant part of any Company or any of its assets, whether by merger, sale of equity interests, sale of assets, recapitalization or otherwise (each, an “Acquisition Proposal”), (b) disclose or provide any nonpublic information relating to any Company (including this Agreement) in connection with an Acquisition Proposal, (c) afford access to a transaction data room, the Properties, books or records of any Seller Party or Affiliate thereof to any third party that has made or is reasonably believed by the Sellers to be contemplating any Acquisition Proposal, (d) enter into any agreement, arrangement or understanding, including any letter of intent, term sheet or other similar document relating to an Acquisition Proposal, or (e) otherwise cooperate with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Buyers or their respective Representatives) with respect to, or which would reasonably be likely to lead to, an Acquisition Proposal. Parent and the Seller Parties shall and shall cause their Affiliates and their Seller Representatives to promptly cease and cause to be terminated all discussions and negotiations, if any, which have taken place prior to the date hereof with respect to any Acquisition Proposal. The Seller Parties shall promptly notify the Buyers if any Acquisition Proposal, or any offer, proposal, agreement, inquiry or contact with any Person with respect thereto, is made, or amended or updated, subsequent to the date hereof, including the identity of the Person making such offer, proposal, agreement, inquiry or contact, and keep the Buyers reasonably informed with respect to the status of the foregoing, and shall promptly notify the Person making such Acquisition Proposal, or offer, proposal, agreement, inquiry or contact with respect thereto about the existence of this exclusivity covenant (but shall not disclose the identity of the parties to this Agreement or any of the terms of this Agreement unless such information has been previously disclosed in accordance with the terms of this Agreement) and of the Seller Parties’ and their Affiliates’ and their Seller Representatives unwillingness to discuss any Acquisition Proposal until this Agreement is terminated. Notwithstanding anything in this Section 4.21 to the contrary, if Parent, any of its Subsidiaries or any of their respective Representatives receives an inquiry, proposal or offer from any Person or group relating to an acquisition of a direct or indirect parent of any Seller (a “Separate Proposal”), then Parent, any of its Subsidiaries (other than a Company) and any of the representatives of any of the foregoing, as applicable, may (i) furnish any information, other than information related to a Company or the terms of the transactions contemplated by this Agreement to the extent not then publicly disclosed in accordance with the terms of this Agreement, to any Person making such Separate Proposal and any of its representatives, (ii) engage in discussions or negotiations with respect to such Separate Proposal with any Person making such Separate Proposal and any of its representatives, or (iii) enter into any transaction relating to such Separate Proposal; provided that entry into any such transaction shall not affect the rights and obligations of the parties under this Agreement.

Section 4.22        Confidentiality; Nonsolicitation.

(a)               For a period of one (1) year following the Closing, the Sellers shall, and shall cause their Affiliates and Representatives to, keep confidential all information exclusively relating to the Companies and their business, except (x) to the extent legally permissible, in connection with any action to enforce this Agreement, (y) with respect to financial information of the Companies and their Subsidiaries for to pre-Closing periods for use in connection with the Sellers’ or their Affiliates’ financial reporting activities, or (z) to the extent such information is requested or required by applicable Law or regulation or by deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar legal process, in which case the Sellers shall (i) provide the Buyers with prompt (and in any event prior to any disclosure) written notice to the extent not legally prohibited of the existence, terms and circumstances of any such request or requirement so that the Companies may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 4.22(a), (ii) disclose only that portion of the information which outside counsel advises the Sellers is legally required to be disclosed, and (iii) exercise (and cause their Representatives to exercise) reasonable efforts to preserve the confidentiality of the information; provided, that notwithstanding the foregoing, the Sellers and their Representatives may disclose any information to any Governmental Entity the extent requested or required in connection with a routine audit or examination by any tax or regulatory authority having jurisdiction over the Sellers or their Representatives.

(b)               From and after the Closing until the date twelve (12) months after the Closing Date, Parent and each Seller shall not and each shall cause its respective Affiliates not to directly or indirectly through another Person encourage, induce or solicit for employment or in any other capacity any employee of the Company; provided, however, that Parent, the Sellers and their respective Affiliates may:

(i)                 advertise for employees in newspapers, trade publications or other media, or engage recruiters to conduct general employee search activities, in each case not targeted specifically at employees of the Companies;

(ii)              hire employees of the Companies who apply for employment with Parent or its Affiliates, as long as such employees were not solicited by Parent, the Sellers or their respective Affiliates in violation of this Section 4.22;

(iii)            make offers of employment to or employ or hire any employee of a Company if such Company notified Parent, the Sellers or their respective Affiliates in writing that such Company does not intend to make an offer of employment to that employee, or where such an offer has been made and the employee has declined the offer, or where the employee’s employment has been terminated by Buyer or its Affiliates; or

(iv)             solicit or hire any former employee of the Companies who is not employed by the Company at the time of such solicitation or hiring of such employee and so long as Parent, the Sellers and their respective Affiliates did not cause, induce or attempt to cause or induce such employee to no longer be employed by Buyer or its Affiliates in violation of this Section 4.22.

Section 4.23        Financial Statements.

(a)               From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VI, the Seller Parties shall provide the Buyers (i) as promptly as practical after the end of each calendar month (but in no event later than thirty (30) days after the end of each fiscal month ending after the date hereof and before the Closing Date) financial statements consisting of the consolidated balance sheet of such Company as at such date and the related statement of operations for such monthly period and (ii) if the Closing has not occurred by March 1, 2021, a complete copy of the unaudited consolidated financial statements of each Company for the year ended December 31, 2020, consisting of the consolidated balance sheet of such Company as at such date and the related consolidated statements of operations and cash flows for the year then ended, within 90 days after the end of such fiscal year; provided, that the provision of such annual unaudited financial statements pursuant to this Section 4.23(a) shall not be a condition to, or otherwise delay, the Closing if the conditions set forth in Section 5.1 and Section 5.2 (other than those conditions which, by their nature, are to be satisfied on the Closing Date, but that are expected to be satisfied at the Closing) have been satisfied or waived.

(b)               From the date of this Agreement until the filing of any Form 8-K Financial Statements (or, if this Agreement is terminated pursuant to Article VI, the date of such termination), to the extent that the Buyers or any of their Affiliates (such Persons, a “Requesting Buyer”) determine that any financial statements of any Company or the Companies combined are required to be filed with the Securities and Exchange Commission (“SEC”), including under Rule 3-05 or Article 11 of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”) (such financial statements, “S-X Financial Statements”), (i) to satisfy such Requesting Buyer’s reporting obligations on Form 8-K (or any amendments thereto) in connection with the transactions contemplated hereby as a result of the Closing (such financial statements, “Form 8-K Financial Statements”), upon reasonable notice from such Requesting Buyer at any time after the date hereof but no later than the tenth (10th) day following the Closing Date, the Sellers shall, and prior to the Closing shall cause each Company to (in each case at the Requesting Buyer’s sole expense), use reasonable best efforts to prepare and deliver such Form 8-K Financial Statements to the Requesting Buyer as soon as reasonably practical (but in no event later than the sixty-fifth (65th) day following the Closing Date) and (ii) in connection with any registration statement, proxy statement, prospectus or prospectus supplement filed with the SEC, or offering memorandum prepared by or on behalf of the Requesting Buyer, upon reasonable notice from such Requesting Buyer, the Sellers shall use reasonable best efforts prior to the Closing to cause the Companies (at the Requesting Buyer’s sole expense) to prepare and deliver such S-X Financial Statements to the Requesting Buyer as soon as reasonably practical.

(c)               In furtherance of the provisions of Section 4.23(b), (x) after the Closing Date, the Sellers shall, and (y) prior to the Closing the Sellers shall, and shall cause each Company to, use commercially reasonable efforts, to (i) provide reasonable assistance and cooperation with such Requesting Buyer’s preparation of such financial statements (including by providing reasonable access to such financial information and financial data as shall be reasonably requested by the Requesting Buyer or its Representatives in connection with the preparation of such financial statements) and any required pro forma financial information and pro forma financial statements or any required non-GAAP reconciliations, in each case, in accordance with Regulation S-X, (ii) provide reasonable assistance to the Requesting Buyer and its independent accounting firm in completing audits and the preparation of such financial statements and other financial information, and (iii) upon reasonable request prior to the Closing, deliver to the Requesting Buyer or its independent accounting firm, a customary representation letter signed by an authorized officer of the Company in such form as is reasonably required by the Requesting Buyer’s independent accounting firm; provided, that nothing in this Section 4.23(c) shall (A) unreasonably interfere with the business or operations of the Sellers or any Company or (B) provided that the Sellers are in compliance with their obligations under Section 4.23(b) and this Section 4.23(c) prior to such date, require assistance beyond the sixtieth (60th) day after the Closing Date; provided, further, that nothing in Section 4.23(b) or this Section 4.23(c) shall require the Sellers, any Company or any of their respective Representatives to provide any information relating to (1) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments, (2) projections or other forward-looking information or statements, or (3) any financial information related to the Buyers or any of their respective Subsidiaries or any adjustments that are not directly related to the transactions contemplated by this Agreement.

(d)               For the avoidance of doubt, any such obligations of the Sellers or, prior to the Closing, any Company under Section 4.23(b) and (c) and Section 4.26 shall be at the Requesting Buyer’s sole expense and Requesting Buyer(s) shall promptly reimburse the Sellers for any costs and expenses (including reasonable legal and accounting fees, third-party labor costs and contractor costs) incurred by the Sellers or, prior to the Closing, the Sellers or the Companies (including those of their respective Affiliates or Representatives) in connection with its performance under Section 4.23(b) and (c) and Section 4.26.

Section 4.24        Player List.

(a)               At the Closing, Seller shall transfer to the Buyers the Player List for the applicable Property.

(b)               From and after two days following the date of this Agreement and prior to the Closing (the “Interim Period”), Parent shall restrict access to the Player List to employees of the Companies and those employees of Parent or an Affiliate of Parent who need access to the Player List to provide support services required by the Companies’ marketing employees and will use its reasonable best efforts to block continuing access or destroy tangible and intangible copies of the Player List otherwise available to parties not so restricted. Parent shall adopt, and use commercially reasonable efforts to enforce, written policies to provide that, once access to the Player List has been appropriately restricted as required under the terms of this Section 4.24(b), additional access may not be granted to other individuals and positions at Parent or its Affiliates (other than employees of the Companies and those Parent Employees who need access to the Player List to provide support services required by the Companies’ marketing employees) without a written approval from Parent’s chief legal officer. During the Interim Period, Parent’s marketing strategies and activities with respect to the Properties shall be managed and directed by the employees of the Companies and, solely at the request of employees of the Companies and to the extent necessary to such marketing activities, employees of Parent that regularly provide marketing support services to casinos or hotels owned by Parent or its Affiliates. Without limiting any other provision hereof, Parent or its Affiliates shall not directly market any other casino property owned by Parent or its Affiliates (x) to any Signing Date Exclusive Player from and after the date of this Agreement until the Closing unless or until such Signing Date Exclusive Player visits another casino or hotel owned by Parent or its Affiliates (other than the Property) and furnishes personal information to such casino or hotel (by presenting such customer’s Customer Loyalty Program card or otherwise) or (y) to any Closing Date Exclusive Player from and after the Closing unless or until such Closing Date Exclusive Player visits casino or hotel owned by Parent or its Affiliates and furnishes personal information to such casino or hotel (by presenting such customer’s Customer Loyalty Program card or otherwise); provided, however, that, from and after the date of this Agreement until the Closing, and from and after the Closing, Parent and its Affiliates may engage in general advertising and general marketing for other casinos or hotels owned by Parent or its Affiliates not specifically directed (A) during the Interim Period, to Signing Date Exclusive Players or (B) after the Closing Date, to Closing Date Exclusive Players. For purposes of clarity and subject to the limitations contained herein, during the Interim Period, Parent may retain and use the Customer Database. From and after the Closing, Parent and its Affiliates may retain and use information regarding Closing Date Exclusive Players only to the extent as is necessary to ensure compliance with Law or other legal obligations or to defend or prosecute actual or potential litigation.

(c)               From and after the Closing Date, for customers referenced in (i) Parent’s database for the ONE Club player loyalty program as having visited Shreveport Property and any other casino or hotel owned by Parent or its Affiliates other than Shreveport Property or (ii) the database for any casino or hotel owned by Parent or its Affiliates utilizing the Trop Advantage player loyalty program other than the MontBleu Property, in each case, prior to Closing Date (the “Shared Players”), Parent and its Affiliates may retain and use the Customer Database; provided, however, that following the termination of the provision by Parent of the services described in Article I of Schedule I of the Transition Services Agreement, Parent shall segregate in the Customer Database the information described in clauses (ii) and (iii) of the definition of “Player List” with respect to the Shared Players and shall only permit access to such information to the extent such information is necessary to ensure compliance with Law or other legal obligations or to defend or prosecute actual or potential litigation. For the avoidance of doubt, nothing in this Agreement shall restrict Parent or its Affiliates from retaining and using any information, including the Customer Database, with respect to customers referenced in any Customer Loyalty Program other than ONE Club or Trop Advantage, provided that such retention and use of information shall be subject to the limitations set forth in Section 4.24(b) with respect to Signing Date Exclusive Players and Closing Date Exclusive Players.

(d)               For purposes of this Section 4.24 neither Company shall be considered an Affiliate of Parent from and after the Closing.

Section 4.25        FTC Approval.

(a)               Each of the parties acknowledges and agrees that all terms and conditions of this Agreement shall be subject to FTC Approval and, subject to this Section 4.25, may be subject to the substitution or addition of such modified or other terms and conditions as the FTC may require. Each party hereto agrees that it shall use reasonable best efforts to keep the other parties reasonably informed with respect to discussions with the FTC regarding potential modifications, substitutions or changes required by the FTC and to use reasonable best efforts to provide the other a reasonable opportunity to discuss with the FTC or its staff proposed changes to this Agreement, if any, in connection with the process for seeking FTC Approval. Each party hereto agrees that it shall negotiate in good faith and execute promptly an appropriate amendment to this Agreement to reflect such required changes (an “Amendment”), unless (i) TRWH or the Buyers determine in good faith that such changes could reasonably be expected to be, in the aggregate, material and adverse to the Companies or any of them following the Closing, (ii) such changes would require a change in the Base Purchase Price, or (iii) a party determines in good faith that such changes would adversely affect the economics of the transactions contemplated by this Agreement (other than as a result of either party’s requirement of a change in the Base Purchase Price, which shall be subject to clause (ii)); provided, that (A) only the parties who would suffer the material and adverse consequences (in the case of clause (i)) or whose economics would be adversely affected (in the case of clauses (ii) and (iii)) (the “Affected Party”) may elect not to execute an Amendment and may terminate this Agreement pursuant to Section 4.25(b) hereof and (B) this Section 4.25 shall not impose any obligation on the Buyers or TRWH in respect of the TRWH Regulatory Limitation.

(b)               If the Affected Party elects not to execute an Amendment, or if the FTC requests an amendment to the TRWH Regulatory Limitation to which TRWH and the Buyers do not consent in their sole discretion, either party may terminate this Agreement pursuant to Section 6.1(h).

Section 4.26        Financing Cooperation. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, at the sole cost of the Buyers, the Sellers shall, and shall cause the Companies to, and shall use their respective commercially reasonable effort to cause its and their respective Representatives to, provide Buyers such cooperation as is reasonably requested by Buyers in connection with the TRWH Debt Financing or any other financing proposed to be completed in lieu of the TRWH Debt Financing prior to the Closing for purposes of financing the transactions contemplated by this Agreement (collectively, the “Financing”) (provided that such requested cooperation is consistent with applicable Law and does not unreasonably interfere with the operations of the Sellers or the Companies), including:

(a)               providing such information regarding the Companies and their respective businesses as shall be reasonably requested by the Buyers in connection with the Buyers’ preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, confidential information memoranda and similar documents required in connection with such Financing;

(b)               solely with respect to financial information and data derived from each Company’s historical books and records, provide Buyers with such information as Buyers reasonably request in connection with Buyers’ preparation of pro forma financial information and pro forma financial statements required in connection with such financing, it being agreed that none of the Sellers, the Companies or any of their respective Representatives will be required to provide any information relating to (i) any description of any debt or other financing or the proposed aggregate amount of any debt or other financing or assumed interest rates and fees and expenses relating to the incurrence of such financing, (ii) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments, (iii) projections, risk factors or other forward-looking information or statements, or (iv) any financial information related to the Buyers or any of their respective Affiliates or any adjustments that are not related to the transactions contemplated by this Agreement;

(c)               assisting in the preparation of definitive financing documents, including interest hedging arrangements, pledge and security documents, and certificates and other documents and back-up for legal opinions, in each case as applicable and to the extent reasonably requested by the Buyers; provided that no obligation of any Company under such documents shall be effective prior to the Closing;

(d)               obtaining customary Lien releases;

(e)               participating in a reasonable number of telephonic due diligence sessions reasonably requested by the financing sources on reasonable advance notice and at mutually agreeable times and places;

(f)                allowing the use of each Company’s logos for any offering documents and other marketing materials;

(g)               to the extent in the possession of the Sellers or the Company, delivering customary real estate and environmental reports, agreements and other documentation relating to the Properties; and

(h)               providing any requested KYC information reasonably requested by any financing source;

provided, that nothing in this Section 4.26 shall require (i) such cooperation to the extent it would subject Parent, any Seller Party or any of their respective Subsidiaries, Affiliates or Representatives to any actual or potential personal liability, (ii) the taking of any action that would conflict with or violate (x) the organizational documents of any Seller Party or (y) any contract of any Seller Party, (iii) such cooperation, or the taking of any action, that would cause any Seller Party to breach any provision or fail to perform any of its obligations under this Agreement or cause any condition to Closing set forth in Article V to fail to be satisfied, (iv) any Seller Party or any of their respective Subsidiaries or Affiliates to cause its governing board/committee or partners to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action in each case for the purpose of approving such Financing, (v) any Seller Party or any of their respective Subsidiaries or Affiliates to pay any commitment or other similar fee in respect of such Financing prior to the Closing Date that is not advanced or substantially simultaneously reimbursed by the Buyers, or (vi) any Seller Party or any of their respective Subsidiaries or Affiliates to make any representations or warranties to, or agree to any covenants with, any Person in connection with the Financing (provided that the Companies and their respective Subsidiaries will take such actions to the extent such actions are contingent on, or are not effective prior to, the Closing). Buyers shall indemnify, defend and hold harmless Parent, the Seller Parties and each of their respective Affiliates and Representatives, successors and assigns from and against all Losses suffered or incurred by them in connection with (A) any action taken by them at the request of any Buyer pursuant to this Section 4.26 or (B) any information utilized in connection therewith.

Section 4.27        Financing. TRWH shall keep the Sellers reasonably informed of the status of its efforts to obtain any Financing and provide the Company with copies of any agreements related thereto upon the execution thereof.

Article V

CONDITIONS TO CLOSING

Section 5.1            Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to this Agreement (except as specified in Section 5.1(c)(ii)(B)) to effect the Closing are subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by all of the parties hereto:

(a)               No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation that is in effect (whether temporary, preliminary or permanent) and that prevents or prohibits the consummation of any of the transactions contemplated by this Agreement or that makes it illegal for either party hereto to perform its obligations hereunder.

(b)               Regulatory Approval. The FTC shall have authorized the sale and purchase of the Purchased Interests set forth in this Agreement by accepting an agreement containing consent orders and placing on the public record for notice and comment a proposed decision and order requiring Parent and the Sellers to divest the Purchased Interests to Buyer as an FTC-approved acquirer (the “FTC Approval”).

(c)               Governmental Approvals. The Buyers and the Sellers, as applicable, shall have obtained all Required Gaming Approvals and (i) such Required Gaming Approvals shall be in full force and effect and (ii) such Required Gaming Approvals shall not contain, have or impose any material restrictions or conditions that (A) do not apply to the Companies as of the date hereof and (B) would reasonably be expected to adversely affect the operations of the Companies or the Buyers in a material respect following the Closing; provided, however, that Section 5.1(c)(ii)(B) may only be invoked by the Buyers as a condition to Closing.

Section 5.2            Additional Conditions to Obligations of the Buyers. The obligation of the Buyers to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, which may be waived in whole or in part in writing exclusively by the Buyers:

(a)               Representations and Warranties. The representations and warranties contained in Sections 2.1, 2.2(a), 2.2(b)(i), 2.3, 2.19, 8.19(b)(i) and 8.19(b)(ii)(A) shall be true and correct in all respects, other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). All other representations and warranties contained in Article II and Section 8.19(b) (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be true and correct as of such dates would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Buyers shall have received a certificate signed on behalf of each Seller and Company by an officer of such Seller and Company to such effect.

(b)               Performance of Obligations of the Sellers and the Companies. The Sellers and the Companies shall have performed in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing. The Buyers shall have received a certificate signed on behalf of each Seller and Company by an officer of such Seller or Company to such effect.

(c)               No Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, event, occurrence, condition, development or effect that, taken together with all other changes, events, occurrences, conditions, developments and effects, has had, or would be reasonably likely to have, a Material Adverse Effect.

(d)               Title Insurance; Estoppel Certificates.

(i)                 The Title Company shall be irrevocably committed to issue the Title Policies upon Closing.

(ii)              The Buyers shall have received that certain written estoppel certification substantially similar to the form attached hereto as Exhibit J, issued not more than thirty (30) days prior to the Closing Date from the landlord under the Shreveport Ground Lease.

(iii)            The Buyers shall have received that certain written estoppel certification substantially similar to the form attached hereto as Exhibit K, issued not more than thirty (30) days prior to the Closing Date from the landlord under the A&R Lease.

(e)               Closing Deliverables. The Sellers shall have delivered to the Buyers the items set forth in Section 1.3(c).

(f)                A&R Lease. The A&R Lease and the Letter Agreement shall be in full force and effect as of the Closing Date.

(g)               Financing. TRWH shall have obtained Financing in an amount sufficient to provide funds to pay the Closing Payment.

Section 5.3            Additional Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the Closing are subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by the Sellers:

(a)               Representations and Warranties. The representations and warranties of the Buyers or TRWH contained in Sections 3.2(a), 3.2(b)(i), 3.3, 8.20(b)(i) and 8.20(b)(ii)(A) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date). All other representations and warranties contained in Article III and Section 8.20(b) (without giving effect to any limitations as to “materiality” or “material and adverse effect” set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Sellers shall have received a certificate signed on behalf of the Buyers by an officer of each Buyer to such effect.

(b)               Performance of Obligations of the Buyers. The Buyers shall have performed in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing. The Sellers shall have received a certificate signed on behalf of the Buyers by an officer of each Buyer to such effect.

(c)               Merger. The Merger shall have been consummated or shall be able to be consummated substantially simultaneously with the consummation of the transactions contemplated by this Agreement; provided, that, notwithstanding any other provision herein or in any of the Related Acquisition Agreements, this Section 5.3(c) is a condition only with respect to the Sellers’ obligations to consummate the sale of the Purchased Interests, and not with respect to the closing of the transactions contemplated by the Related Acquisition Agreements.

(d)               Release of Guaranty. The General Release, dated as of the date of this Agreement, between MontBleu Seller and Edgewood Companies, shall continue to be in full force and effect as of the Closing Date.

Section 5.4            Frustration of Closing Conditions. The Sellers may not rely on the failure of any condition set forth in Section 5.1 or 5.3 to be satisfied if such failure was caused by the failure of any Seller to perform any of its obligations under this Agreement, to act in good faith or to use its commercially reasonable efforts or reasonable best efforts (as the case may be) to consummate the Closing. The Buyers may not rely on the failure of any condition set forth in Section 5.1 or Section 5.2 to be satisfied if such failure was caused by the failure of the Buyers to perform any of its obligations under this Agreement, to act in good faith or to use its commercially reasonable efforts or reasonable best efforts (as the case may be) to consummate the Closing.

Article VI

TERMINATION AND AMENDMENT

Section 6.1            Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 6.1(b) through (k), by written notice by the terminating party to the other parties):

(a)               by mutual agreement of the Sellers and the Buyers;

(b)               by the Sellers, on the one hand, or the Buyers, on the other hand, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date; provided, however, that if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date and the conditions set forth in Section 5.1(b) and/or Section 5.1(c) are the only remaining conditions to Closing (other than conditions to be satisfied or waived at or upon the Closing), either the Sellers, on the one hand, or the Buyers, on the other hand, shall have the right to extend the Outside Date by written notice given to the other for up to two (2) additional consecutive thirty (30)-day periods; provided, further, that the right to terminate this Agreement under this Section 6.1(b) shall not be available (x) to any party whose action or failure to act has been the primary cause of, materially contributed to or has resulted in the failure of the Closing to occur on or before the Outside Date and such action or failure to act constitutes a material breach of this Agreement or (y) to the Sellers if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date and both (A) the condition set forth in Section 5.3(c) is the only remaining condition to Closing (other than conditions to be satisfied or waived at or upon the Closing) and (B) the Merger Agreement has been terminated but the notice contemplated by Section 6.1(i) has not been given;

(c)               by the Buyers, on the one hand, or the Sellers, on the other hand, (i) upon receipt by any of the Sellers, Parent, the Buyers or TRWH of written notice from the staff of the FTC or a Gaming Authority with jurisdiction in respect of a Required Gaming Approval (each, a “Relevant Authority”) that such staff of a Relevant Authority (A) has finally determined that the Buyers are not acceptable purchasers of the Purchased Interests or (B) has made a final determination that such Relevant Authority shall not issue to any Buyer all Required Gaming Approvals which are necessary to satisfy the condition set forth in Section 5.1(c) or (ii) if any Buyer withdraws and does not promptly resubmit its application for any Required Gaming Approval in response to a communication from a Gaming Authority regarding a likely or impending denial of a Required Gaming Approval;

(d)               by the Sellers, on the one hand, or the Buyers, on the other hand, if, after accepting this Agreement for public comment, the FTC withdraws such acceptance or determines that Buyer is not an acceptable purchaser of the Purchased Interests;

(e)               by the Sellers, on the one hand, or the Buyers, on the other hand, if a court of competent jurisdiction or other Governmental Entity with jurisdiction shall have issued a final nonappealable order, decree or ruling or taken any other final nonappealable action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and one or more of the transactions contemplated hereby (any such order, decree, ruling or action, a “Final Regulatory Action”); provided, however, that the right to terminate this Agreement under this Section 6.1(e) shall not be available to any party whose action or failure to act has been the primary cause of or resulted in such Final Regulatory Action, and such party’s action or failure to act constitutes a material breach of this Agreement;

(f)                by the Buyers, if Parent, the Sellers or the Companies have breached any representation, warranty, covenant or agreement on the part of Parent, the Sellers or the Companies set forth in this Agreement that (i) would result in a failure of a condition set forth in Section 5.2(a) or (b) and (ii) (A) by its nature cannot be cured by the Outside Date or (B) if capable of being cured is not cured prior to the earlier of thirty (30) calendar days after written notice thereof and the Outside Date;

(g)               by the Sellers, if a Buyer or TRWH has breached any representation, warranty, covenant or agreement on the part of such Buyer or TRWH set forth in this Agreement that (i) would result in a failure of a condition set forth in Section 5.3(a) or (b) and (ii) (A) by its nature cannot be cured by the Outside Date or (B) if capable of being cured is not cured prior to the earlier of thirty (30) calendar days after written notice thereof and the Outside Date;

(h)               by the Buyers or the Sellers pursuant to Section 4.25(b);

(i)                 by the Sellers in the event that the Merger Agreement is terminated; provided, that the Sellers shall only have the right to terminate this Agreement pursuant to this Section 6.1(i) if notice of such termination is given by the Sellers within ten (10) Business Days of the termination of the Merger Agreement;

(j)                 by the Sellers at any time on or after 5:00 p.m. Eastern Daylight Time on May 12, 2020 in the event that, prior to delivery of written notice of such termination by Sellers, TRWH or the Buyers do not notify the Sellers in writing that (x) TRWH has obtained Financing proceeds, or a Financing commitment reasonably satisfactory to TRWH, in either case, in an amount sufficient to provide funds to pay the Closing Payment and (y) TRWH and the Buyers irrevocably waive the condition set forth in Section 5.2(g); and

(k)               by the Buyers if the condition set forth in Section 5.2(g) has not been satisfied by June 23, 2020; provided, that the Buyers shall only have the right to terminate this Agreement pursuant to this Section 6.1(k) if notice of such termination is given by the Buyers within ten (10) Business Days thereafter.

The party desiring to terminate this Agreement pursuant to this Section 6.1 (other than pursuant to Section 6.1(a)) shall give written notice of such termination to the other parties hereto specifying the provision or provisions hereof pursuant to which such termination is being effected.

Section 6.2            Effect of Termination.

(a)               Liability. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall immediately become void and there shall be no Liability on the part of the Buyers, on the one hand, or the Sellers, on the other hand, or their respective Affiliates or Representatives, pursuant to this Agreement, other than pursuant to this Section 6.2 and Article VIII, which provisions shall survive such termination. Notwithstanding the foregoing, but subject to the limitations in Section 6.2(b) and Section 6.2(c), nothing in this Section 6.2 shall be deemed to release any party from any liability for fraud or Willful Breach, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity.

(b)               Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (i) by the Sellers or the Companies shall be paid by the Sellers and (ii) by the Buyers shall be paid by the Buyers, in each case whether or not the Closing is consummated.

(c)               Termination Fees.

(i)                 The Sellers shall pay to the Buyers the Seller Termination Fee if this Agreement is terminated (A) by the Buyers or the Sellers pursuant to Section 6.1(b) as a result of the failure to satisfy the conditions set forth in (i) Section 5.1(a) (if the conditions set forth in Section 5.1(a) have not been satisfied due to an injunction or other order that has been entered in respect of the approvals by the FTC or a Required Gaming Approval (other than due to an Unsuitability Determination)), (ii) Section 5.1(b), (iii) Section 5.1(c) (other than due to an Unsuitability Determination), or (iv) Section 5.3(c), (B) by the Buyers or the Sellers pursuant to clause (i) of Section 6.1(c) (other than due to an Unsuitability Determination), (C) by the Sellers or the Buyers pursuant to Section 6.1(d), (D) by the Buyers or the Sellers pursuant to Section 6.1(e) as a result of a Final Regulatory Action in respect of approvals by the FTC described in Section 5.1(b) or a Required Gaming Approval (other than due to an Unsuitability Determination), (E) by the Buyers or the Sellers pursuant to Section 6.1(h), or (F) by the Sellers pursuant to Section 6.1(i); provided that (1) in the case of clauses (A)(ii) – (iv), (B) and (C), at the time of such termination, the condition to Closing set forth in Section 5.1(a) has been satisfied (unless Section 5.1(a) has not been satisfied due to an injunction or other order that has been entered in respect of the approvals by the FTC or a Required Gaming Approval (other than due to an Unsuitability Determination)), and (2) in the case of clauses (A), (B), (C) and (D), at the time of such termination the conditions to Closing set forth in Section 5.3(a) and Section 5.3(b) (in each case, other than such conditions that by their nature are to be satisfied at the Closing or are conditioned on the Closing occurring) have been satisfied or waived; provided, however, that the Sellers shall not be obligated to pay the Seller Termination Fee to the Buyers if (x) the Buyers have materially breached their obligations under Section 4.4 or (y) prior to or substantially concurrently with any such termination an Unsuitability Determination has been made or occurred. Notwithstanding anything to the contrary contained in the foregoing, in no event shall the Sellers be required to pay the Seller Termination Fee on more than one occasion.

(ii)              The Buyers shall pay to the Sellers the Buyer Termination Fee if (A) this Agreement is terminated by the Buyers or the Sellers pursuant to (1)  Section 6.1(b), (2) Section 6.1(c), or (3) Section 6.1(e) as a result of a Final Regulatory Action in respect of a Required Gaming Approval and (B) prior to or substantially concurrently with such termination an Unsuitability Determination has been made or occurred; provided that in the case of a termination described in this Section 6.2(c)(ii), at the time of such termination, (x) the condition to Closing set forth in Section 5.1(a) has been satisfied (unless Section 5.1(a) has not been satisfied due to an injunction or other order that has been entered in respect of a Required Gaming Approval due to an Unsuitability Determination)) and (y) the conditions to Closing set forth in Section 5.2 (in each case, other than such conditions that by their nature are to be satisfied at the Closing or are conditioned on the Closing occurring and, in the case of termination described in clause (A)(2) or (A)(3), other than the condition to closing set forth in Section 5.2(g)) have been satisfied or waived; provided, however, that the Buyers shall not be obligated to pay the Buyer Termination Fee to the Sellers if the transactions contemplated by this Agreement are not consummated by the Outside Date and any of the conditions set forth in Section 5.1(b), Section 5.1(c) (unless Section 5.1(c) has not been satisfied as a result of an Unsuitability Determination), Section 5.3(c) or Section 5.3(d) shall not have been satisfied or waived, or in any circumstances in which a Seller Termination Fee is payable. Notwithstanding anything to the contrary contained in the foregoing, in no event shall the Buyers be required to pay the Buyer Termination Fee on more than one occasion.

(iii)            Payment of the applicable Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by recipients promptly, but in no event later than five Business Days after the date of such termination. The parties acknowledge that the agreements contained in this Section 6.2(c) are an integral part of the transactions contemplated by this Agreement, that the payment to the relevant party of the applicable Termination Fee pursuant to this Section 6.2(c) shall constitute liquidated damages in full settlement of any damages of any kind or nature that the relevant party may suffer or allege as a result of a termination of this Agreement in the circumstances where the Termination Fee is paid, it being understood that the amount of liquidated damages represents the parties’ reasonable estimate of actual damages and does not constitute a penalty and that the Sellers and the Companies and their respective Affiliates shall be precluded from exercising any other right or remedy available under this Agreement, applicable Law or otherwise. If the relevant parties fail to pay any amounts due pursuant to this Section 6.2(c) by the due date set forth herein, and, in order to obtain such payment, the other party commences a suit that results in a final and non-appealable judgment for the amounts set forth in this Section 6.2(c), the party determined to owe such amount shall pay to the other party their costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 6.2(c) from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(iv)             Any amount payable pursuant to Section 6.2(c) shall be payable only one time and, subject to the last sentence of this Section 6.2(c)(iv), in a circumstance where the Termination Fee is payable and paid, shall constitute the sole and exclusive remedy of the applicable party and their respective members and Affiliates for all Losses of such Persons in connection with any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the termination of this Agreement, except in the case of a claim arising out of fraud or Willful Breach. Notwithstanding anything herein to the contrary and subject to Section 8.23, the parties acknowledge that the right to receive the applicable Termination Fee shall not limit or otherwise affect a party’s right to specific performance as provided in Section 8.3 and that a party may pursue both a grant of specific performance under Section 8.3 and the payment of the applicable Termination Fee under this Section 6.2; provided that a party shall not be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur and the applicable Termination Fee.

Article VII

SURVIVAL AND INDEMNIFICATION

Section 7.1            Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months after the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 2.1 (Organization), 2.2(a) (Authority), 2.2(b)(i) (No Conflict), 2.3 (Capitalization), 2.19 (Brokers) and 8.19(b) (the “Seller Fundamental Representations”), and in Sections 3.1 (Organization), 3.2(a) (Authority), 3.2(b)(i) (No Conflict), 3.3 (Brokers) and 8.20(b) (the “Buyer Fundamental Representations”), shall survive the Closing until the expiration of the applicable statute of limitations plus sixty (60) days (taking into account any waivers or extensions thereof), (b) the representations and warranties contained in Section 2.5 (Taxes) shall survive the Closing for a period of six (6) years from the Closing Date, and (c) the representations and warranties contained in Section 2.10 (Environmental Matters) shall survive for a period of three (3) years from the Closing Date. Other than those covenants or agreements of the parties contained herein which by their terms apply, or are to be performed in whole or in part, after the Closing (which such covenants or agreements shall survive the Closing for the period specified herein or if not specified herein, until the expiration of the applicable statute of limitations plus sixty (60) days (taking into account any waivers or extensions thereof)), the obligations of the parties hereto under covenants and agreements contained herein that are contemplated to be performed at or prior to the Closing shall survive the Closing for a period of twelve (12) months from and after the Closing Date. The period of time that a representation or warranty or covenant survives the Closing pursuant to this Section 7.1 shall be the “Survival Period” for such representation or warranty or covenant. The parties intend for this Section 7.1 to alter the otherwise applicable statute of limitations and agree that, subject to the last sentence of this Section 7.1, no claim may be brought pursuant to a claim for indemnification pursuant to Sections 7.2(a) or 7.2(b) based upon any of the representations and warranties or covenants contained in this Agreement after the Survival Period with respect to such representation and warranty or covenant. The termination of the representations and warranties and covenants provided herein shall not affect a party (i) in respect of any claim made by such party in reasonable detail in writing received by an Indemnifying Party prior to the expiration of the applicable Survival Period provided herein or (ii) in respect of any claim grounded in fraud.

Section 7.2            Indemnification.

(a)               Subject to paragraphs (c), (d) and (e) of this Section 7.2 and the other Sections of this Article VII, from and after the Closing the Sellers shall jointly and severally indemnify the Buyers and their Affiliates (including the Companies) and the Buyers’ and their Affiliates’ successors, assigns, officers, managers, directors, shareholders, partners, members, employees, Representatives and agents (collectively, the “Buyer Indemnified Persons”) in respect of, and hold each Buyer Indemnified Person harmless from and against, any and all Losses suffered, incurred or sustained by the Buyer Indemnified Persons or to which a Buyer Indemnified Person becomes subject, resulting from, arising out of or relating to:

(i)                 any breach of any representation or warranty made by Parent, a Seller or one of the Companies contained in this Agreement or in any certificate delivered pursuant to Sections 5.2(a) or (b) hereof;

(ii)              any breach in the performance of any covenant or agreement made by Parent, a Seller or one of the Companies in this Agreement (limited in the case of one of the Companies to covenants and agreements required to be performed prior to or at the Closing);

(iii)            (A) any Taxes imposed on or payable by any Company that relate to or are attributable to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period (determined as provided in Section 4.16(d)), (B) any Taxes for which the Sellers are liable pursuant to Section 4.7(a), (C) any Taxes arising by reason of any Company being a member of any affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of state, local or non-U.S. Law), and (D) any and all Taxes of any Person imposed on any Company as a transferee or successor, by Contract (other than an Ordinary Course Tax Sharing Agreement) or pursuant to any Laws, in each such case, which Taxes relate to an event or transaction occurring before the Closing; and

(iv)             any failure of Columbia Properties to provide health insurance coverage to employees of Columbia Properties for any Pre-Closing Tax Period, including any amounts due under Section 4908H of the Code as a result thereof.

(b)               Subject to paragraphs (c), (d) and (e) of this Section 7.2 and the other Sections of this Article VII, the Buyers shall jointly and severally indemnify the Sellers and their Affiliates and the Sellers’ and their Affiliates’ successors, assigns, officers, managers, directors, shareholders, partners, members, employees, Representatives and agents (the “Seller Indemnified Persons”) in respect of, and hold them harmless from and against, any and all Losses suffered, incurred or sustained by the Seller Indemnified Persons or to which a Seller Indemnified Person becomes subject, resulting from, arising out of or relating to:

(i)                 any breach of any representation or warranty made by TRWH or a Buyer contained in this Agreement or any certificate delivered pursuant to Section 5.3(a) or (b);

(ii)              any breach in the performance of any covenant or agreement made by TRWH or a Buyer in this Agreement; and

(iii)            (A) any Taxes for which a Buyer is liable pursuant to Section 4.7(a) and (B) any Taxes that are attributable to a transaction involving the Buyers or any Company occurring on the Closing Date after the Closing outside the Ordinary Course of Business.

(c)               Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under Section 7.2(a)(i) or Section 7.2(b)(i): unless, until and then only to the extent that Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, have suffered, incurred, sustained or become subject to Losses referred to in such paragraphs in excess of $1,550,000 (the “Deductible”) in the aggregate. The maximum amount of Losses that may be recovered by the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, pursuant to Sections 7.2(a)(i) or 7.2(b)(i), as applicable, with respect to representations and warranties that are not Seller Fundamental Representations or Buyer Fundamental Representations, as applicable, or representations or warranties set forth in Section 2.5, shall be $15,500,000 (the “Regular Representations and Warranties Liability Cap”). The maximum amount of Losses that may be recovered by the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable pursuant to (i) Sections 7.2(a)(i) or 7.2(b)(i), as applicable, with respect to Seller Fundamental Representations and Buyer Fundamental Representations, as applicable, and representations or warranties set forth in Sections 2.5 and 2.10 shall be $80,500,000 or (ii) Sections 7.2(a)(ii), 7.2(a)(iii), 7.2(b)(ii) or 7.2(b)(iii)(A) shall be the Purchase Price (the “Cap”). Notwithstanding anything in this Section 7.2(c) to the contrary, (i) the Deductible shall not apply with respect to Losses arising from a breach of any Seller Fundamental Representations or Buyer Fundamental Representations, or representations or warranties set forth in Sections 2.5 and Section 2.10, or arising out of fraud by any Seller Party, Parent or the Buyers, as applicable, and in each such case a Buyer Indemnified Person or Seller Indemnified Person shall be able to recover its Losses without regard to the Deductible and (ii) neither the Regular Representations and Warranties Liability Cap nor the Cap shall apply to any claim pursuant to Section 7.2(a)(iv) or any claim by a party hereto arising out of fraud by any Seller Party, Parent or the Buyers as applicable, and in each such case a Buyer Indemnified Person or Seller Indemnified Person shall be able to recover its Losses without regard to the Cap.

(d)               Notwithstanding any other provision of this Agreement to the contrary, except in the case of a claim arising out of fraud, no party hereto shall be liable under this Article VII for any Losses or alleged Losses to the extent such Losses or alleged Losses are taken into account in the calculation of the Closing Working Capital or the amount of Closing Indebtedness (including any component of any of the foregoing). Notwithstanding any other provision of this Agreement to the contrary, no Buyer Indemnified Person shall be entitled to indemnification with respect to any Taxes (i) for any taxable period, or portion thereof, beginning after the Closing Date, except with respect to a breach of any representation or warranty set forth in Section 2.5(g) or (ii) that are attributable to a transaction involving the Buyers or any Company occurring on the Closing Date after the Closing outside the Ordinary Course of Business.

(e)               Notwithstanding any other provision of this Agreement to the contrary, as used in this Article VII, the term Loss shall not include exemplary or punitive or similar damages, except where such damages are recovered from an Indemnified Party by a third party. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained in the foregoing sentence shall limit, alter, or waive in any manner or respect any defenses available to any Person or any burdens of proof or legal standards required to be met by any Person under applicable Law.

Section 7.3            Damage Calculations. In calculating the amount of any Losses payable to an Indemnified Party pursuant to this Article VII, the amount of the Losses (a) shall not be duplicative of any other Loss for which an indemnification claim has been paid and (b) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy (including the Title Policies) (net of any costs and expenses incurred in obtaining such recovery). If an Indemnified Party actually recovers an amount from an insurance policy in respect of Losses that are the subject of indemnification under this Article VII after all or a portion of such Losses have been paid by or at the direction of the Indemnifying Party pursuant to this Article VII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by or at the direction of the Indemnifying Party in respect of such Losses, plus the amount received from the insurance policy in respect thereof, less (ii) the full amount of such Losses, plus the amount of any out-of-pocket costs, fees or expenses incurred to procure such proceeds and the amount of any increased insurance premiums, retentions or other out-of-pocket costs related to or arising therefrom.

Section 7.4            Method of Asserting Claims.

(a)               In the event any lawsuit, action, proceeding, investigation, enforcement action, claim or demand in respect of which an Indemnified Party might seek indemnity under Section 7.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller or any Affiliate of Seller or the Buyers (a “Third-Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The failure of any Indemnified Party to timely provide a Claim Notice hereunder shall not affect such Person’s rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually and materially prejudiced by such failure. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 7.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third-Party Claim.

(i)                 If the Indemnifying Party notifies the Indemnified Party in writing within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third-Party Claim pursuant to this Section 7.4(a), then the Indemnifying Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third-Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or shall be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent shall not be unreasonably withheld). If the Indemnifying Party elects to assume the defense of a Third-Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate in all reasonable respects with the Indemnifying Party and its counsel in the investigation, trial and defense of any Third-Party Claim that the Indemnifying Party elects to contest. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not have the right to assume the conduct and control of the settlement and defense if such Third-Party Claim (A) involves a criminal or governmental proceeding, indictment, allegation or investigation relating to any Indemnified Party or (B) constitutes a claim for non-monetary, equitable or injunctive relief against the Indemnified Party. The Indemnified Party may retain separate counsel that is reasonably acceptable to the Indemnifying Party to participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party shall bear its own costs and expenses with respect to such separate counsel, except that the Indemnifying Party shall pay the costs and expenses of one such separate counsel if the Indemnified Party reasonably determines, based on the advice of outside counsel, (1) that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or (2) that there exists or is reasonably likely to exist a conflict of interest between the Indemnifying Party and the Indemnified Party. The parties shall cooperate with each other in any notifications to insurers.

(ii)              If the Indemnifying Party fails, within the Dispute Period, to assume the defense of a Third-Party Claim pursuant to this Section 7.4(a), then the Indemnified Party shall have the right, at the sole cost and expense of the Indemnifying Party, to defend, compromise or settle the Third-Party Claim on behalf of and for the account and risk of the Indemnifying Parties (but only to the extent that it is finally determined that the Indemnified Party is entitled to indemnification from the Indemnifying Party pursuant this Article VII), provided, however, that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof. The Indemnifying Party may retain separate counsel to participate in, but not control, any defense or settlement controlled by the Indemnified Party, pursuant to this clause (ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. If the Indemnified Party assumes the defense of a Third-Party Claim pursuant to Section 7.4(a)(i) or this Section 7.4(a)(ii), the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

(iii)            If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third-Party Claim or fails to notify the Indemnified Party whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third-Party Claim within sixty (60) calendar days of its receipt of the Claim Notice relating to such Third-Party Claim, the Losses of the Indemnified Party arising from such Third-Party Claim shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party on demand following the final determination thereof.

(b)               In the event any Indemnified Party should have a claim under Section 7.2 against any Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall deliver to the Indemnifying Party an Indemnity Notice as soon as reasonably practicable after such Indemnified Party becomes aware of any fact, condition or event which could reasonably be expected to give rise to Losses for which indemnification may be sought under this Article VII. Any failure to submit any such Indemnity Notice to the Indemnifying Party shall not relieve any Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party was actually and materially prejudiced by such failure. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof, in each case subject to the limitations described in Section 7.2.

(c)               Nothing herein shall waive any party’s common law duty to mitigate any such claim or liability upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable under this Article VII.

Section 7.5            Exclusivity. After the Closing, except in the case of fraud by Parent, the Sellers, the Companies, the Buyers or TRWH or any of Parent’s, the Sellers’, the Companies’, the Buyer’s or TRWH’s Representatives, and to the extent permitted by Law, the indemnities set forth in this Article VII shall be the sole and exclusive remedies of any Indemnified Party arising out of any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement; provided, however, that this exclusive remedy shall not preclude a party from bringing an action for specific performance or other equitable remedy following the Closing to the extent not otherwise prohibited hereunder to require a party to perform its obligations under this Agreement (including the Buyer’s obligations under Section 1.2(b) and each party’s obligations under Section 4.22) or to enforce any decision or determination of the Neutral Accounting Firm.

Section 7.6            Tax Treatment for Indemnity Payments. All indemnity payments made pursuant to this Article VII shall be deemed to be, and each of the Sellers and the Buyers shall treat such payments as, an adjustment to the Purchase Price for all federal, state, local and foreign Income Tax purposes except as otherwise required by applicable Law.

Section 7.7            No Double Materiality. For purposes of determining (a) whether a breach or inaccuracy of a representation or warranty has occurred and (b) the dollar amount of Losses with respect to any claim resulting from any breach or inaccuracy of a representation or warranty, all “material”, “materiality”, “in all material respects” or “Material Adverse Effect” qualifications or exceptions in such representation or warranty shall be disregarded.

Section 7.8            No Waiver of Contractual Representations and Warranties. Each of the Sellers and the Companies has agreed that the Buyers’ rights to indemnification for the express representations and warranties set forth herein are part of the basis of the bargain contemplated by this Agreement and the Buyers’ rights to indemnification shall not be affected or waived by virtue of (and the Buyers shall be deemed to have relied upon the express representations and warranties set forth herein notwithstanding) any knowledge on the part of the Buyers of any untruth of any such representation or warranty of any Seller or the Companies expressly set forth in this Agreement, regardless of whether such knowledge was obtained through the Buyers’ own investigation or through disclosure by the Sellers, one of the Companies or another person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

Article VIII

MISCELLANEOUS

Section 8.1            Definitions.

(a)               For purposes of this Agreement, the term:

“Adjusted Working Capital” means, as of the relevant date, the (a) current assets of the Companies set forth on Schedule 1.4 as of such date, plus (b) Cash of the Companies, less (c) the Minimum Required Cash, less (d) current liabilities of the Companies set forth on Schedule 1.4 as of such date (excluding any liability included in computing the amount of Closing Indebtedness), plus or minus (e) the amounts on the line items constituting “Other Adjustments” set forth on Schedule 1.4, in each case of clauses (a), (b) and (c) as determined as of such date in accordance with GAAP and on a consolidated and combined basis using and applying the same accounting principles, practices, procedures, policies and methods used and applied in the preparation of the Annual Financial Statements, except to the extent inconsistent with GAAP. An illustrative example of the calculation of Adjusted Working Capital as of the date indicated therein is set forth on Exhibit D attached hereto.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person.

“Bank Credit Agreement” means TRWH’s principal credit facility as to which Citizen’s Bank serves as administrative agent filed with the SEC, as amended or replaced after the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Reno, Nevada are closed or required by Law to close.

“Caesars” or “CZR” means Caesars Entertainment Corporation, a Delaware corporation.

“Capital Budget” means the capital budgets of the Companies set forth on Schedule 8.1(a)(1).

“Cash” means, with respect to each Company, all cash, negotiable instruments and cash equivalents (except for Front Money), held by the applicable Company (other than any Casualty and Condemnation Proceeds), including, for the avoidance of doubt, cash in bank accounts of the Companies, cash on hand located in the cage or vaults, located in drop boxes, slot machines and other gaming devices, on the gaming floor, in retail outlets owned by the applicable Company and in food and beverage outlets owned by the applicable Company.

“Claim Notice” means written notification pursuant to Section 7.4(a) of a Third-Party Claim as to which indemnity under Section 7.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third-Party Claim in reasonable detail and for the Indemnified Party’s claim against the Indemnifying Party under Section 7.2, together with the amount, to the extent then ascertainable, of any money damages being sought by the Indemnified Party arising from such Third-Party Claim.

“Closing Date Exclusive Players” means customers referenced in (i) Parent’s database for the ONE Club player loyalty program as of the Closing Date as having exclusively visited the Shreveport Property (but not at any other property of Parent or any of its Affiliates) or (ii) the Player List with respect to the MontBleu Property or the Shreveport Property but not in the Customer Database as of the Closing Date as having visited any other property of Parent or any of its Affiliates.

“Closing Indebtedness” means the aggregate amount of any Indebtedness of the Companies and measured as of immediately prior to the Closing.

“Closing Working Capital” means the Adjusted Working Capital of the Companies as of the Effective Time and calculated using the same methodology as set forth in Section 1.4 and as used in the calculation set forth on Schedule 1.4 to the extent consistent with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, including each severance, retention, employment, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, policy, program or arrangement, whether or not subject to ERISA, in each case, that is sponsored or maintained by any Company, any Seller or any ERISA Affiliate for the benefit of current or former employees of the Companies or in which current or former employees of the Companies participate, or pursuant to which a Company would reasonably be expected to have any material liability following the Closing.

“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of Indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“COVID Actions” means any commercially reasonable actions that the Sellers or Parent reasonably determine are necessary or prudent for the Sellers, Parent or any of their Subsidiaries to take in connection with (i) events surrounding any pandemic or public health emergency caused by COVID-19, (ii) reinitiating operation of all or a portion of the Properties, (iii)  mitigating the adverse effects such events, pandemic or public health emergency on the business of one or more of the Companies, and (iv)  protecting the health and safety of customers, employees and other business relationships and to ensure compliance with any Law, in each case (A) as generally applied by Parent to its gaming operations that are subject to substantially similar recommendations or restrictions imposed by the Centers for Disease Control and Prevention or any other governmental or quasi-governmental authorities having jurisdiction over the applicable properties or (B) undertaken with TRMG’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

“Customer Database” means all customer lists, customer databases and historical records with respect to the customers of Parent and its Subsidiaries’ casino properties collected or maintained by or on behalf of Parent or its Subsidiaries with respect to its or its Subsidiaries’ casino properties.

“Customer Loyalty Program” means ONE Club, Trop Advantage and any other loyalty program of Parent and its Affiliates.

“Dispute Period” means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Encumbrances” means Liens, covenants, conditions, restrictions, agreements, easements, title defects, options, rights of first offer, rights of first refusal, restrictions on transfer, rights of other parties, limitations on use, limitations on voting rights, or other encumbrances of any kind or nature.

“Environmental Laws” means all applicable Laws relating to pollution or protection of the environment or natural resources or, to the extent related to exposure to Hazardous Substance, human health and safety, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §§ 1251, et seq.), Resource Conservation and Recovery Act (42 U.S.C. §§ 6901, et seq.), Safe Drinking Water Act (42 U.S.C. §§ 3000(f), et seq.), Toxic Substances Control Act (15 U.S.C. §§ 2601, et seq.), Clean Air Act (42 U.S.C. §§ 7401, et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601, et seq.), the Federal Insecticide, Fungicide & Rodenticide Act (7 U.S.C. §§ 136, et seq.), the Endangered Species Act (16 U.S.C. §§ 1531, et seq.), the Oil Pollution Act of 1990 (33 U.S.C §§ 2701, et seq.) and the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001, et seq.) and other similar state and local statutes, and their respective implementing rules and regulations, in effect as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business under common control (within the meaning of Section 4001(b)(1) of ERISA) with any Company, or which, together with any Company, is treated as a single employer under Section 414(t) of the Code.

“Estimated Closing Indebtedness” means the estimated amount of the Closing Indebtedness as of the Effective Time.

“Estimated Working Capital” means the sum of the estimated Adjusted Working Capital of each Company as of the Effective Time as determined in accordance with GAAP and on a consolidated and combined basis and using and applying the same accounting principles, practices, procedures, policies and methods used and applied in the preparation of the Annual Financial Statements and calculated using the same methodology as set forth in Section 1.4 and as used in the calculation set forth on Schedule 1.4, and measured as of the Effective Time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Software” means any computer software used by Seller or any of its Affiliates (including the Companies) in the operation of their respective businesses, including any proprietary casino management computer software developed by Seller or any of its Affiliates (including the Companies).

“Excluded Trademarks” means all names and any other trademarks, trade names, service marks or logos (regardless of whether any Trademark or trade name can be removed from a logo) of Seller or its Affiliates or any word or logo that is similar in sound or appearance to such names, marks or logos, other than those subject to the Trademark License Agreement.

“Front Money” means all money stored on deposit at the cages of the Properties belonging to, and stored in an account for, any Person other than the Companies.

“FTC” means the United States Federal Trade Commission.

“FTC Order” the decision and order of the FTC relating to the Merger, which will be included in the agreement containing consent orders and will be attached hereto as Exhibit I once the agreement containing consent orders is executed by Caesars, Parent and the FTC and will become final following the FTC’s public comment period.

“GAAP” means United States generally accepted accounting principles, consistently applied in effect at the time in question.

“Gaming Approvals” means all licenses, permits, approvals, resolutions, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or pursuant to any Gaming Law that are necessary for or relating to the conduct of gaming activities by any party hereto, including the ownership, operation, management and development of the business of each party.

“Gaming Authorities” means any administrative, regulatory or governmental agency, commission, board, body, authority or instrumentality with regulatory control or jurisdiction over the conduct of lawful gaming or gambling or the ownership of an interest therein, including the Nevada Gaming Control Board, the Nevada Gaming Commission, Douglas County authorities and the Louisiana Gaming Control Board.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, minimum internal control standard, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of the business of each Company, the Sellers, the Buyers or any of their respective Affiliates.

“Hazardous Substance” means any pollutant, contaminant or other, material or waste that is designated as hazardous, toxic or otherwise subject to regulation under any applicable Environmental Law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and petroleum and petroleum products, by-products or derivatives.

“Income Tax” means any Tax based on or measured by reference to the net income of the taxpayer, including, but not limited to, U.S. federal income tax.

“Indebtedness” of any Person at any date means the following, without duplication, and including the principal of and any accrued and unpaid interest and accrued and unpaid commitment fees thereon: (i) indebtedness for borrowed money; (ii) amounts owing as deferred purchase price for property or services (other than trade accounts payable arising in the Ordinary Course of Business consistent with past practice); (iii) indebtedness evidenced by any note, bond (other than any performance bond or similar instrument), debenture, mortgage or other debt instrument, debt security or other similar instrument; (iv) payment obligations under any interest rate, currency or other hedging or swap agreement; (v) all payment obligations of such Person as lessee under capital or finance leases of the type which is required to be reflected on a balance sheet prepared in accordance with GAAP (provided, however, that for purposes of determining the amount of Indebtedness with respect to this clause (v), no effect shall be given to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842) to the extent such adoption would require treating any lease (or similar arrangement) as a capital lease or finance lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP prior to the adoption thereof); (vi) obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (vii) guarantees made on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (i) through (vi); (viii) obligations of any Company to Parent or any other Affiliate of Parent, including any amounts owed as a management fee or in respect of any corporate overhead allocation, including amounts owed in connection with the termination of any agreement related thereto; and (ix) any expenses incurred by Parent, a Seller or a Company in connection with the transactions contemplated by this Agreement to the extent unpaid, due and payable by a Company. For the avoidance of doubt, the term “Indebtedness” shall not include (A) any current Liabilities to the extent such items are included in the calculation of Closing Working Capital, Closing Indebtedness or Estimated Closing Indebtedness, (B) any indebtedness between a Company and any of its wholly owned Subsidiaries, or (C) obligations under operating leases.

“Indemnified Party” means a Seller Indemnified Person or Buyer Indemnified Person, as applicable, claiming indemnification under any provision of Article VII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

“Indemnity Notice” means written notification pursuant to Section 7.4(b) of a claim for indemnity under Article VII by an Indemnified Party, specifying the nature of and basis for such claim, in reasonable detail and, to the extent then ascertainable, the amount of any money damages sought by the Indemnified Party.

“Intellectual Property” means all rights arising under foreign and domestic intellectual property laws, including all (i) patents and patent applications of any kind (whether provisional or non-provisional), including reissues, divisionals, re-examinations, renewals, extensions, continuations and continuations-in-part, substitutions, or restorations of any of the foregoing, and inventions, proprietary processes, technologies and discoveries (whether or not patentable); (ii) copyrights, copyrightable and copyrighted works, whether published or unpublished, and all applications, registrations and renewals pertaining thereto; (iii) trademarks, service marks, logos, slogans, trade names, trade dress, and similar indicia of source or origin, including but not limited to those relating to social media, whether registered or unregistered and all registrations and applications pertaining thereto and goodwill associated therewith (collectively, “Trademarks”); (iv) all internet uniform resource locators and domain names; (v) all know-how and trade secrets, including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law; (vi) all databases and data collections and all rights therein; (vii) all confidential information and (viii) all moral and economic rights of authors and inventors, however denominated.

“IP Assignment Agreement” means the IP Assignment Agreement in substantially the form attached hereto as Exhibit H.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

“IT Systems” means the hardware, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, and software, and databases included or incorporated into any of the foregoing, owned, leased or licensed by a Company.

“knowledge” means, when used in the phrase “knowledge of the Seller Parties,” or “Seller Parties’ knowledge” and words of similar import, the actual knowledge, or the knowledge that would have been obtained (i) after reasonable inquiry (which inquiry shall be limited to inquiry of direct reports and the general manager of each Property) and (ii) reasonable investigation of Gary L. Carano, Thomas R. Reeg, Anthony L. Carano, Bret Yunker and Edmund L. Quatmann, Jr. and when used in the phrase “knowledge of the Buyers” or “the Buyers’ knowledge” and words of similar import, the actual knowledge or the knowledge that would have been obtained (i) after reasonable inquiry (which inquiry shall be limited to inquiry of direct reports) and (ii) reasonable investigation of George Papanier, Steve Capp and Craig Eaton.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

“Letter Agreement” means the Letter Agreement between Columbia Properties, Edgewood Companies, TRMG and Parent dated as of the date hereof and effective upon satisfaction of the conditions set forth in Article XXXII of the A&R Lease.

“Liabilities” mean any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any types whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, exaction, imposition, charge or other claims of third parties of any kind or nature.

“Loss” means any and all costs, losses, Taxes, Liabilities, obligations, damages, fines, penalties, deficiencies, claims, demands and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

“Material Adverse Effect” means any change, condition, event, occurrence, circumstance, effect, development or state of facts that, individually or in the aggregate, (i) has had or is reasonably expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Companies, taken as a whole, or (ii) would reasonably be expected to prevent or delay beyond the Outside Date the ability of the Seller Parties to consummate the transactions contemplated hereby; provided that no change, condition, event, occurrence, circumstance, effect, development or state of facts arising out of or resulting from the following, individually or in the aggregate, shall constitute a Material Adverse Effect or be taken into account for determining whether a Material Adverse Effect has occurred: (A) changes in or affecting the (i) gaming industry generally, (ii) gaming industry in the gaming market in which any Property operates, or (iii) the financial, banking, currency or capital markets in general, in each case in the United States or any foreign jurisdiction (including interest rate and exchange rate fluctuations), (B) the execution or public announcement of the transactions contemplated by this Agreement, (C) any act of war (whether or not declared), sabotage, terrorism, military actions or any escalation or worsening of any such acts of war (whether or not declared), sabotage, terrorism or military actions or other similar force majeure events, (D) the failure of one or more of the Companies to meet any internal or public projections, budgets, forecasts or estimates of revenue, earnings, cash floor or cash position or other financial or operating metrics for any period (provided that the underlying cause of any such failure to meet projections, budgets, forecasts or estimates may be considered in determining whether a Material Adverse Effect has occurred), (E) the taking of any action contemplated by this Agreement or taken at the Buyers’ written request or with the Buyers’ written consent or the failure to take any action prohibited under this Agreement, (F) a change in Law, in applicable regulations of any Governmental Entity, including the approval, introduction or expansion of gaming in any jurisdiction, or in applicable accounting standards such as GAAP, (G) a weather-related or other force majeure event such as an earthquake, hurricane, flood, tornado or other natural disaster or (H) any pandemic or public health emergency caused by COVID-19 or the taking of any COVID Action; provided, however, that the matters described in clauses (A), (C), (F), (G) and (H) above shall be considered in determining whether a Material Adverse Effect has occurred to the extent of any disproportionate impact on the Companies relative to other participants operating in the same industries and geographic markets as the Properties.

“Merger” means the consummation of the transaction contemplated by the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 24, 2019, among Parent, Caesars and Colt Merger Sub, Inc., a Delaware corporation.

“Minimum Required Cash” means $9,500,000.

“MontBleu Property” means the Real Property related to the MontBleu Resort Casino & Spa.

“Non-Income Tax” means any Tax other than an Income Tax.

“Ordinary Course of Business” shall describe any action taken by a Person if such action is (x) consistent with such Person’s past practices and is taken in the ordinary course of such Person’s normal day-to-day operations or (y) a COVID Action.

“Ordinary Course Tax Sharing Agreement” means any Tax Sharing Agreement with respect to which indemnification for Taxes or sharing of Tax benefits is not a primary purpose.

“Outside Date” means the date which is twelve (12) months after the date hereof, as such date may be extended pursuant to Section 6.1(b).

“Pass-through Income” means any taxable income of a Company that is treated, for tax purposes, as passed through to the holders of equity of such Company.

“Pass-through Tax Contest” means any audit, proceeding or contest pertaining to a Pass-through Tax Form of a Company or Taxes in respect of Pass-through Income.

“Pass-through Tax Form” means any IRS Form 1065 (including any Schedule K-1) and any other Tax Return relating to Pass-through Income.

“Permitted Encumbrances” means:

(i)                 mechanics’ and materialmen’s liens arising in the Ordinary Course of Business for amounts not yet due or for amounts that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(ii)              Liens or Encumbrances for Taxes and other governmental charges that are not yet delinquent or that are being contested in good faith through appropriate proceedings and for which an appropriate reserve has been accrued on the Annual Financial Statements;

(iii)            Liens or Encumbrances in respect of judgments or awards with respect to which the Seller Parties shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which a Company shall have secured a stay of execution pending such appeal or such proceeding for review;

(iv)             Liens and Encumbrances created or approved in writing by a Buyer;

(v)               subject to the terms and conditions of Section 5.2(d) hereof, all exceptions identified in the Title Pro Forma, other than any monetary liens encumbering the Real Property or Vessels which shall be removed by the Sellers on or before the Closing Date;

(vi)             zoning, building and subdivision ordinances and land use regulations, which are not violated in any respect by the current use, operation or occupancy of the Real Property that would have a Material Adverse Effect (it being understood that any violation that constitutes a legal non-conforming use shall in any event be a Permitted Encumbrance);

(vii)          terms and conditions of licenses, permits and approvals for a Property and Laws of any Governmental Entity having jurisdiction over such Property;

(viii)        the rights of tenants under the Lease Documents;

(ix)             to the extent not material, deposits by or on behalf of a Company to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(x)               to the extent not material, Liens evidenced by precautionary UCC financing statements relating to operating leases, bailments and consignments of personal property;

(xi)             all matters shown on the surveys referred to in the Title Pro Forma;

(xii)          all other restrictions, easements, reservations, covenants and similar encumbrances that do not, individually or collectively, materially affect the value of a Property or interfere with the ordinary conduct of business or the use, occupation or operation of such Property and that do not secure any monetary obligations; and

(xiii)        Liens or Encumbrances that shall be released at or prior to Closing.

“Permitted Title Exceptions” means those matters described in Schedule B of the Title Pro Forma and such other Liens and Encumbrances created or approved in writing by a Buyer.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).

“Personal Data” means data or information that is considered to be personally identifiable data or information under applicable Law, in each case which is collected, stored or used by any Company in the conduct of its business as currently conducted.

“Player List” means a list in a format reasonably acceptable to and usable by the Buyers of all data and information collected or maintained by or on behalf of the Sellers or the applicable Company relating to all customers that have visited the applicable Property or activities by said customers at the applicable Property, including (where available):

(i)                 each such customer’s personal and demographic information, including the customer’s name, address, phone number, social security number, birth date, gender, email, and disassociated patron status (where available);

(ii)              each such customer’s transactional history at the Property and/or each such customer’s patronage, purchase, and use of services during visits to the Property, including the dates, game types, average wager, times, length of visits, and hotel room reservation details (i.e., room types, dates, booked rates for future reservations, payment method);

(iii)            all data and information relating to the value spent or lost by such customers during their visits to the Property or value as a consumer of services at the Property, including information such as each customer’s total actual win or loss, total theoretical win or loss value, average daily worth (ADW), average daily theoretical value (ADT or THEO), or other metrics related to the customer’s transaction history or purchases of services at the Property;

(iv)             each such customer’s tier status in any Customer Loyalty Program and total comp balance on the Closing Date for all of Parent’s and its Affiliate’ properties (including the Property) in the aggregate;

(v)               the information set forth in Exhibit G; and

(vi)             any other data and information customarily used by Parent or its Affiliates at the Property to market or sell services to customers, including, but not limited to, survey data, Twitter accounts, and Facebook accounts;

provided, however, the Player List does not include (a) a copy of the Customer Database (but, for the avoidance of doubt, includes data that may be duplicated in the Customer Database) or (b) competitively sensitive information relating to Parent’s or its Affiliates’ (other than the Properties) pricing strategies, including data (other than that described in subparagraph (v) of this definition) relating to the value of any benefits, rewards, gifts, coupons, or other player reinvestment incentives provided or offered by Parent or its Affiliates (other than the Properties) to the customer.

“Post-Closing Tax Period” means (i) with respect to Income Taxes, any taxable period beginning after the Closing Date and (ii) with respect to Non-Income Taxes, any taxable period beginning on or after the Closing Date.

“Pre-Closing Tax Period” means (i) with respect to Income Taxes, any taxable period ending on or before the Closing Date and (ii) with respect to Non-Income Taxes, any taxable period ending before the Closing Date.

“Privacy Laws” means all applicable Laws related to privacy including, but not limited to the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act and all U.S. state implementing laws, the CAN-SPAM Act, the Telephone Consumer Protection Act, and all current implementing Laws applicable to the personal information collected by the Companies from a customer of the Companies’ business, including ISO 27001, the Digital Advertising Alliance’s Industry Self-Regulatory Program for Online Behavioral Advertising and the Payment Card Industry Data Security Standard. For the avoidance of doubt, the term “privacy” as used herein includes the concepts of data protection and data security.

“Properties” means (i) the Real Property and (ii) the Vessels.

“Related Acquisition Agreements” means Equity Purchase Agreement, dated July 19, 2019, among Affiliates of the parties and the Asset Purchase Agreement, dated April 24, 2020, among affiliates of TRWH and CZR.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Remaining Required CapEx Amount” means the amount, if any, by which the Required CapEx Amount exceeds the amount of capital expenditures actually made by Seller or its Subsidiary with respect to the Required CapEx Projects prior to the Closing Date; provided that (i) notwithstanding the foregoing, if the Required CapEx Projects have been completed and all payments related thereto have been made prior to Closing, then the Remaining Required CapEx Amount shall be deemed to be zero and (ii) in no event shall the Remaining Required CapEx Amount be less than zero.

“Representatives” means, with respect to any Person, its officers, directors, managers, members, employees, investment bankers, consultants, financial or other advisors, agents or other representatives.

“Required CapEx Amount” means the aggregate amount set forth on Schedule 8.1(a)(2).

“Required CapEx Projects” means the projects set forth on Schedule 8.1(a)(2).

“Required Gaming Approvals” means all licenses, approvals, findings of suitability or exemptions issued by any Gaming Authority or pursuant to any Gaming Law that are set forth on Schedule 5.1(c).

“Rhode Island Properties” means Twin River Casino Hotel and Tiverton Casino Hotel, each located in Rhode Island.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Parties” means the Sellers and the Companies.

“Shreveport Ground Lease” means that certain Ground Lease, dated as of May 19, 1999, between the City of Shreveport, Louisiana, a municipal corporation of the State of Louisiana, and ONOV, a general partnership, as assumed by the Shreveport JV, as amended by that certain First Amendment to Lease Agreement, dated as of August 13, 2012, between the City of Shreveport, Louisiana and Shreveport JV.

“Shreveport Property” means (i) the Real Property and (ii) the Vessels related to the Eldorado Resort Casino Shreveport.

“Signing Date Exclusive Players” means customers referenced in (i) Parent’s database for the ONE Club player loyalty program as of the date of this Agreement as having exclusively visited the Shreveport Property (but not at any other property of Parent or any of its Affiliates) or (ii) the Player List with respect to the MontBleu Property or the Shreveport Property but not in the Customer Database as of the date of this Agreement as having visited any other property of Parent or any of its Affiliates.

“Straddle Period” means (i) with respect to Income Taxes, any taxable period beginning on or before and ending after the Closing Date and (ii) with respect to Non-Income Taxes, any taxable period beginning before and ending on or after the Closing Date.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Target Working Capital” means negative four million two hundred thirty-six thousand four hundred twenty-two dollars ($(4,236,422)).

“Tax” or “Taxes” means any and all federal, state, local, foreign and other taxes (including any fees or assessments in the nature of taxes), levies, imposts and duties of whatever kind imposed by any Governmental Entity (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including income, franchise, profits, gross receipts, gaming, ad valorem, value added, sales, use, service, real property, personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Tax Return” means returns, reports, information statements and other documentation (including any additional or supporting material) filed, or required to be filed, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax, and includes any amendment or supplements thereto.

“Tax Sharing Agreement” means any Contract, including any provision of any Contract, pursuant to which any Person is obligated to indemnify another Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Termination Fee” means, as applicable, the Termination Fee payable under Section 6.2(c)(i) (the “Seller Termination Fee”) or Section 6.2(c)(ii) (the “Buyer Termination Fee”), each of which shall be $5,425,000; provided, however, that if this Agreement is terminated pursuant to Section 6.1(i) and the Seller Termination Fee is payable pursuant to Section 6.2(c)(i), the Seller Termination Fee shall be $15,000,000.

“Trademark License Agreement” means the Trademark License Agreement in substantially the form attached hereto as Exhibit E.

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit F.

“TRWH Debt Financing” means the debt financing intended to be incurred in connection with the transactions contemplated by this Agreement.

“TRWH Financing Source” means the financial institutions that have committed to provide or arrange or have otherwise entered into agreements in connection with any of the TRWH Debt Financing and any joinder agreements, incremental amendments, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective affiliates and the respective officers, directors, employees, agents and representatives of any of the foregoing involved in any of the TRWH Debt Financing and their respective successors and assigns.

“Unsuitability Determination” means (i) a Gaming Authority shall have ruled in a final order that the Buyers or their Affiliates are unsuitable to be licensed under any Gaming Law applicable to a Required Gaming Approval and, as a result, a Required Gaming Approval shall not have been obtained or be obtainable or (ii) any Buyer withdraws and does not promptly resubmit its application for any Required Gaming Approval in response to a communication from a Gaming Authority regarding a likely or impending denial of a Required Gaming Approval.

“Vessel Title Reports” means an abstract of title and certificate of documentation with respect to the Vessel having an effective date not earlier than three (3) months prior to the date hereof issued by the U.S. Coast Guard.

“Vessels” means the ships and the fixtures and equipment located therein located on or near the Real Property constituting a portion of Eldorado Resort Casino Shreveport.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder, together with similar provisions of state and local law.

“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by or at the direction of an executive officer of the breaching party with actual knowledge that such act or failure to act would or would reasonably be expected to result in or constitute a material breach of this Agreement.

(b)               The following are defined elsewhere in this Agreement, as indicated below:

Terms	Cross Reference in Agreement
A&R Lease	Recitals
Acceptance Period	Section 1.4(d)
Accountant Notice	Section 1.4(e)
Acquisition Proposal	Section 4.21
Actual Deficiency	Section 1.4(g)
Actual Surplus	Section 1.4(g)
Affected Party	Section 4.25(a)
Affiliate Contracts	Section 4.12
Agreement	Preamble
Amendment	Section 4.25(a)
Annual Financial Statements	Section 2.4(a)
Base Purchase Price	Section 1.1
Buyer(s)	Preamble
Buyer Confidential Information	Section 4.3(c)
Buyer Disclosure Schedules	Article III
Buyer Fundamental Representations	Section 7.1
Buyer Indemnified Persons	Section 7.2(a)
Buyer Licensing Affiliates	Section 3.4
Buyer Permits	Section 3.5(a)
Buyer Released Parties	Section 8.18(a)
Buyer Welfare Plan	Section 4.2(d)
Buyer’s FSA	Section 4.2(e)
Cap	Section 7.2(c)
Casualty and Condemnation Proceeds	Section 4.20(a)
Casualty Event	Section 4.20(a)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
COBRA	Section 4.2(f)
Columbia Properties	Preamble
Company(ies)	Preamble
Company Intellectual Property	Section 2.7(a)
Company Permits	Section 2.12(b)
Company Releasing Parties	Section 8.18(b)
Confidentiality Agreement	Section 4.3(b)
Continuation Period	Section 4.2(b)
Continuing Employee(s)	Section 4.2(b)
Contract Amount	Section 4.27(a)

Terms	Cross Reference in Agreement
Deductible	Section 7.2(c)
Disclosure Schedules	Article II
Dispute Notice	Section 1.4(d)
Effective Time	Section 1.2(a)
Estimated Closing Statement	Section 1.4(a)
Final Allocation Schedule	Section 1.5
Final Regulatory Action	Section 6.1(e)
Financing	Section 4.26
Form 8-K Financial Statements	Section 4.23(b)
FTC Approval	Section 5.1(b)
Governmental Approvals	Section 4.4(a)
Governmental Entity	Section 2.2(c)
Ground Leased Real Property	Section 2.6(a)
Inspection	Section 4.3(a)
Installment Payment	Section 1.1
Insurance Policies	Section 2.15(a)
Interim Period	Section 4.24(b)
Labor Agreements	Section 2.13(a)
Lease Documents	Section 2.6(d)
Licensed Parties	Section 3.4
Material Contracts	Section 2.8
MontBleu Purchased Interests	Recitals
MontBleu Seller	Preamble
MontBleu Subsidiary	Section 2.3(a)
Multiemployer Plan	Section 2.14(b)
Negotiating Period	Section 1.4(d)
Neutral Accounting Firm	Section 1.4(e)
Notified Party	Section 4.16(e)
Oil and Gas Leases	Section 2.6(m)
Other Leased Real Property	Section 2.6(a)
Parent	Preamble
Parent Employee	Section 2.13(f)
Parent Related Parties	Section 8.23
Post-Closing Statement	Section 1.4(c)
Privacy Standards	Section 2.7(d)
Purchase Price	Section 1.1
Purchased Interests	Recitals
Real Property	Section 2.6(a)
Registered Company Intellectual Property	Section 2.7(a)
Regular Representations and Warranties Liability Cap	Section 7.2(c)
Regulation S-X	Section 4.23(b)
Relevant Authority	Section 6.1(c)
Requesting Buyer	Section 4.23(b)
S-X Financial Statements	Section 4.23(b)

Terms	Cross Reference in Agreement
SEC	Section 4.23(b)
Seller(s)	Preamble
Seller Fundamental Representations	Section 7.1
Seller Indemnified Persons	Section 7.2(b)
Seller Licensing Affiliates	Section 2.12(b)
Seller Released Parties	Section 8.18(b)
Seller Releasing Parties	Section 8.18(a)
Seller Representatives	Section 4.21
Seller’s Chips	Section 1.4(b)
Seller’s FSA	Section 4.2(e)
Separate Proposal	Section 4.21
Shared Player	Section 4.24(c)
Shreveport JV	Preamble
Shreveport Purchased Interests	Recitals
Shreveport Seller 1	Preamble
Shreveport Seller 2	Preamble
Survey(s)	Section 4.15(a)
Survival Period	Section 7.1
Tax Claim	Section 4.16(e)
Tenant Lease Documents	Section 2.6(d)
Third-Party Claim	Section 7.4(a)
Third-Person Lease Documents	Section 2.6(d)
Title Company	Section 4.15(a)
Title Policies	Section 4.15(a)
Title Pro Forma	Section 4.15(a)
TRMG	Preamble
TRWH	Preamble
TRWH Regulatory Limitation	Section 4.4(d)
Updated Employee List	Section 4.2
Zoning Report(s)	Section 4.15(a)

Section 8.2            Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)               This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in Contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to Contracts executed in and to be performed entirely within the State of Delaware, without regard to the conflicts of laws principles thereof to the extent that the Laws of another jurisdiction would apply as a result of the application thereof.

(b)               Each of the parties hereto hereby irrevocably and unconditionally submits, for itself, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery or such Federal court, (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery or such Federal court, and (E) to the extent such party is not otherwise subject to service of process in the State of Delaware, appoints Corporation Service Company as such party’s agent in the State of Delaware for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state. Each of the parties hereby hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.4. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Notwithstanding the foregoing, each of Parent, the Seller Parties, the Buyers and TRWH hereby (i) agrees that any claim or dispute involving a TRWH Financing Source relating to this Agreement or any of the transactions contemplated hereby, including any claim or dispute arising out of or relating in any way to the TRWH Debt Financing or the performance thereof, shall be governed by the laws of the State of New York, without giving effect to any choice or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, (ii) irrevocably and unconditionally agrees, on behalf of itself and its Affiliates, that it will not bring or support any litigation against any TRWH Financing Source relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the TRWH Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 8.2(c) relating to the waiver of jury trial shall apply to any such action, suit or proceeding, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.4 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, and (v) agrees that a final judgment in any such action shall be conclusive and maybe enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY SUIT, ACTION OR PROCEEDING AGAINST ANY TRWH FINANCING SOURCE AND/OR ANY OF THEIR RESPECTIVE AFFILIATES AND/OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, CONTROLLING PERSONS, ADVISORS, AGENTS, ATTORNEYS AND REPRESENTATIVES OF ANY OF THE FOREGOING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.2(c).

Section 8.3            Specific Performance. Except as set forth in Section 6.2(c), the parties agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of Delaware or federal court in Delaware, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Each party further agrees that no other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.3, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.4            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) when transmitted via confirmed electronic mail; provided that if such email is delivered after 5:00 p.m. local time of the recipient, or on a day other than a Business Day, then on the next following Business Day, or (iii) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Sellers, to:

Eldorado Resorts, Inc.
100 West Liberty Street, Suite 1150
Reno, NV 89501
Attn: Edmund L. Quatmann
Email: equatmann@eldoradoresorts.com

with a copy (which shall not constitute notice) to:

Milbank LLP
2029 Century Park East, 33rd Floor
Los Angeles, CA 90067
Attn: Deborah Conrad
Email: dconrad@milbank.com

(b)	if to the Buyers, to:

Twin River Management Group, Inc.
100 Twin River Road
Lincoln, RI 02865
Attn: Craig Eaton
Fax: 401-727-4770
Email: ceaton@twinriver.com

with a copy (which shall not constitute notice) to:

Jones Day
250 Vesey Street, 33rd Floor
New York, NY 10281
Attn: Robert Profusek
Demetra Karamanos
Fax: 212-755-7306
Email: raprofusek@jonesday.com
dkaramanos@jonesday.com

Section 8.5            Interpretation.

(a)               When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement unless otherwise indicated. All Exhibits and Schedules of this Agreement are incorporated herein by reference. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. For purposes of this Agreement, (i) the word “or” is not exclusive and (ii) the words “herein,” “hereby,” “hereof,” “hereto” and “herewith” refer to this Agreement as a whole. The words “provided”, “delivered”, “made available” or other terms of like meaning shall mean that the referenced document or other material was (a) posted and accessible to the Buyers or their Representatives in the online “data room” hosted by Merrill DataSite at least two (2) Business Days prior to, and remained so posted and accessible through, the date of this Agreement or (b) transmitted to the Buyers or any of their Representatives by any other electronic means.

(b)               Each of the Disclosure Schedules and the Buyer Disclosure Schedules shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to vary the definition of “Material Adverse Effect” and no item in the Disclosure Schedules or the Buyer Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules or the Buyer Disclosure Schedules is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules or the Buyer Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules or the Buyer Disclosure Schedules is or is not in the Ordinary Course of Business for purposes of this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to the corresponding numbered schedule which is included in the Disclosure Schedules or the Buyer Disclosure Schedules, as applicable. Each numbered schedule in the Disclosure Schedules and the Buyer Disclosure Schedules shall be deemed to qualify the corresponding Section of this Agreement and any other Section to which the application of such disclosure is reasonably apparent on its face. It is specifically acknowledged that the Disclosure Schedules and the Buyer Disclosure Schedules may expressly provide exceptions to a particular Section of Article II (in the case of the Disclosure Schedules) or Article III (in the case of the Buyer Disclosure Schedules) notwithstanding that the Section does not state “except as set forth on Schedule ‘__’.”

(c)               The parties agree that, for the purposes of Article II (excluding Section 2.4(a)), Section 4.1, Section 4.3(a) and Section 4.16, and all capitalized terms used in each of the foregoing, any reference to “Company” or “Seller Party” (or the plural of either such term) shall be deemed to include the MontBleu Subsidiary.

Section 8.6            Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7            Entire Agreement. This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in full force and effect after the Closing. Each party hereto hereby agrees that, except for the representations and warranties contained in this Agreement, the certificates and other agreements delivered in accordance with this Agreement and the respective Disclosure Schedules, neither the Sellers, on the one hand, nor the Buyers, on the other, makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Representatives or other Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective Representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 8.8            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.9            Assignment. Except as provided in Section 8.20(d), without the prior written consent of all of the parties hereto, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise; provided that the Buyers may collaterally assign this Agreement to the TRWH Financing Sources. Any attempted assignment in violation of this Section 8.9 shall be void.

Section 8.10        Parties of Interest; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted successors and assigns, and except for the Buyer Indemnified Persons, the Seller Indemnified Persons and the TRWH Financing Sources (but only with respect to the provisions of Sections 8.2, 8.9, 8.10, 8.13 or 8.23, which are intended for the benefit of such TRWH Financing Sources), and as otherwise set forth in this Agreement, nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.11        Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or PDF file (portable document format file) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.12        Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.13        Amendment. This Agreement may not be amended other than by an instrument in writing signed on behalf of the Buyers and the Sellers; provided, that any amendment of Sections 8.2, 8.9, 8.10, 8.13 and 8.23 (or any other provision of this Agreement to the extent an amendment to such provision would modify the substance of such foregoing Sections), in each case to the extent such amendment would adversely affect the rights of a TRWH Financing Source under such Section, shall also be approved by such TRWH Financing Source (or by the party to the TRWH Debt Financing document resulting therefrom affiliated with such TRWH Financing Source).

Section 8.14        Extension; Waiver. At any time prior to the Closing, the Buyers, on the one hand, and the Sellers, on the other hand, may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant herein and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right or remedy hereunder shall impair such right or remedy or be construed as a waiver of, or acquiescence in, any breach hereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or any other right.

Section 8.15        Time of the Essence. Time is of the essence with respect to this Agreement and all the terms, provisions, covenants and conditions herein.

Section 8.16        Attorney-Client Privilege. Recognizing that Milbank LLP has acted as legal counsel to the Sellers and each Company, and that such law firm intends to act as legal counsel to the Sellers and their respective Affiliates (other than the Companies) after the consummation of the Closing, the Buyers agree that, as to all communications among Milbank LLP, the Companies and/or the Sellers or their respective representatives that (i) relate to the period prior to the consummation of the Closing or (ii) otherwise relate to the negotiations of, or the transactions contemplated by, this Agreement, the attorney-client privilege, the work product privilege, the expectation of client confidence and any other legal privileges or immunities belong to the Sellers and their respective Affiliates and may be controlled by the Sellers and their respective Affiliates and shall not pass to or be claimed by the Buyers, the Companies or any of their Affiliates or Subsidiaries or be waived by the Buyers, the Companies or any of their Affiliates or Subsidiaries. The Sellers and their respective Affiliates may assert the attorney-client privilege, the work product privilege, the expectation of client confidence and any other legal privilege or immunity against the Buyers, the Companies or any of their Affiliates or Subsidiaries to the fullest extent permitted by applicable Law. Notwithstanding the foregoing, in the event that a dispute arises between the Buyers, the Companies or any of their Subsidiaries or Affiliates and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Companies may assert the attorney-client privilege, the work product privilege or any other applicable privilege or immunity from disclosure to prevent disclosure of confidential communications by Milbank LLP to such third party; provided that neither the Companies nor any of their Affiliates or Subsidiaries may waive such privilege without the prior written consent of the Sellers.

Section 8.17        Representation. The Buyers hereby agree that, notwithstanding the fact that such law firm may be deemed from time to time to have acted as legal counsel to the Sellers and each Company prior to the Closing, following the Closing, Milbank LLP may act as legal counsel to the Sellers and/or their Affiliates, including in connection with any dispute relating to this Agreement or the transactions contemplated by this Agreement. The Buyers and the Companies hereby waive any conflicts of interest that may arise in connection with Milbank LLP representing one or more of the Sellers or their respective Affiliates after the Closing in connection with this Agreement and the transactions contemplated hereby, based on the fact that Milbank LLP may be deemed to have represented the Companies prior to the Closing or in connection with the transactions contemplated herein.

Section 8.18        Release.

(a)               Effective as of the Closing, to the extent permitted by applicable Law, except for any rights or obligations under this Agreement and the agreements to be entered into hereunder, each Seller, on behalf of itself and each of its Affiliates and each of its and their respective past, present and future Representatives, general or limited partners, management companies, members, stockholders, equity holders, controlling Persons, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, in such capacities, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges each Company and each of its past, present and future Representatives, general or limited partners, management companies, members, stockholders, equity holders, controlling Persons, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (in each case in their capacity as such) (collectively, the “Buyer Released Parties”) of and from any and all actions, proceedings, causes of action, executions, judgments, duties, dues, accounts, bonds, Contracts, Liabilities and covenants (whether express or implied), whatsoever whether in law or in equity (whether based upon contract, tort or otherwise), which the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case, arising from any cause, matter or event occurring prior to the Closing and, in each case, with respect to its ownership of equity interests in such Company or in its capacity as an Affiliate of such Company or a Representative, general or limited partner, management company, member, stockholder, equity holder, controlling Person, Subsidiary or Affiliate of such Company or an Affiliate of such Company; provided, that the release given under this Section 8.18(a) shall not apply to (i) any claims arising under this Agreement and the agreements to be entered into hereunder or any agreements, arrangements or understandings contemplated by the foregoing, (ii) any claims arising from any Seller Releasing Party’s employment with such Company or any Subsidiary of such Company or (iii) rights to indemnification under any employment or indemnification agreement or under the organizational documents of such Company or any Subsidiary of such Company.

(b)               Effective as of the Closing, to the extent permitted by applicable Law, except for any rights or obligations under this Agreement and the agreements to be entered into hereunder, each Buyer and each Company (collectively, in such capacities, the “Company Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges each Seller and each of its past or present general or limited partners, management companies, members, stockholders, equity holders, controlling Persons or any heir, executor, administrator, successor or assign of any of the foregoing (in each case in their capacity as such) (collectively, the “Seller Released Parties”) of and from any and all actions, proceedings, causes of action, executions, judgments, duties and Liabilities (whether express or implied), whatsoever whether in law or in equity (whether based upon contract, tort or otherwise), which the Company Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case, arising from any cause, matter or event occurring prior to the Closing and, in each case, with respect to its management, ownership or operation of the Companies; provided, that the release given under this Section 8.18(b) shall not apply to any claims arising under this Agreement and the agreements to be entered into hereunder or any agreements, arrangements or understandings contemplated by the foregoing.

Section 8.19        Parent Guarantee.

(a)               Parent hereby irrevocably and unconditionally, as primary obligor and not merely as surety, guarantees to the Buyers the full and timely payment by the Sellers when due of any obligation of the Sellers pursuant to this Agreement to the extent the same is required to be paid by the Sellers pursuant to the terms and subject to the conditions and limitations thereof.

(b)               Parent hereby represents and warrants to the Buyers as of the date hereof and as of the Closing as follows:

(i)                 Parent has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Parent and the performance by Parent of its obligations under this Agreement have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject, as to enforcement, to (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (B) general principles of equity; and

(ii)              The execution and delivery of this Agreement does not, and the performance by Parent of its obligations under this Agreement shall not, (A) conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent, (B) conflict with or violate any Law applicable to Parent, (C) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any material contract to which Parent is a party, or (D) require any material notices, reports or other filings by Parent with, nor any material consents by any Governmental Entity or other Person, except for any notice, report or other filing by Parent with, or any consent by, any Governmental Entity or other Person where the failure to make such notice, report or other filing with, or obtain such consent of, such Governmental Entity or other Person would not, individually or in the aggregate, reasonably be expected to impair or delay Parent’s performance of its obligations hereunder.

(c)               Parent shall not assign (whether by operation of law or otherwise) its rights, interests or obligations hereunder to any other Person without the prior written consent of the Buyers. Any attempted assignment in violation of this section shall be null and void; provided, that, notwithstanding anything to the contrary contained in this Agreement, nothing shall restrict Parent from the sale, transfer, exchange, assignment or other disposition by any means of a majority of its equity securities, or all or substantially all of its assets; provided, however, in connection with any such transaction, the successor to Parent or purchaser of substantially all of Parent’s assets shall expressly assume in writing Parent’s obligations hereunder, a copy of which written assumption agreement shall be provided to the Buyers.

Section 8.20        TRWH Guarantee; the Buyers.

(a)               TRWH hereby irrevocably and unconditionally, as primary obligor and not merely as surety, guarantees to the Sellers the full and timely payment by the Buyers when due of any obligation of the Buyers pursuant to this Agreement to the extent the same is required to be paid by the Buyers pursuant to the terms and subject to the conditions and limitations thereof.

(b)               TRWH hereby represents and warrants to the Sellers as of the date hereof and as of the Closing as follows:

(i)                 TRWH has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by TRWH and the performance by TRWH of its obligations under this Agreement have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by TRWH and constitutes the valid and binding obligation of TRWH, enforceable against TRWH in accordance with its terms, subject, as to enforcement, to (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (B) general principles of equity; and

(ii)              The execution and delivery of this Agreement does not, and the performance by TRWH of its obligations under this Agreement shall not, (A) conflict with, or result in any violation or breach of, any provision of the organizational documents of TRWH, (B) conflict with or violate any Law applicable to TRWH, (C) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any material contract to which TRWH is a party, or (D) require any material notices, reports or other filings by TRWH with, nor any material consents by any Governmental Entity or other Person, except for any notice, report or other filing by TRWH with, or any consent by, any Governmental Entity or other Person where the failure to make such notice, report or other filing with, or obtain such consent of, such Governmental Entity or other Person would not, individually or in the aggregate, reasonably be expected to impair or delay TRWH’s performance of its obligations hereunder.

(c)               TRWH shall not assign (whether by operation of law or otherwise) its rights, interests or obligations hereunder to any other Person without the prior written consent of the Sellers. Any attempted assignment in violation of this section shall be null and void; provided, that, notwithstanding anything to the contrary contained in this Agreement, nothing shall restrict TRWH from the sale, transfer, exchange, assignment or other disposition by any means of a majority of its equity securities, or all or substantially all of its assets; provided, however, in connection with any such transaction, the successor to TRWH or purchaser of substantially all of TRWH’s assets shall expressly assume in writing TRWH’s obligations hereunder, a copy of which written assumption agreement shall be provided to the Sellers.

(d)               Upon notice given to the Sellers by TRMG or TRWH pursuant to this Agreement not later than twenty (20) Business Days after the date hereof, TRMG shall designate one or more newly formed Delaware corporations, limited liability companies or limited partnerships as a Buyer or the Buyers hereunder. Doing so shall not affect the obligations of TRMG or TRWH hereunder and such entities shall without further action automatically be a “Buyer” or the “Buyers” for all purposes of this Agreement. All representations, warranties and covenants herein applicable to a Buyer or the Buyers shall apply retroactively to such Subsidiaries to the date hereof. If no such newly formed Subsidiaries is so designated, then TRMG itself shall be the “Buyer” and “Buyers” for all purposes of this Agreement.

Section 8.21        Gaming Laws and Liquor Laws. Notwithstanding anything to the contrary in this Agreement, this Agreement is subject to the Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages and/or tobacco, as applicable.

Section 8.22        Supremacy of the FTC Order. Subject to the rights of the Buyers and the Sellers to terminate this Agreement pursuant to Section 4.25, this Agreement and the other agreements contemplated by this Agreement do not limit the terms of the FTC Order or the obligations of the Sellers under the FTC Order. To the extent any provision in this Agreement or the other agreements contemplated by this Agreement varies from or conflicts with any provision in the FTC Order such that Seller cannot fully comply with both, the Sellers shall comply with the FTC Order and shall not be considered in breach of this Agreement for taking actions required to be taken to comply with the FTC Order.

Section 8.23        Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, each of the Parent and Seller Parties agrees and acknowledges, both for itself and its Affiliates and each of its and its Affiliates’ stockholders, partners, members, directors, officers, employees, control persons and agents (collectively, the “Parent Related Parties”), that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had by any Parent Related Party against any TRWH Financing Source (in their capacities as such) and no TRWH Financing Source (in their capacities as such) shall have any liability or obligation to any Parent Related Party in connection with this Agreement, the TRWH Debt Financing or the transactions contemplated hereby or thereby, in any case whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any TRWH Financing Source (in their capacities as such) for any obligation of Buyers under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation (it being understood that this Section 8.23 shall not limit any rights such Parent or Seller Party may have against the Buyer, including rights to seek specific performance of Buyer’s obligations under Section 8.3). No TRWH Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

SELLERS:

ELDORADO SHREVEPORT #1, LLC

By:	/s/ Edmund L. Quatmann, Jr.
	Name:	Edmund L. Quatmann, Jr.
	Title:	Executive Vice President, Chief Legal Officer and Secretary

ELDORADO SHREVEPORT #2, LLC

By:	/s/ Edmund L. Quatmann, Jr.
	Name:	Edmund L. Quatmann, Jr.
	Title:	Executive Vice President, Chief Legal Officer and Secretary

NEW TROPICANA OPCO, INC.

By:	/s/ Edmund L. Quatmann, Jr.
	Name:	Edmund L. Quatmann, Jr.
	Title:	Executive Vice President, Chief Legal Officer and Secretary

COMPANIES:

ELDORADO CASINO SHREVEPORT JOINT VENTURE

By:	/s/ Edmund L. Quatmann, Jr.
	Name:	Edmund L. Quatmann, Jr.
	Title:	Executive Vice President, Chief Legal Officer and Secretary

COLUMBIA PROPERTIES TAHOE, LLC

By:	/s/ Edmund L. Quatmann, Jr.
	Name:	Edmund L. Quatmann, Jr.
	Title:	Executive Vice President, Chief Legal Officer and Secretary

[Signature page to Equity Purchase Agreement]

PARENT: ELDORADO RESORTS, INC.

By:	/s/ Edmund L. Quatmann, Jr.
	Name:	Edmund L. Quatmann, Jr.
	Title:	Executive Vice President, Chief Legal Officer and Secretary

[Signature page to Equity Purchase Agreement]

BUYER:

TWIN RIVER MANAGEMENT GROUP, INC.

By:	/s/ Craig Eaton
	Name:	Craig Eaton
	Title:	Executive Vice President and General Counsel

TRWH:

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:	/s/ Craig Eaton
	Name:	Craig Eaton
	Title:	Executive Vice President and General Counsel

[Signature page to Equity Purchase Agreement]

SCHEDULE I

PURCHASED INTERESTS

Company – Purchased Interests

Seller Name	Ownership Interests	Buyer
MontBleu Seller	100% of the outstanding equity interests of Columbia Properties	Twin River Management Group, Inc. (or such other Buyer as may be designated pursuant to Section 8.20(d))
Shreveport Seller 1	98.69% of the outstanding equity interests of Shreveport JV	Twin River Management Group, Inc. (or such other Buyer as may be designated pursuant to Section 8.20(d))
Shreveport Seller 2	1.31% of the outstanding equity interests of Shreveport JV	Twin River Management Group, Inc. (or such other Buyer as may be designated pursuant to Section 8.20(d))